 As filed with the Securities and Exchange Commission on October 25, 1999

                                                     Registration No. 333-78365

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             Amendment No. 2
                                      To
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------

                                 eCollege.com
            (Exact name of registrant as specified in its charter)

        Delaware                     7379                     84-1351729
    (State or Other      (Primary Standard Industrial      (I.R.S. Employer
    Jurisdiction of       Classification Code Number)       Identification
    Incorporation or                                           Number)
     Organization)

                                ---------------

                          10200 A East Girard Avenue
                            Denver, Colorado 80231
                                (303) 873-7400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                             Mr. Robert N. Helmick
                     President and Chief Executive Officer
                                 eCollege.com
                          10200 A East Girard Avenue
                            Denver, Colorado 80231
                                (303) 873-7400
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                ---------------

                                with copies to:
      Richard R. Plumridge, Esq.              James C.T. Linfield, Esq.
       John E. Hayes, III, Esq.                  Cooley Godward LLP
                                          2595 Canyon Boulevard, Suite 250
        Lexi Methvin, Esq.
    Brobeck, Phleger & Harrison LLP            Boulder, Colorado 80302
 370 Interlocken Boulevard, Suite 500              (303) 546-4000
      Broomfield, Colorado 80021
            (303) 410-2000

                                ---------------


  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                                ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this preliminary prospectus is not complete and  +
+may be changed. We may not sell these securities until the registration       +
+statement filed with the Securities and Exchange Commission is effective. + +This preliminary prospectus is not an offer to sell these securities and it + +is not soliciting an offer to buy these securities in any state where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 25, 1999

                             4,500,000 Shares


                      [LOGO OF eCOLLEGE.COM APPEARS HERE]

                                  Common Stock

  This is an initial public offering of common stock of eCollege.com. We are offering 4,500,000 shares in this offering. No public market currently exists for our common stock.

  We anticipate that the initial public offering price will be between $8.00 and $10.00 per share. We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "ECLG."

                                  -----------

  Investing in our common stock involves risks. See "Risk Factors" on page 9.

                                  -----------

                                        Per Share Total
                                        --------- -----
Public offering price                      $      $
Underwriting discounts and commissions     $      $
Proceeds to us                             $      $

  The underwriters have an option to purchase 675,000 additional shares of common stock from us at the initial public offering price to cover over-allotments of shares at anytime until 30 days after the date of this prospectus.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

Banc of America Securities LLC

                                                         William Blair & Company

                  The date of this prospectus is      , 1999.

[picture of eCollege.com's homepage from its website with text "eCollege.com is about possibilities. Not merely the possibilities that arise in the wake of classrooms without walls, but also those which occur when educators are given the ability to communicate with students through a whole new medium. At eCollege.com, our sole purpose is to provide educators and students with unparalleled options for learning - not only to extend the classroom, but to elevate its potential."]

[gatefold picture--picture of representative eCollege Campus home page with text "eCollege is a complete solution for educators seeking to create an online campus for students taking online courses or course supplements to on-campus courses. eCollege Campus includes all the traditional on-campus services in the online environment, such as registration, course catalog, campus library integration, bookstore, student services, and bursar's office." Picture of representative home page using eCompanion with text "eCompanion is designed for faculty who teach in a classroom and want to use the power of the Internet to make teaching easier and more effective. It has all the great communication features of eCollege.com's eToolKit, plus it allows educators to make lectures available online, conduct online practice tests, guide students to Internet resources, share documents and continue class discussion outside of the classroom. And students and educators can access their eCompanion from any Web browser, anywhere, anytime." Picture of representative home page using eCourse with text "eCourse provides educators with an easy to use set of tools for managing and delivering online courses over the Internet. eCourse includes everything you need for course management, outlining assignments, delivering lectures, testing, grading and interacting with students. And students and educators can access their eCourse from any Web browser, anywhere, anytime." Picture of representative home page using eToolKit with text "eToolKit is a free set of online tools that allow educators to easily create a secure and private Internet environment for their courses. Educators can post and update their syllabus, build an online calendar, automatically email the class without having to track down student email addresses, post grades, and more. And students and educators can access eToolKit from any Web browser, anywhere, anytime." Graphic also includes captions "eCollege.com webifies Universities" and "Educators working for Educators," together with the company's logo.]

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4

Risk Factors.............................................................   9

Use of Proceeds..........................................................  19

Dividend Policy..........................................................  19

Capitalization...........................................................  20

Dilution.................................................................  22

Selected Financial Data..................................................  23

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  25

Business.................................................................  34

Management...............................................................  44

Certain Transactions.....................................................  54

Principal Stockholders...................................................  57

Description of Capital Stock.............................................  58

Shares Eligible for Future Sale..........................................  61

Underwriting.............................................................  63

Legal Matters............................................................  65

Experts..................................................................  65

Additional Information...................................................  65

Index to Financial Statements............................................ F-1

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully. Unless otherwise indicated, all information contained in this prospectus assumes that the underwriters will not exercise their over-allotment option. This prospectus contains forward-looking statements, which involve risks and uncertainties. eCollege.com's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. Unless otherwise indicated, all information contained in this prospectus reflects the conversion of our outstanding preferred stock into common stock and a two for three reverse stock split of our common stock and preferred stock.

                                  eCollege.com


   eCollege.com, formerly Real Education, Inc., is a leading provider of technology and services that enable colleges and universities to offer an online environment for distance and on-campus learning. Our software and services allow colleges and universities to outsource the creation, launch, management and support of a comprehensive online education platform. Our comprehensive solution consists of online campuses, courses, course supplements and support services, including design, development, management and hosting services, as well as ongoing administration, faculty and student support. We can create and deliver a complete online campus, including training of faculty and administration, typically in 60 business days. We charge our customers an upfront fee for creating an online campus and for developing each course. In addition, we charge a per student fee for each student enrolled in a course utilizing our solution, and ongoing fees for maintenance, support and faculty training. Our technology enables our customers to reach a large number of additional students who wish to take online courses at convenient times and locations. Our customers can also use our technology to supplement their on-campus courses with an online learning environment.

   As of September 30, 1999, we had 112 contracts covering over 140 individual campuses. Since our inception our customers have purchased or ordered more than 2,000 online courses from us. For the Fall 1999 term, our customers have approximately 12,000 student enrollments in online courses provided by us.

   The Internet's universal accessibility and real-time interactivity make it an ideal platform for distance learning and for providing online course supplements for on-campus classes. Accordingly, distance learning has become a fast growing segment of the education marketplace. International Data Corporation estimated that the number of Web users worldwide would exceed 95 million by the end of 1998 and will grow to over 320 million by the end of 2002. International Data Corporation also estimates that approximately 85% of higher education institutions will offer distance learning courses by 2002 and that the number of students taking such courses will increase by more than 30% per year through 2002. In addition, educators are increasingly using the Internet to supplement their on-campus course offerings. Despite this projected growth, colleges and universities face several challenges in delivering high quality online courses. Effective online education requires that students receive a learning experience of comparable quality, content and student/faculty interaction to an on-campus education. In addition, we believe that many colleges and universities have found internally developed solutions to be time-consuming, expensive and difficult to implement. As a result of these challenges, a growing number of colleges and universities are outsourcing the development and maintenance of their online campus and courses.

   Our solution is designed to be flexible to meet the online learning needs of colleges and universities and their students. Our comprehensive suite of products enables colleges and universities to either completely outsource the development of their online campus and courses or to select those products that meet their needs.

   The eCollege.com solution has the following key elements:

   Comprehensive Products and Services. We provide a comprehensive suite of software consisting of online campuses, courses, course supplements and services, including design, development, management, and hosting services, as well as ongoing administration, faculty and student support. We can create an online campus which replicates key services of a physical campus, including admissions, registration, bookstore, library, academic advising, career counseling, student union, bursar's office and financial aid services. We can also work with faculty to convert courses for online delivery or provide online supplements for on-campus courses. We host the online campuses, courses and course supplements on our reliable infrastructure.

   Rapid, Cost-Effective Development of Online Campuses and Courses. We can create and deliver a complete online campus, including training of faculty and administration, typically in 60 business days. Our flexible pricing structure allows our customers to purchase products and services that meet their needs. We believe most colleges and universities would incur substantially greater costs to develop a comparable solution internally.

   Easy Online Course Development. We typically work with faculty members to convert courses into effective presentations designed for delivery over the Internet using an array of course design tools and support services. Our automated, user-friendly authoring tools enable faculty with little or no programming experience to develop and update their courses through a standard Web browser.

   Easy to Use Online Learning Environment. We believe our online campuses and courses are easy for students and faculty to use and our other services, such as faculty and student support, allow colleges and universities to provide a well-supported online learning environment. Using a standard Web browser, students and faculty access the online campus and courses, which include easily navigable screens and rich multimedia content.

   Standard, Scalable Technology. We integrate industry standard, open technology to provide a scalable and reliable delivery system. We have made significant investments in our infrastructure and technical support to ensure the reliability and scalability of our solution. We utilize multiple or "redundant" high bandwidth sources for Internet connections. As a result, we are capable of achieving nearly 100% uptime.

   We target more than 3,800 colleges and universities in the United States and Canada. We first began delivering courses in 1996 to the University of Colorado. In mid-1998, we significantly increased our sales force and have entered into more than 90 new contracts since then. Our management team and sales force have significant experience in the education industry, which we believe will continue to be a key factor in our ability to increase our customer base. The following list demonstrates the geographic diversity of some of our well-known customers: University of Colorado, Seton Hall University, Eastern Michigan University, University of Pennsylvania, Connecticut State University System, Keller Graduate School of Management, Rutgers University, The University of North Carolina at Greensboro, California State University-- Hayward, The University of Montana and The University of Wyoming. In addition, we have contracts with several providers of continuing education and corporate training, including DeVry/Becker Educational Development Corp., Earth Tech, Inc., National Association of Realtors and Palmer Chiropractic University Foundation d/b/a Palmer Institute for Professional Advancement.

   Our objective is to become the leading provider of outsourced online learning solutions for colleges and universities and to further develop our presence within the continuing education and corporate training markets. The key elements of our growth strategy are to:

   Add Additional Colleges and Universities. Using a focused regional approach, we are actively targeting more than 3,800 colleges and universities. We are also increasing our marketing efforts, including increased print and online media advertising and greater participation in trade shows and executive speaking engagements.

   Increase Course Offerings and Enrollments with Existing Customers. In order to increase course offerings and student enrollments, we recently implemented a $10 million grant program designed to assist new and existing customers in increasing the number of online courses they offer using our solution. The grants will be used by our customers to increase marketing of our customers' online courses, increase the online teaching skills of our customers' educators, as well as fund the purchase of computer equipment to allow our customers to facilitate online education.

   Further Develop Relationships with Existing Customers. We seek to build long-term relationships with colleges and universities and their faculties so that the online campus becomes an important extension of the college or university. We believe this will be a key factor in our ability to serve additional departments within the college or university.

   Unbundle and Expand Product Offerings for New and Existing
Customers. Historically we marketed and sold our campus product bundled with a minimum number of courses, as well as maintenance and support. We recently unbundled these offerings in order to provide our potential customers with greater flexibility in meeting their individual needs. Customers can also purchase implementation services and training on an as-needed basis. We believe this sales approach will expand the number of prospects that will be interested in purchasing our product and services. In addition, we have recently introduced several new products to expand our targeted online education market.

                         Recent Operating Results

   Based on preliminary information as to our recent results of operations, we
had revenue of approximately $    for the nine months ended September 30, 1999.
Our operating loss for the nine months ended was approximately $   .


                                  Risk Factors

   Investing in our common stock involves a high degree of risk. Risk factors of this offering include:

    . our limited operating history;

    . our history of more than $17 million of losses since inception and expected future losses;

    . our unproven business model;

    . our highly competitive market;

    . our reliance on a single service offering; and

    . the uncertain acceptance of online learning by academics and educators.

For a discussion of these and other risk factors you should consider carefully before you decide to buy our common stock, see "Risk Factors."

                                  The Offering

Common stock offered by us........ 4,500,000 shares

Common stock outstanding after
 this offering.................... 13,862,395 shares

Use of proceeds................... To fund anticipated operating losses, to substantially increase promotional and
                                   marketing activities and for other general
                                   corporate purposes, including adding
                                   personnel to expand development and
                                   marketing capacities. A portion of the net
                                   proceeds may also be used for the
                                   acquisition of businesses, products,
                                   services or technologies that are
                                   complementary to those of eCollege.com. See
                                   "Use of Proceeds."

Proposed Nasdaq National Market    ECLG
 symbol...........................

   The common stock to be outstanding after this offering is based on shares outstanding as of September 30, 1999 and excludes 1,880,126 shares of common stock issuable upon the exercise of outstanding stock options and 686,519 shares of common stock issuable upon the exercise of outstanding warrants. The outstanding options and warrants, have an aggregate, weighted-average exercise price of $4.41. See "Capitalization" and Note 4 in the notes to financial statements.

                                ----------------

   Our company was incorporated in Colorado on July 26, 1996 and was reincorporated in Delaware as eCollege.com on June 22, 1999. Our principal executive offices are located at 10200 A East Girard Avenue, Denver, Colorado 80231. Our telephone number is (303) 873-7400. Information contained on our Website is not incorporated by reference into this prospectus and you should not consider such information a part of this prospectus.

   eCollege.com, our logo, eCollege System, eCollege Campus, eCollege eCourse, eTeaching Solutions, eCompanion and eToolKit are service marks of eCollege.com. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                             Summary Financial Data

   The following table sets forth our summary financial data. You should read this information together with the financial statements and the notes to those statements beginning on page F-1 of this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Please see Note 2 in the notes to financial statements for the method of computing pro forma basic and diluted net loss from continuing operations per share.

                              Period from     Year Ended December    Six Months Ended
                             July 26, 1996            31,                June 30,
                          (inception) through --------------------  --------------------
                           December 31, 1996    1997       1998       1998       1999
                          ------------------- ---------  ---------  ---------  ---------
                                                                        (Unaudited)
                                (In thousands, except share and per share data)
Statement of Operations
 Data:
Revenue:
 Campus and course de-
  velopment fees........           $  --         $  628    $ 1,086    $   406    $   658
 Student fees...........              22            400        579        221        737
                               ---------      ---------  ---------  ---------  ---------
 Total revenue..........              22          1,028      1,665        627      1,395
Cost of revenue.........             110            528      2,065        456      2,737
                               ---------      ---------  ---------  ---------  ---------
 Gross profit (loss)....             (88)           500       (400)       171     (1,342)
Operating expenses:
 Selling and marketing..              25            106      3,394        869      3,188
 General and administra-
  tive..................             249            768      2,509      1,217      1,778
 Development............              60            212      1,099        225      1,358
                               ---------      ---------  ---------  ---------  ---------
 Total operating ex-
  penses................             334          1,086      7,002      2,311      6,324
                               ---------      ---------  ---------  ---------  ---------
Net loss from opera-
 tions..................            (422)          (586)    (7,402)    (2,140)    (7,666)
Other income (expense),
 net....................              18            (29)       112         89        202
                               ---------      ---------  ---------  ---------  ---------
Net loss from continuing
 operations.............           $(404)        $ (615)   $(7,290)   $(2,051)   $(7,464)
                               =========      =========  =========  =========  =========
Net loss from continuing
 operations applicable
 to common stockhold-
 ers....................           $(404)        $ (674)   $(7,993)   $(2,360)   $(8,715)
                               =========      =========  =========  =========  =========
Basic and diluted net
 loss from continuing
 operations per common
 share..................           $  --         $(0.16)    $(1.58)    $(0.47)    $(1.70)
Weighted average common
 shares outstanding--ba-
 sic and di-
 luted..................              --      4,107,964  5,074,697  5,037,683  5,135,349
Pro forma net loss from
 continuing operations
 per common share--basic
 and diluted (unau-
 dited).................                                   $ (1.02)   $ (0.30)   $ (0.81)
Pro forma weighted aver-
 age common shares out-
 standing--pro forma ba-
 sic and diluted (unau-
 dited).................                                 7,120,022  6,890,806  9,235,527

   The following table is a summary of our balance sheet data. The pro forma column reflects the automatic conversion of all shares of our preferred stock into common stock upon completion of this offering. The pro forma as adjusted column also reflects our receipt of the estimated net proceeds of the 4,500,000 shares of common stock we are selling in this offering at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and expenses.

                                                     June 30, 1999
                                           -----------------------------------
                                                                    Pro Forma
                                           Actual     Pro Forma    As Adjusted
                                           -------  -------------- -----------
                                                     (Unaudited)
                                                    (In thousands)
Balance Sheet Data:
Cash and cash equivalents................. $ 6,318      $6,318       $43,009
Working capital ..........................   4,095       4,095        40,786
Total assets..............................  10,506      10,506        47,197
Total liabilities.........................   4,235       4,235         4,235
Mandatorily redeemable, convertible
 preferred stock..........................  23,150         --            --
Total stockholders' equity (deficit)...... (16,879)      6,271        42,962

                                  RISK FACTORS

   You should consider carefully the risks described below before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also adversely impact our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

   This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are usually accompanied by words such as "believes," "anticipates," "plans," "expects" and similar expressions. Our actual results may differ materially from the results discussed in the forward-looking statements because of factors such as the Risk Factors discussed below.

Our prospects are difficult to evaluate because we have only been operating our business since July 1996

   We began offering our services in July 1996. Accordingly, we have a limited operating history from which you may evaluate our business and prospects. Our revenue growth to date may not be indicative of our future operating results. As an early stage company in the new and rapidly changing market for online education services, we face numerous risks and uncertainties. Some of these risks relate to our ability to:

  . maintain and increase our college and university customer base;

  . increase courses and enrollments at our customers' online campuses;

  . implement an evolving and unproven business model;

  . compete favorably in a highly competitive market;

  . expand our service offerings;

  . attract, motivate and retain qualified employees;

  . access sufficient capital to support our growth;

  . build an infrastructure to effectively handle our growth; and

  . upgrade and enhance our technologies.

   We may not be successful in addressing these risks, and the failure to do so would have a material adverse effect on our business and financial results.


We have a history of net operating losses and expect net operating losses and negative cash flow for the foreseeable future

   We have experienced net operating losses each year since our inception in July 1996, including losses of $422,075 for the period from inception to December 31, 1996, and $585,800 and $7,402,336 for the years ended December 31, 1997 and 1998, respectively, and $7,666,582 for the six months ended June 30, 1999. We may never achieve profitability, and if we do, we may not be able to sustain profitability. We have invested heavily to develop our services and establish our development, sales and marketing capabilities. We believe that our success depends, among other things, on our ability to develop new relationships with colleges and universities and maintain existing customer relationships. Accordingly, we intend to continue to incur significant expenses for development and sales and marketing. As such, we expect to continue experiencing net operating losses and negative cash flow for the foreseeable future. To the extent our sales and marketing efforts do not significantly increase our revenues, our business and financial results will be materially and adversely affected.

Our operating results are likely to fluctuate significantly and may be below the expectations of analysts and investors

   Because of our limited operating history and the emerging nature of the online learning market, we may be unable to accurately forecast our revenues. The sales cycle for our solution varies widely and it is difficult for us to predict the timing of particular sales, the rate at which online campuses, courses and/or course supplements will be implemented or the number of students who will enroll in the online courses. The cancellation or delay of even a small number of campus and/or course implementations could cause our revenues to fall short of projections. Since most of our costs are fixed and are based on anticipated revenue levels, small variations in the timing of revenue recognition could cause significant variations in operating results from quarter to quarter. Sales and operating results may fluctuate from quarter to quarter depending on:

  . our ability to attract and retain colleges and universities;

  . our ability to successfully implement online campuses and courses;

  . our ability to sell support services;

  . the number of online courses that our customers offer each term;

  . the number of students who enroll in our customers' online courses each term;

  . the amount and timing of operating costs and capital expenditures relating to expansion of our business;

  . our introduction of new or enhanced services and products, and similar introductions by our competitors;

  . the budgetary cycles of colleges and universities;

  . the seasonality inherent in the academic calendar;

  . our ability to upgrade and develop our systems and infrastructure;

  . our ability to attract, motivate and retain personnel;

  . technical difficulties in delivering our services;

  . governmental regulation; and

  . general economic conditions.

   As a result, we believe that quarter-to-quarter comparisons of our sales and operating results are not necessarily meaningful, and that such comparisons may not be accurate indicators of future performance. Since we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant decrease in revenue would likely have an immediate material adverse effect on our business and financial results. In addition, if our future operating results are below the expectations of securities analysts or investors, our stock price may decline.

We cannot predict our success because our business and pricing models are unproven

   Our success depends on our ability to generate revenues by providing online learning solutions to colleges and universities. The viability and profitability of this model are unproven. To be successful, we must develop and market solutions that achieve broad market acceptance with both colleges and universities and their students. Online learning, in general, and our solutions, in particular, may not achieve broad market acceptance. In addition, our pricing model generally includes initial campus and course development fees from colleges and universities, fees for student and faculty support and a per student fee for each enrollment in an online course. Our contracts do not require customers to guarantee any minimum number of student enrollments or to commit to developing any courses. This pricing model may not be successful and it may not achieve or maintain revenue growth in the future. The failure of either our business model or our pricing model would have a material adverse affect on our business and financial results.

Our sales cycle is lengthy and can vary widely

   The sales cycle between initial customer contact and signing of a contract varies widely, reflecting differences in our customers' decision-making processes and budget cycles. As a result, we may not be able to forecast the timing and amount of specific sales and resulting revenue. Our customers typically conduct extensive and lengthy evaluations before committing to our system. Delays in the sales cycle can result from, among other things, changes in a college or university's budget, the need for approval from both the customer's administration and faculty, and the need to educate a college or university as to the potential applications of and cost savings associated with our services. We generally have little or no control over these factors, which may cause a potential customer to favor a competitor's solution, or to delay or forego purchases altogether. The delay in or failure to complete planned transactions could have a material adverse effect on our business and financial results and could cause our financial results to vary significantly from period to period.

Since our business focuses solely on online education, we are particularly vulnerable to uncertain market acceptance, competing services, implementation difficulties and other factors that could inhibit our ability to generate sales and achieve market penetration

   We currently derive substantially all of our revenues from developing and delivering our online education platform. We expect that revenues from these services will continue to account for substantially all of our revenues in future periods. Consequently, if online learning does not become a widely accepted alternative and/or companion to classroom instruction, our business will not be successful. Our inability to generate sufficient sales and achieve market penetration of our service due to competitive factors, implementation difficulties or other reasons would have a material adverse effect on our business and financial results.

We may have difficulty identifying and meeting the needs of colleges and universities

   We may not be able to accurately determine customer requirements or deliver features and functions that will satisfy customer demands. Furthermore, even if we correctly identify our customers' requirements, we may not be able to design and implement services incorporating these features in a timely and efficient manner. Our failure to determine and address customer requirements in a timely and efficient manner would have a material adverse effect on our business and financial results.

Online learning may not be broadly accepted by academics and educators

   Through our relationships with educational institutions and educators we understand that some academics and educators are opposed to online learning in principle. They also have expressed concerns regarding the perceived loss of control over the education process that can result from the outsourcing of online campuses and courses. Some of these critics, particularly college and university professors, have the capacity to influence the market for our services, and their opposition could have a material adverse impact on our business and financial results. Further, the growth and development of the market for online learning has resulted in some concerns from the academic community about the protection of intellectual property associated with course content, which may impose additional burdens on companies offering online learning. We are unaware of any legal action resulting from course content being delivered over the Internet. The adoption of any additional laws or regulations may impair the growth of online learning, which could have a material adverse effect on our business and financial results.

The market for online learning in higher education is in an early stage and may not continue to develop

   The market for online learning is new and emerging. Although online learning solutions have been available for several years, they currently represent only a small portion of the overall higher education market. Accordingly, our success depends upon colleges and universities adopting online learning solutions. Although we have entered into contracts with some colleges and universities, these colleges and universities may not continue to use the online learning solutions we provide. Further, given their relatively early entry into the market for online learning, the colleges and universities with which we have contracts are likely to be less risk-averse than most colleges and universities. Accordingly, the rate at which we have been able to enter into contracts with colleges and universities in the past may not be indicative of the rate at which we will be able to enter into contracts in the future. The use of online learning solutions may not become widespread and our services may not achieve commercial success. In addition, colleges and universities that have already invested substantial resources in other nontraditional methods of instruction may be reluctant to adopt new methods that compete with their existing offerings. Any failure of online learning to gain continuing market acceptance would have a material adverse effect on our business and financial results.

We operate in a highly competitive market and we may not have adequate resources to compete successfully

   The online learning market is quickly evolving and is subject to rapid technological change. Although the market is highly fragmented with no single competitor accounting for a dominant market share, competition is intense. Our competitors vary in size and in the scope and breadth of the products and services they offer. Competition is most intense from colleges' and universities' internal information technology departments. Some colleges and universities construct online learning systems utilizing in-house personnel and creating their own software or purchasing software components from a vendor. We also face significant competition from a variety of companies including: (1) other companies which seek to offer a complete solution including software and services, (2) software companies with specific products for the college and university market, (3) systems integrators and (4) hardware vendors.

   Other competitors in this market include a wide range of education and training providers. These companies use video, cable, correspondence, CD-ROM, computer-based training, and online training.

   We believe that the level of competition will continue to increase as current competitors increase the sophistication of their offerings and as new participants enter the market. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Certain competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to systems development than we can. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures we face. Increased competition may result in reduced operating margins, as well as loss of market share and brand recognition. We may not be able to compete successfully against current and future competitors, and competitive pressures we face could have a material adverse effect on our business and financial results.

Our market is characterized by rapid technological change, and our services may become obsolete or unmarketable

   The market for our software and services is characterized by rapid technological change, changes in customer demands and evolving industry standards. The introduction of services embodying new technologies and the emergence of new industry standards can render existing services obsolete and unmarketable. To succeed, we must address the increasingly sophisticated needs of higher education by improving our software and services to keep pace with technological developments, emerging industry standards and customer requirements. We may not be able to do so successfully.

Government regulations, including those relating to the Internet in general and to our industry in particular, could adversely affect our business

   Our operating results could be impaired if we become subject to burdensome government regulation and legal uncertainties. We may be subject to certain government laws and regulations, such as the Family

Educational Rights and Privacy Act. Our violation of these statutes, or of any other law or regulation, could have a material adverse effect on our business and financial results. In addition, it is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to

  . user privacy;

  . pricing;

  . content;

  . copyrights;

  . distribution; and

  . characteristics and quality of products and services.

   The adoption of any additional laws or regulations may decrease the popularity or expansion of the Internet. A decline in the growth of the Internet could decrease demand for our products and services and increase our cost of doing business. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many issues including property ownership, intellectual property, export of encryption technology, sales tax, libel and personal privacy. Our business and financial results could be seriously harmed by any new legislation or regulation of these types. There are an increasing number of laws and regulations pertaining to the Internet. These laws and regulations relate to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business.

College and university accreditation standards could adversely affect our business

   Many colleges and universities are accredited by regional accreditation organizations whose approval may be required for the college or university to offer courses over the Internet. Any delay in, or failure to receive, such approval could limit or prevent a college or university from using our solution, which would adversely affect our business and financial results.

We are dependent on government funding of higher education

   Federal and state governments provide various forms of direct and indirect support for higher education, including guaranteed student loan programs as well as direct subsidies and grants. Accordingly, most of the colleges and universities we serve and intend to serve in the future depend substantially on government funding. Thus, decreases or delays in government funding of higher education could affect student enrollments and impede an institution's ability to fund an online learning program. Any decrease or delay in government funding could therefore have a material adverse effect on our business and financial results.

Managing our growth effectively may be difficult

   We are currently experiencing a period of significant expansion, which may be difficult to manage. Our growth has placed, and any further growth is likely to continue to place, a significant strain on our managerial, operational, financial and other resources. We have grown from 17 employees as of July 31, 1996 to 245 employees as of September 30, 1999. This growth will require us to implement additional management information systems, to further develop our operating, administrative, financial and accounting systems and controls and to maintain close coordination among our technology development, accounting, finance, marketing, sales, and customer service and support departments. If we cannot effectively manage our expanding operations, we may not be able to continue to grow, or may grow at a slower pace. Our failure to successfully manage growth and to develop financial controls and accounting and reporting systems or to add and retain personnel that adequately support our growth would have a material adverse effect on our business and financial results.

We must expand our customer service and support department and it may be difficult for us to do so

   As we increase the number of colleges and universities we serve, we will require greater numbers of development personnel and account service representatives to ensure rapid and successful implementation of our solution. For these positions, we seek individuals with postgraduate degrees and we face great competition in hiring them. We may not be able to increase the size of our customer service and support department on a timely basis, or at all, and we may not be able to provide the high level of support required by our customers, especially during the initial implementation and development of our services. As of September 30, 1999, we had 105 individuals in various departments servicing our customers. In the past we have not experienced any difficulty providing customer support. Our failure to continue to provide a high level of customer support would have a material adverse effect on our business and financial results.

Our network infrastructure and computer systems may fail

   The continuing and uninterrupted performance of our network infrastructure and computer systems is critical to our success. Any system failure that causes interruptions in our ability to provide service to our customers or their students could reduce customer satisfaction and, if sustained or repeated, would reduce the attractiveness of our solution to higher education providers or their students. An increase in the number of online campuses delivered through our servers could strain the capacity of our software or hardware, which could lead to slower response times or system failures. To the extent we do not successfully address any capacity constraints, such constraints would have a material adverse effect on our business and financial results.

   Our operations are dependent upon our ability to protect our computer systems against damage from fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. In addition, the failure of our telecommunications provider or our network backbone provider, which provides us with our Internet connection, to provide the data communications capacity and network infrastructure in the time frame we require could cause service interruptions or slower response times. Despite precautions we have taken, unanticipated problems affecting our systems have from time to time in the past caused, and in the future could cause, interruptions or delays in the delivery of our solutions. Any damage or failure that interrupts or delays our operations could have a material adverse effect on our business and financial results.

Our network may be vulnerable to security risks

   Our success depends on our ability to provide superior network security protection and the confidence of our customers in that ability. Our system is designed to prevent unauthorized access from the Internet and, to date, our operations have not been affected by security breaks; nevertheless, in the future we may not be able to prevent unauthorized disruptions of our network operations, whether caused unintentionally or by computer "hackers." As such, disruptions may result in liability to us and harm to our customers, and our failure to prevent such disruptions would have a material adverse effect on our business and financial results.

Our success depends on maintenance and continued development of the Internet's infrastructure

   Our success depends, in large part, upon the maintenance of the Internet's infrastructure with the necessary speed, data capacity and security, and timely development of enabling products such as high speed modems, for providing reliable Web access and services as well as improved content. We currently depend on Web servers located in three commercial data centers, commonly known as Web "server farms," to provide us a network backbone connection and are in the process of increasing our number of Web server farms to five. Increases in the number of users, frequency of use or bandwidth requirements may strain the Internet's infrastructure and degrade the performance and reliability of the Web. Furthermore, the Web has experienced a variety of outages and delays as a result of damage to portions of its infrastructure, and any future outages or delays could adversely affect our online campuses. In addition, delays in the development or adoption of new standards and protocols that are designed to handle increased levels of activity, could reduce the viability of the

Web. The infrastructure or complementary products or services necessary to maintain and enhance the Web as a commercial medium may never be developed. If the necessary infrastructure, standards or protocols or complementary products, services, or facilities are not developed, or if the Web does not continue to develop as a viable commercial medium, our business and financial results would be materially and adversely affected. Even if such infrastructure, standards or protocols or complementary products, services or facilities are developed, we may be required to incur substantial expenditures in order to adapt our services to changing or emerging technologies, which could have a material adverse effect on our business and financial results.

If use of the Internet does not continue to grow, our business could be harmed

   Our success is highly dependent on the continued growth in the general use of the Internet. There can be no guarantee that the general use of the Internet will continue to grow. Several factors, including concerns related to security, cost and ease of use and access could limit future growth in Internet use, which could materially and adversely impact our business and financial results.

We depend on our key personnel and may have difficulty attracting and retaining skilled employees

   We depend on our key personnel and may have difficulty attracting and retaining skilled employees. If we are unable to retain key personnel or attract new personnel, it could have a material adverse effect on our business. The loss of the services of any of our key personnel or our inability to successfully attract and retain qualified personnel in the future would have a material adverse effect on our business. Our future success depends on the continued service of Robert N. Helmick, our President and Chief Executive Officer, Charles P. Schneider, our Chief Operating Officer and Executive Vice President, and Douglas H. Kelsall, our Chief Financial Officer and Treasurer. We maintain a life insurance policy on Mr. Helmick which has a face value of $1,000,000. The loss of the services of Mr. Helmick, Mr. Schneider or Mr. Kelsall would have a material adverse effect on our business and financial results. Our success also depends on our ability to attract, motivate and retain highly-skilled managerial, sales and marketing, customer service and support and technology development personnel. Competition for such personnel in our industry is intense. We may not be able to retain our key employees or attract, motivate and retain additional key employees in the future. Our failure to retain these key employees would have a material adverse effect on our business and financial results.

We may expand internationally and become subject to risks of international operations

   We may expand our business internationally. In doing so, we would become subject to the risks of conducting business internationally, including:

  . unexpected changes in regulatory requirements (including the regulation of Internet access);

  . uncertainty regarding liability for information retrieved and replicated in foreign countries;

  . foreign currency fluctuations, which could result in reduced revenues and increased operating expenses;

  . tariffs and trade barriers;

  . potentially longer payment cycles;

  . difficulty in collecting accounts receivable;

  . foreign taxes; and

  . the burdens of complying with a variety of foreign laws and trade standards.

   We would also be subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, in connection with our proposed international operations. The risks associated with any international operations could materially and adversely effect our business and financial results.

We must protect our intellectual property and proprietary rights

   Our success depends, in part, on our ability to protect our proprietary rights and technology. We rely on a combination of copyrights, trademarks, trade secret laws, and employee and third-party nondisclosure agreements to protect our proprietary rights. Despite our efforts to protect these rights, unauthorized parties may attempt to duplicate or copy aspects of our services or software or to obtain and use information that we regard as proprietary. Policing unauthorized use of the software underlying our services is difficult, and while we are unable to determine the extent to which piracy of our software exists, software piracy in general will likely be a persistent problem. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. As a consequence, effective trademark, service mark, copyright, and trade secret protection may not be available in every country in which our products and services are made available online. Our proprietary rights and technology may not be adequate, and our competitors could independently develop similar rights and technology. Our failure to meaningfully protect our intellectual property could have a material adverse effect on our business and financial results.

   We may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our existing services without incurring liability to third parties, and we are not aware of any disputes with third parties relating to competing intellectual property rights, we might not prevail in such disputes. Failure to prevail in one or more such disputes could impair our right to market our services, which, in turn, could have a material adverse effect on our business and financial results.

   To date, we have not been notified that our services infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim that our current or future services are infringing their proprietary rights.

Any acquisitions or investments we make could be disruptive to our business, have adverse accounting consequences or be dilutive to our investors

   Although we have no present agreement or understanding relating to any material acquisition or investment, from time to time we have had discussions with companies regarding our acquiring, or investing in, their businesses. If we buy a company, we could have difficulty in assimilating its operations, or assimilating and retaining its key personnel. These difficulties could disrupt our ongoing business and distract our management and employees. Also, acquisitions may result in a variety of accounting charges which would increase our reported expenses, including amortization of goodwill and the write off of acquired in-process research and development. Furthermore, we may incur debt or issue dilutive equity securities to pay for any future acquisitions or investments. As a result, any future business acquisitions or investments could have a material adverse effect on our business and financial results.

We must monitor and protect our Internet domain

   We currently hold various Internet domain names. Third parties may acquire substantially similar or conceptually similar domain names that decrease the value of our domain name and trademarks and other proprietary rights which may hurt our business. Domain names generally are regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the exclusive registrar for the ".com," ".net," and ".org" generic domains. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies could appoint additional domain name registrars or modify the requirements for holding domain names. Governing bodies could also establish additional "top-level" domains, which are the portion of a Web address that appears to the right of the "dot," such as "com," "gov" or "org." The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. As a result, we may not acquire or maintain exclusive rights to our domain name in the United States or in other countries in which we conduct business.

We would lose revenues, incur significant costs and potentially lose customers if our systems do not prove to be Year 2000 compliant

   The Year 2000 issue is concerned with whether computer systems will properly recognize date-sensitive information when the year changes to 2000. The issue arose because many computer programs were written using two digits rather than four to represent the applicable year. Any computer programs or hardware that have date-sensitive software or embedded chips may interpret a date ending in "00" as the year 1900 instead of the year 2000. In addition, the year 2000 is a leap year, which may not be recognized accurately. In addition to our internally developed software, we use software and hardware developed by third parties for both our network and internal information systems. An incorrect date could result in failures of our systems or miscalculations causing disruptions to our operations, including, among other things, an inability to connect to the Internet, process transactions, send invoices or otherwise engage in normal business activities. We have completed the testing of our internal information technology and non-information technology systems. Based on our Year 2000 assessment and confirmation by an outside firm specializing in Year 2000 issues, we believe that our system, and those on which we rely, are Year 2000 compliant. The most reasonably likely worst case scenario is a systemic failure beyond our control such as prolonged telecommunications or electrical failure. Such a failure could prevent us from operating our customers' online campuses and online courses. The primary business risk, in the event of such failure would include loss of revenue and customers. We are also subject to the risk of failure of third-party providers to be Year 2000 compliant, in particular those third-party providers that provide local access and long distance service. We rely on third party network infrastructure providers to gain access to the Internet. If such providers experience business interruptions as a result of their failure to achieve Year 2000 compliance, our ability to provide Internet connectivity could be impaired. We have obtained Year 2000 compliance certificates from all of our software vendors that provide system components, all firms that provide network bandwidth, and all providers of software development tools used in the creation of our product. These vendors are in the process of reviewing and implementing their own Year 2000 compliance programs. In addition, we provide a warranty to our customers regarding the Year 2000 compliance of our system, including our software and the interfaces necessary to deliver courses over the Internet. If we were to breach this representation, our customers would have the right to terminate their contracts with us upon 30 days notice and could potentially bring claims of mismanagement, misrepresentation or breach of contract; these claims and the related litigation could be costly and time consuming to defend. Our inability to timely correct, or to correct at all, a Year 2000 problem, would result in a material adverse effect on our business and financial results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Issues."

We may need additional capital in the future and it may not be available on acceptable terms, or at all

   We expect the proceeds of this offering, together with cash generated from operations and our current cash, cash equivalents and short term investments to meet our working capital and capital expenditure requirements for at least the next 12 months. However, after that time, we may need to raise additional funds to fund our operations, to finance the substantial investments in equipment and corporate infrastructure we will need for our planned expansion, to enhance and/or expand the range of services we offer, to increase our promotional and marketing activities, or to respond to competitive pressures and/or perceived opportunities, such as investment, acquisition and international expansion activities. Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available when required or on acceptable terms, our business and financial results could suffer.

You will experience immediate and substantial dilution in the book value of your investment

   Purchasers of common stock in this offering will incur immediate and substantial dilution of $5.90 in the pro forma net tangible book value per share of common stock from the assumed initial public offering price. Net tangible book value represents the amount of our tangible assets less our total liabilities. To the extent outstanding options and warrants to purchase common stock are exercised, there may be further dilution to investors, because most of our outstanding options and warrants have an exercise price below the initial public offering price. As of September 30, 1999, 2,566,645 shares of our common stock were issuable upon the exercise of outstanding stock options and warrants with a weighted average exercise price of $4.41 per share.

After this offering, our executive officers, directors and 5% or greater stockholders will still control all matters requiring a stockholder vote

   Currently, our existing officers, directors and 5% or greater stockholders (and their affiliates), in the aggregate, beneficially own approximately 76.5% of our outstanding capital stock. Upon consummation of this offering, this group will continue to own a majority of our outstanding capital stock. As a result, such persons, acting together, will have the ability to control the vote on all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions, and might act in a manner inconsistent with the wishes of our other stockholders. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control.

Future sales by our existing stockholders could adversely affect the market price of our common stock

   9,040,381 shares of our common stock are eligible for resale after this offering immediately upon the expiration of 180-day lock-up agreements, subject in many cases to the volume limitations and other restrictions of Rule 144 under the Securities Act. Banc of America Securities LLC may, in its sole discretion, release all or some of the shares covered by these lock-up agreements. Sales of our common stock in the public market following this offering could adversely affect the market price of the common stock. See "Shares Eligible for Future Sale."

There has been no prior market for our stock, and our stock price is likely to be highly volatile

   Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market in our stock or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in any future trading market. The stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

Our anti-takeover provisions could prevent a third party from acquiring your shares at a premium to the market price

   Various provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to you and our other stockholders. For example, our board of directors will have the authority to issue up to 5,000,000 shares of preferred stock. Further, without any further vote or action on the part of the stockholders, the board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if it is ever issued, may have preference over and harm the rights of the holders of common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock. Further, our directors may only be removed from office by the affirmative vote of the holders of a majority of our capital stock, and the removal must be for cause. Our certificate of incorporation provides that the board of directors may fill vacancies or increase the size of the board. Also, our bylaws do not allow stockholders to call a special meeting and place limits on their ability to make proposals for stockholder action or nominations for our board of directors.

                                USE OF PROCEEDS

   The net proceeds we will receive from the sale of the 4,500,000 shares of common stock offered hereby are estimated to be $36,691,168 ($42,340,918 if the underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discount and offering expenses and assuming an initial public offering price of $9.00 per share.

   We intend to use the net proceeds from this offering to fund anticipated operating losses, to substantially increase our promotional and marketing activities, and for other general corporate purposes, including adding personnel to expand our development and marketing capacities. In addition, a portion of the net proceeds may also be used for the acquisition of businesses, products, services or technologies that are complementary to those of eCollege.com. Although we have from time to time had discussions with companies in the online learning market regarding our acquiring or investing in their businesses, we have no present agreement or understanding relating to any material acquisition or investment. We have not yet determined the amount of net proceeds to be used specifically for each of the foregoing purposes. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. Pending these uses, we intend to invest the net proceeds from this offering in short term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have not declared or paid any cash dividends on our capital stock since inception. We do not expect to pay any cash dividends in the foreseeable future and pursuant to the terms of our line of credit we are prohibited from paying dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 1999:

  . On an actual basis, including the two-for-three reverse stock split of our common stock and preferred stock;

  . On a pro forma basis to reflect the automatic conversion of all outstanding shares of Series A, B and C mandatorily redeemable, convertible preferred stock into 4,150,402 shares of common stock upon the completion of this offering; and

  . On a pro forma as adjusted basis to reflect to the sale of 4,500,000 shares common stock offered hereby, at an assumed initial public offering price of $9.00 per share (after deducting the estimated underwriting discounts and commissions and offering expenses) and the application of the net proceeds therefrom.

   This table should be read together with the financial statements and notes to those statements appearing elsewhere in this prospectus.

                                                        June 30, 1999
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
                                                         (Unaudited)
                                                 (In thousands, except share
                                                            data)
Mandatorily redeemable convertible preferred
 stock:
 Series A, mandatorily redeemable, convertible
  preferred stock, no par value; 616,000 shares
  authorized, issued and outstanding, actual;
  no shares authorized, issued or outstanding,
  pro forma and pro forma as adjusted..........  $ 1,191       --         --
                                                --------  --------   --------
 Series B, mandatorily redeemable, convertible
  preferred stock, no par value, 1,525,218
  shares authorized, issued and outstanding,
  actual; no shares authorized, issued or
  outstanding, pro forma and pro forma as
  adjusted.....................................    6,837       --         --
                                                --------  --------   --------
 Series C, mandatorily redeemable, convertible
  preferred stock, no par value, 2,009,184
  shares authorized, issued and outstanding,
  actual; no shares authorized, issued or
  outstanding, pro forma and pro forma as
  adjusted.....................................   15,122       --         --
                                                --------  --------   --------
Stockholders' equity:
 Preferred stock, no shares authorized, issued
  or outstanding, actual; $0.01 par value,
  5,000,000 shares authorized, no shares issued
  and outstanding, pro forma and pro forma as
  adjusted.....................................      --        --         --
 Common stock, $.01 par value, 50,000,000
  shares authorized; 5,188,163 shares issued
  and outstanding, actual; 9,338,565 shares
  issued and outstanding, pro forma; and
  13,838,565 shares issued and outstanding, pro
  forma as adjusted............................       52  $     93   $    138
 Additional paid-in capital....................      489    23,598     60,244
 Warrants and stock options....................    4,323     4,323      4,323
 Notes receivable..............................     (341)     (341)      (341)
 Deferred compensation.........................   (3,650)   (3,650)    (3,650)
 Accumulated deficit...........................  (17,752)  (17,752)   (17,752)
                                                --------  --------   --------
  Total stockholders' equity...................  (16,879)    6,271     42,962
                                                --------  --------   --------
    Total capitalization....................... $  6,271  $  6,271   $ 42,962
                                                ========  ========   ========

   The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 1999. We are permitted, and in some cases obligated, to issue shares of common stock in addition to the common stock to be outstanding after this offering. The following is a summary of these additional shares of common stock:

  . 1,880,126 shares that could be issued upon the exercise of options outstanding as of September 30, 1999 at a weighted average exercise price of $5.28 per share;

  . 686,519 shares that could be issued upon exercise of outstanding warrants as of September 30, 1999 at a weighted average exercise price of $2.00 per share;

  . 666,667 shares that can be issued to our employees who elect to buy stock in the future under our employee stock purchase plan;

  . 940,583 shares that can be issued pursuant to our stock incentive plan;
    and

  . 30,000 shares pursuant to a warrant to be issued in connection with our line of credit at an exercise price equal to the initial offering price of common stock sold in this offering, assuming an offering price of $9.00 per share. See "Description of Capital Stock--Warrants."

                                    DILUTION

   Our pro forma net tangible book value as of June 30, 1999 was $6,270,970, or approximately $0.67 per share. Pro forma net tangible book value per share represents the amount of tangible assets less total liabilities, assuming the consummation of the bridge loan in October 1999, divided by the number of shares of common stock outstanding, assuming conversion of all outstanding shares of preferred stock into common stock. Without taking into account any other changes in the net tangible book value after June 30, 1999, other than the sale of the shares offered hereby at an assumed offering price of $9.00 per share, our pro forma net tangible book value as of June 30, 1999 would have been $42,962,138, or $3.10 per share. The pro forma net tangible book value assumes that the proceeds to us, net of offering expenses and underwriting discount, will be approximately $36.7 million. This represents an immediate increase in net tangible book value to existing stockholders attributable to new investors of $2.43 per share and the immediate dilution of $5.90 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share....................       $9.00
 Pro forma book value per share before this offering............... $0.67
 Increase per share attributable to new investors.................. $2.43
                                                                    -----
Pro forma net tangible book value per share after this offering....       $3.10
                                                                          -----
Dilution per share to new investors................................       $5.90
                                                                          =====

   The following table sets forth, on a pro forma basis as of September 30, 1999, the differences between existing stockholders and the new investors with respect to: (1) the number of shares of common stock purchased from us, (2) the total consideration paid to us and (3) the average price paid per share by existing stockholders and by the new investors purchasing shares of common stock in this offering, at an assumed initial public offering price of $9.00 per share. Underwriting discounts, commissions and other estimated offering expenses have not been deducted.

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing stockholders......  9,362,395    68%  $22,619,585    36%      $2.42
New investors..............  4,500,000    32%  $40,500,000    64%      $9.00
                            ----------   ---   -----------   ---       -----
  Total.................... 13,862,395   100%  $63,119,585   100%      $4.55
                            ==========   ===   ===========   ===       =====

   The foregoing discussion and tables assume no exercise of the underwriters' over-allotment option or of any outstanding stock options or warrants after September 30, 1999.

   As of September 30, 1999, there were options outstanding to purchase 1,880,126 shares of common stock at a weighted average exercise price of $5.28 per share, warrants outstanding to purchase 686,519 shares of common stock at a weighted average exercise price of $2.00 per share, and 1,607,250 additional shares reserved for future grants under our stock incentive plan and employee stock purchase plan. In connection with our line of credit obtained in October 1999, we will issue a warrant to purchase 30,000 shares of common stock at an exercise price equal to the initial offering price of common stock sold in this offering, assuming an offering price of $9.00 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   The data should be read in conjunction with the financial statements and the notes to such statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The selected financial data as of December 31, 1997 and 1998, for the period from July 26, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, is derived from our audited financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 1996 is derived from audited financial statements not included elsewhere in this prospectus. The selected financial data at June 30, 1999 and for the six months ended June 30, 1998 and 1999 is derived from unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments which we consider necessary for the fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that we will experience for the entire year. Historical results are not necessarily indications of the results to be expected in the future. Please see Note 2 in the notes to financial statements for the method of computing pro forma basic and diluted net loss from continuing operations per share.

                           Period from
                          July 26, 1996
                           (inception)  Year Ended December    Six Months Ended
                             through            31,                June 30,
                          December 31,  --------------------  --------------------
                              1996        1997       1998       1998       1999
                          ------------- ---------  ---------  ---------  ---------
                                                                  (Unaudited)
                             (In thousands, except share and per share data)
Statement of Operations
 Data:
Revenue:
 Campus and course
  development fees......        $--        $  628    $ 1,086    $   406    $   658
 Student fees...........         22           400        579        221        737
                              -----     ---------  ---------  ---------  ---------
 Total revenue..........         22         1,028      1,665        627      1,395
Cost of revenue.........        110           528      2,065        456      2,737
                              -----     ---------  ---------  ---------  ---------
Gross profit (loss).....        (88)          500       (400)       171    (1,342)
Operating expenses:
 Selling and marketing..         25           106      3,394        869      3,188
 General and
  administrative........        249           768      2,509      1,217      1,778
 Development............         60           212      1,099        225      1,358
                              -----     ---------  ---------  ---------  ---------
 Total operating
  expenses..............        334         1,086      7,002      2,311      6,324
                              -----     ---------  ---------  ---------  ---------
Net loss from
 operations.............       (422)         (586)    (7,402)    (2,140)    (7,666)
Other income (expense),
 net....................         18           (29)       112         89        202
                              -----     ---------  ---------  ---------  ---------
Net loss from continuing
 operations.............      $(404)       $ (615)   $(7,290)   $(2,051)   $(7,464)
                              =====     =========  =========  =========  =========
Net loss from continuing
 operations applicable
 to common
 stockholders...........      $(404)       $ (674)   $(7,993)   $(2,360)   $(8,715)
                              =====     =========  =========  =========  =========
Basic and diluted net
 loss from continuing
 operations per common
 share..................      $  --       $ (0.16)   $ (1.58)   $ (0.47)   $ (1.70)
Weighted average common
 shares outstanding--
 basic and diluted......         --     4,107,964  5,074,697  5,037,683  5,135,349
Pro forma net loss from
 continuing operations
 per common share--basic
 and diluted
 (unaudited)............                             $ (1.02)   $ (0.30)   $ (0.81)
Pro forma weighted
 average common shares
 outstanding--pro forma
 basic and diluted
 (unaudited)............                           7,120,122  6,890,806  9,235,527

   The following table is a summary of our balance sheet data. The pro forma column reflects the automatic conversion of all shares of our preferred stock into common stock upon completion of this offering. The pro forma as adjusted column also reflects our receipt of the estimated net proceeds of the 4,500,000 shares of common stock we are selling in this offering at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and expenses.

                             December 31,                 June 30, 1999
                         -----------------------  -------------------------------
                                                                       Pro Forma
                           1996    1997     1998    Actual  Pro Forma As Adjusted
                         ------  ------  -------  --------  --------- -----------
                                                           (Unaudited)
                                            (In thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $   20  $  208  $11,661  $  6,318   $ 6,318    $43,009
Working capital.........   (657)     58    9,577     4,095     4,095     40,786
Total assets............    269     748   13,660    10,506    10,506     47,197
Long-term notes payable
 to related parties.....     --     231       --        --        --         --
Total liabilities.......    703     621    2,549     4,235     4,235      4,235
Mandatorily redeemable,
 convertible preferred
 stock..................     --   1,029   19,649    23,150        --         --
Total stockholders'
 equity (deficit).......   (434)   (902)  (8,539)  (16,879)    6,271     42,962

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis in conjunction with "Selected Financial Data" and the financial statements and notes attached to those statements included elsewhere in this prospectus. This discussion contains certain forward-looking statements that involve risks and uncertainties. Please see "Risk Factors" elsewhere in this prospectus.

Overview

   eCollege.com is a leading provider of technology and services that enable colleges and universities to offer an online environment for distance and on-campus learning. Our software and services allow colleges and universities to outsource the creation, launch, management and support of a comprehensive online education platform. Our comprehensive solution consists of online campuses, courses, course supplements and support services, including design, development, management and hosting services, as well as ongoing administration, faculty and student support. We can create and deliver a complete online campus, including training of faculty and administration, typically in 60 business days. We charge our customers an upfront fee for creating an online campus, and for developing each course. In addition, we charge a per student fee for each student enrolled in a course utilizing our solution, and ongoing fees for maintenance, support and faculty training. Our technology enables our customers to reach a large number of additional students who wish to take online courses at convenient times and locations. Our customers can also use our technology to supplement their on-campus courses with an online learning environment.

   As of September 30, 1999, we had 112 contracts covering over 140 individual campuses. Since our inception our customers have purchased or ordered more than 2,000 online courses from us. For the Fall 1999 term, our customers have approximately 12,000 student enrollments in online courses provided by us.

Revenue

   We primarily generate revenue from three sources:

  . an initial development and design services fee to build an online campus;

  . development and design services fees to build online courses; and

  . per student fees for each enrollment in an online course.

   Historically, we offered our campus product bundled with a minimum number of courses, as well as maintenance and support. In September 1999, we made the strategic decision to unbundle these offerings to provide more flexibility for prospective customers. Accordingly, we have recently begun to generate revenues from additional sources, including:

  .maintenance fees to manage the online campus during the term of the agreement; and

  .service fees, including online campus implementation, faculty training and support and technical consulting services.

   We typically enter into multi-year contracts with colleges and universities to provide online learning solutions. These contracts specify the online campus purchased, the initial number of online courses purchased as well as the price for additional online courses and services. Our contracts do not require customers to guarantee any minimum number of student enrollments or to commit to developing any courses beyond the initial courses covered by the contract. The initial fee is generally fixed, covering development and design of the online campus and the initial courses purchased. We recognize our initial fee as the online campus, course development and design services are performed. In addition, customers are charged a per student fee for each student enrolled in an online course or on-campus class using online course supplements. Such fees are recognized ratably over the duration of the course. Subsequent incremental fees for additional courses and services are recognized as the course development and design services are performed.

   Our business model is based upon a number of factors, including increasing the acceptance of online learning among colleges and universities, adding new customers, developing additional courses for our existing customers, increasing student enrollment in online courses, and selling new products and services to our clients. From our inception through September 30, 1999, the majority of our revenue has been generated by development and design services fees for building campuses and courses, and, to a lesser extent, per student fees. We expect that the development revenue stream will continue to grow, but that the per student fees will become a larger percentage of total revenue as the number of online courses offered by our customers and the numbers of students in those courses continue to increase. We also expect service and maintenance fees will commence and increase as we develop new online campuses. Revenue is recognized primarily using the percentage of completion method. Our use of this method requires management to estimate the degree of completion of each contract. To the extent the original estimate proves to be inaccurate, the revenues and gross profit reported for the periods during which work on the contract is ongoing may not accurately reflect the final results of the contract. Any anticipated losses on contracts are charged to earnings when identified.

   In October 1998 we were awarded a grant of $1.9 million by the National Institute of Standards and Technology, or NIST, a department of the U.S. Department of Commerce. We are entitled to receive payments under the grant as we perform research related to automated course content creation and organization, and tutoring delivery systems. Maximum payments under the NIST grant are $713,000 in 1999, $583,000 in 2000 and $583,000 in 2001. As of June
30, 1999, we had received an aggregate of $114,119 from the NIST grant. Pursuant to the terms of the NIST grant, work must be performed at a prescribed format and pace. We believe we will be able to perform under the terms of the NIST grant, however, there is no assurance we will continue to receive payments under the NIST grant. We do not intend that revenue from such grant will constitute a significant portion of our revenue in the future. We may apply for other grants in the future, although we have no present plans to do so.

Cost of Revenue

   Our cost of revenue consists primarily of employee compensation and benefits for development, course design, account management, technical personnel, and sales commission. We also allocate a portion of our occupancy and infrastructure costs to cost of revenue. To continue to execute our business plan, we intend to expand our operations, including our marketing, technical, operational and customer support resources.

   Historically, our sales commissions have been paid when a new contract is signed, and when a customer was invoiced for the development of courses in excess of the original number of courses purchased. Beginning in the year 2000, sales commissions will be paid as the development work is completed and the student fees are earned to more closely match the revenue recognized. As we implement our grant program, cost of revenue will include costs such as faculty stipends, technology and travel funds to the extent such costs relate to the development of online courses. We have also hired personnel and made investments in our infrastructure to support future growth which has resulted in a cost of revenue that exceeds current revenue. As most of our costs are fixed and based on anticipated revenue levels, we expect revenue will exceed our cost of revenue in the future. We experienced a negative gross margin of $1,341,825 for the six months ended June 30, 1999 as compared to a gross margin of $170,205 for the six months ended June 30, 1998. The reduction in margin over the prior period is due to an increase in the amount of commissions, promotional contract pricing, and an increase in production staff in anticipation of increased development activity.

Grant Program

   We recently implemented a $10 million dollar grant program designed to assist new and existing customers in increasing the number of online courses they offer using our solution. The grants will be used by our customers to increase marketing of our customers' online courses, increase the online teaching skills of our customers' educators, as well as fund the purchase of computer equipment to allow our customers to facilitate online education. Grants are awarded, at our discretion, to institutions based on demonstrated commitment to a quality online degree program, the number of current and potential students, the college or university's unique approach to online learning and other factors.

   The grant will consist of both marketing funds and development funds. Marketing funds will be recorded as marketing expenses over the period that our customers earn these funds. Development funds will be expensed when the development revenue to build such courses or campuses is recognized. However, for grants where the development costs, including grant development funds, are in excess of the revenue to build a customer's campus or courses, such excess will be expensed as a contract loss in the quarter in which the grant is awarded. We expect that in certain cases, the award of grants will result in such losses. The grant program has been structured to be awarded in the fourth quarter of 1999. Since we expect that the award of certain grants will result in estimated contract losses, we expect to record estimated contract losses associated with these programs in our fourth quarter of 1999.

Selling and Marketing

   The principal components of our selling and marketing expenses are employee compensation and benefits, advertising and travel. Other significant components include marketing collateral expenses, consulting fees, and related occupancy and depreciation expenses. As revenue increases, we expect total selling and marketing expenses to increase but to decrease as a percentage of revenue.

General and Administrative

   The principal component of our general and administrative expenses is employee compensation and benefits. Other components include facilities, depreciation, communications, professional and consulting fees, and deferred compensation. As operations increase, we expect total general and administrative expenses to increase but to decrease as a percentage of revenues.

Development

   Development expenses consist primarily of employee compensation and related benefits for development personnel and related depreciation, occupancy costs and consulting fees associated with developing, maintaining, and improving our product.

Results of Continuing Operations

   We have incurred significant losses since our inception, resulting in an accumulated deficit of $9,036,572 as of December 31, 1998, and $17,751,696 as of June 30, 1999. We intend to continue to make investments in technology, which may involve the development, acquisition or licensing of technologies that complement or augment our existing services and technologies. We also intend to continue to invest heavily in marketing activities. Accordingly, we expect to incur significant operating losses for the foreseeable future.

   Due to the seasonality inherent in the academic calendar which typically consists of three academic terms, as well as our customers' plans for online campus and course development, we experience fluctuations in our quarterly results. We typically have lower revenue in the summer academic term which spans the second and third calendar quarters. Our operating expenses are relatively fixed in nature and seasonal fluctuations in revenue will result in seasonal fluctuation in our operating results. As a result, quarter-to-quarter financial results are not directly comparable.

   In view of the rapidly evolving nature of our business and our limited operating history, we believe that our revenue and other operating results should not be relied upon as indications of future performance.

Six Months Ended June 30, 1999 and 1998

   Revenue. Revenue increased to $1,395,524 for the six months ended June 30, 1999 from $626,606 for the six months ended June 30, 1998. Increases in revenue are due to increased student enrollment in online courses, as well as an increased number of online campuses and courses developed. Student fees represented $737,041 and $220,906 of total revenue for the six months ended June 30, 1999 and 1998, respectively. Campus and course development fees represented $658,483 and $405,700 of total revenue, respectively, for these same periods. Revenue from the NIST grant was $114,119 for the six months ended June 30, 1999 and is included in development revenue.

   Cost of Revenue. Cost of revenue increased to $2,737,349 for the six months ended June 30, 1999 from $456,401 for the six months ended June 30, 1998. Our cost of revenue increased primarily due to increased personnel costs, depreciation expense and sales commissions, which historically have been earned when a new contract is signed and when a customer is invoiced for the purchase of courses in excess of the original number of courses purchased. Beginning in 2000, sales commissions will be paid as the development work is completed and the student fees are earned to more closely match the revenue recognized. These costs were approximately 196% and 73% of total revenue for the six months ended June 30, 1999 and 1998, respectively. Our operations and account management personnel increased to 94 at June 30, 1999 from 39 at June 30, 1998.

   Selling and Marketing. Selling and marketing expenses increased to $3,188,551 for the six months ended June 30, 1998. The increase was primarily due to the increases in the number of selling and marketing personnel and increases in compensation and travel expense. Our selling and marketing personnel increased to 49 at June 30, 1999 from 17 at June 30, 1998. The increase in selling and marketing expenses also reflects an increase in advertising to $487,202 for the six months ended June 30, 1999 from $279,120 for the six months ended June 30, 1998.

   General and Administrative. General and administrative expenses increased to $1,777,704 for the six months ended June 30, 1999 from $1,217,184 for the six months ended June 30, 1998. The increase was primarily due to an increase in the number of general and administrative personnel to 33 at June 30, 1999 from 17 at June 30, 1998. In addition, outside consulting, professional fees, recruiting fees and travel expenses increased, reflecting our expanded business activities.

   Through June 30, 1999, we recorded aggregate deferred compensation totaling approximately $4.1 million in connection with the grant of certain options to employees. During the first six months of 1999, we recorded aggregate deferred compensation in the amount of approximately $2.7 million. The deferred charge is being amortized over the vesting period of such options, which ranges from 2 to 3 years. Of the total deferred compensation, approximately $17,000, $18,000, $27,000 and $137,000 were amortized in the quarters ended March 31, June 30, September 30 and December 31, 1998, respectively, and approximately $107,000 and $183,000 was amortized in the first two quarters of 1999, respectively. We expect approximate future per quarter amortization related to deferred compensation to be as follows:

         Quarters
          in the
           Year
          Ended
         December
           31,        Quarterly Amount
         --------   --------------------
         1999             $365,000
         2000       $340,000 -- $350,000
         2001       $280,000 -- $340,000
         2002       $ 80,000 -- $200,000

   The majority of compensation expense related to such options is included in general and administrative expense. However, a portion of such compensation expense has been and will continue to be allocated to selling and marketing expense and research and development expense as appropriate.

   Development. Development expenses increased to $1,358,502 for the six months ended June 30, 1999 from $224,925 for the six months ended June 30, 1998. The increase was primarily due to an increase in the number of development personnel to 39 at June 30, 1999 from 12 at June 30, 1998.

   Other Income (Expense). Other income (expense), which consists primarily of interest earnings on our cash and cash equivalents, increased to $202,254 for the six months ended June 30, 1999 from $88,565 for the six months ended June 30, 1998, primarily due to the completion of a private placement of equity securities in February 1999, which provided net proceeds of $14,188,955, of which $11,938,955 was received as of December 31, 1998.

Years Ended December 31, 1998, 1997 and 1996

   Revenue. Revenue increased to $1,665,069 for 1998 from $1,028,180 for 1997 and $22,464 for 1996. Increases in revenue are due to an increased number of online campuses and courses developed, as well as increased student enrollment in online courses. Campus and course development fees represented 65%, 61% and 0% of 1998, 1997 and 1996 total revenue, respectively. Per student fees represented 35%, 39% and 100%, respectively, of total revenue. We expect that per student fees will account for a greater percentage of total revenue in the future.

   Cost of Revenue. Since 1996, the growth in the number of online campuses and courses has resulted in increased cost of revenue. Cost of revenue increased to $2,064,909 for 1998 from $528,090 for 1997 and $109,974 for 1996.
Our cost of revenue increased in 1998 and 1997 primarily due to increased personnel costs, depreciation expense and sales commissions. Our operations and account management personnel increased to 65 from 21 and 5 at December 31, 1998, 1997 and 1996, respectively. During 1998, cost of revenue was approximately 124% of total revenue. We have made investments in people and technology that will support higher revenue than our historical levels, which has resulted in a cost of revenue that exceeds current revenue. Since most of our costs are fixed and based on anticipated revenue levels, we believe our revenue will exceed our cost of revenue in the future.

   Selling and Marketing. Selling and marketing expenses increased to $3,394,000 for 1998 from $106,026 for 1997 and $25,474 for 1996. The increases in 1998 and 1997 were primarily due to increases in the number of sales and marketing personnel, which numbered 42, 5 and 0 at December 31, 1998, 1997 and 1996, respectively. In addition, we increased advertising expenditures to $1,096,843 for 1998 from $18,000 for 1997.

   General and Administrative. General and administrative expenses increased to $2,509,496 for 1998 from $767,812 for 1997 and $248,884 for 1996. The increases in 1998 and 1997 were primarily due to increases in the number of general and administrative personnel, which numbered 19, 7 and 6 at December 31, 1998, 1997 and 1996, respectively. In addition, outside consulting and professional fees, recruiting fees and travel expenses increased, reflecting our expanded business activities.

   During 1998, we recorded aggregate deferred compensation in the amount of approximately $1.4 million in connection with the grant of certain stock options during this period. Amortization of deferred compensation totaled approximately $200,000 during this period. No such deferred compensation was recorded prior to January 1, 1998.

   The majority of compensation expense related to such options is included in general and administrative expense. However, a portion of such compensation expense has been and will continue to be allocated to selling and marketing expense and research and development expense as appropriate.

   Development. Development expenses increased to $1,099,000 for 1998 from $212,052 for 1997 and $60,207 for 1996. The increases in 1998 and 1997 were primarily due to ongoing development and improvement of our current online learning solutions, as well as increases in the number of development personnel, which numbered 28, 8 and 2 at December 31, 1998, 1997 and 1996, respectively.

   Other Income (Expense). Other income, which is comprised primarily of interest earnings on our cash and cash equivalents, was $149,308 for 1998, $8,993 for 1997 and $27,001 for 1996. We completed private placements of equity securities in June 1997, February 1998 and late December 1998, which provided net proceeds of $970,150, $5,978,000 and $11,938,955, respectively. Interest expense from notes payable and a bridge loan was $36,819 in 1998, $37,990 in 1997 and $9,186 in 1996. The notes payable and the bridge loan were repaid in 1998.

Income Taxes

   Income taxes will consist of federal, state and local taxes, when applicable. We expect significant net losses for the forseeable future that should generate net operating loss carryforwards. However, utilization of such prospective net operating loss carryforwards may be subject to certain limitations. In addition, income taxes may be payable during this time due to operating income in certain tax jurisdictions. If we achieve operating profits and the net operating loss carryforwards have been exhausted or have expired, we may experience significant tax expense. We have recorded no provision or benefit for federal and state income taxes because we incurred net operating losses from inception through June 30, 1999. As of December 31, 1998 we had approximately $7,800,000 of federal and state operating net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2011. We have established a valuation allowance against the entire amount of our deferred tax asset because our management has not been able to conclude that it is more likely than not that we will be able to realize the deferred tax asset, due primarily to our history of operating losses.

Liquidity and Capital Resources

   Our cash and cash equivalents increased from $208,346 at December 31, 1997 to $11,661,186 at December 31, 1998. This net change occurred primarily because we raised $18,750,020 in proceeds from the sale of equity securities and incurred a net loss of $7,289,847 during 1998. At June 30, 1999, we had $6,318,018 in cash and cash equivalents. The decrease from December 31, 1998 reflects cash used to fund our operations during the six months then ended, offset by $2,250,000 in cash from sales of preferred stock. As of September 30,
1999 we had cash and cash equivalents of $   .

   Our investment in property and equipment for the twelve months ended December 31, 1998 was $1,663,128 and $1,096,394 for the first six months of 1999. Installation of network infrastructure equipment, equipment for new employees and leasehold improvements related to expansions accounted for most of our capital expenditures during these periods. We intend to continue to make investments in these types of equipment and property, although we have no material commitments to do so.

   We have financed the majority of our operations through the issuance of equity securities. We have sold common stock and preferred stock generating aggregate proceeds of $22,099,491 from inception through June 30, 1999.

   In October 1999, we entered into a $2.5 million line of credit with a financial institution. Pursuant to this line of credit, $1,650,000 will be immediately available. The remaining $850,000 will be available only if we raise additional private equity in a manner acceptable to the lender. The line of credit will mature and any amounts borrowed thereunder will be due on January 14, 2000, unless extended to February 13, 2000 pursuant to the terms of the line of credit. If we raise a minimum of $40,000,000 in gross proceeds in equity prior to the maturity date, the line of credit will be converted into a revolving line of credit with a maturity date of November 1, 2000. The line of credit contains covenants limiting our ability to obtain additional debt financing and to enter into mergers and acquisitions. The line of credit is secured by all of our assets. As of September 30, 1999, there were no amounts outstanding under the line of credit.

   In connection with the line of credit and assuming an offering price of common stock pursuant to this offering of $9.00 per share, we will provide the lender with a warrant to purchase 30,000 shares of our common stock that have been calculated to have a value of $231,000. Additionally, we have agreed to grant the lender additional warrants under certain terms and conditions. If the line of credit is converted into a permanent line of credit and the maturity date of the facility is thereby extended, we will expense the value of the warrants over the life of the facility. If the maturity date of the line of credit is not extended, the warrant expense will be recorded in the fourth quarter of 1999. The line of credit bears interest at an adjustable rate of prime plus 2.75%.

   Without this offering, management believes that current cash on hand, funds available under the line of credit, and other sources of liquidity are sufficient to fund the company's operations through at least December 31, 1999, albeit at lower levels of activities. As noted above, any amounts borrowed under the line of credit are due January 14, 2000 unless extended to February 13, 2000 pursuant to the terms of the line of credit.

   We expect the proceeds of this offering, together with cash generated from operations and our current cash, cash equivalents and short term investments to meet our working capital and capital expenditure requirements for at least the next 12 months.

Year 2000 Issues

   The Year 2000 issue is concerned with whether computer systems will properly recognize date-sensitive information when the year changes to 2000. The issue arose because many computer programs were written using two digits rather than four to represent the applicable year. Any computer programs or hardware that have date-sensitive software or embedded chips may interpret a date ending in "00" as the year 1900 instead of the year 2000. In addition, the year 2000 is a leap year, which may not be recognized accurately. This could result in system failures or miscalculations causing disruptions of operations for any company using such computer programs or hardware, including, among other things, an inability to connect to the Internet, process transactions, send invoices or engage in normal business activities. As a result, many companies and individuals must upgrade or replace their computer systems to avoid "Year 2000" issues.

   The software and hardware we use to manage our business has substantially all been purchased or developed by us within the last 30 months. While this does not uniformly protect us against Year 2000 exposure, we believe that our information technology is not based upon "legacy" hardware and software systems. "Legacy system" is a term often used to describe hardware and software systems that were developed in previous decades when there was less awareness of Year 2000 issues. Generally, hardware and software design within the current decade, and the past several years in particular, has given greater consideration to Year 2000 issues. All of the software code we have internally developed to manage our network and to develop courses, for example, is written with four digits to define the applicable year.

   We have completed the process of testing our internal information technology and non-information technology systems. Internal information technology includes our production and operational software and hardware. Non-information technology refers to elements outside our operations and production environment. We have a dedicated Year 2000 project manager and our own personnel have performed all of the testing we have completed. Our initial testing produced no results that would lead us to believe such software is not Year 2000 compliant. Nevertheless, we may experience material unexpected costs caused by undetected errors or defects in the technology used in our systems. To confirm our results, we retained an outside firm specializing in Year 2000 issues. The outside firm found no material non-compliant systems operated by us.

   In addition to our internally developed software, we use software and hardware developed by third parties both for our network and internal information systems. We may be affected by Year 2000 issues related to non-compliant information technology ("IT") systems or non-IT systems operated by third parties. We have conducted testing of such third-party software and hardware to determine Year 2000 compliance. Our testing included over 200 check points and has produced no results that would lead us to believe such software is not Year 2000 compliant. In addition, we have completed the process of obtaining certifications from our key vendors to ensure that their hardware and software is Year 2000 compliant. Based on our initial evaluation of our list of material software and hardware providers, we believe that these providers are presently compliant or are reviewing and implementing their own Year 2000 compliance programs. We intend to work with these providers to address the Year 2000 issue and continue to seek assurances from them that their products are Year 2000 compliant.

   We rely on third party network infrastructure providers to gain access to the Internet. We also rely on other third party providers such as utilities who provide electricity to our physical facilities. If such providers experience business interruptions as a result of their failure to achieve Year 2000 compliance, our ability to provide Internet connectivity, for example, could be impaired, which could have a material adverse effect on our business, results of operations and financial condition.

   Moreover, our users' success in maintaining Year 2000 compliance is also significant to our ability to generate revenue and execute our business plan. Interruptions in our users' services and on-line activities caused by Year 2000 problems could have a material adverse effect on our revenue.

   We have completed our Year 2000 compliance program, including any necessary remediation measures. Other than the cost of the outside consulting firm, which was approximately $90,000, we have not incurred any significant expenses to date and we are not aware of any material costs associated with our anticipated Year 2000 efforts. Costs or other amounts incurred in connection with Year 2000 issues have been expensed or will be expensed as they occur. However, if we, a significant number of our users, our providers of hardware and software or our third-party network or utility providers fail to remedy any Year 2000 issues, we would experience a material loss of revenue that could materially adversely affect our business, results of operations and financial condition. We would consider an interruption in our ability to provide our services to be the most likely result of any failure by us, or failure by the third parties upon whom we rely, to achieve Year 2000 compliance. Presently, we are unable to reasonably estimate the duration and extent of any such interruption, or quantify the effect it may have on our future revenue. In addition, we provide a warranty to our customers regarding the Year 2000 compliance of our system, including our software and the interfaces necessary to deliver courses over the Internet. If we were to breach this representation, our customers would have the right to terminate their contracts with us upon 30 days notice. To the extent that our assessment is finalized without any additional material non-compliant IT system operated by us or by third party vendors, the most reasonably likely worst case scenario is a systemic failure beyond our control, such as prolonged telecommunications or electrical failure. Such failure could prevent us from operating our business and prevent users from accessing our customers' online campuses and courses. The primary business risk in the event of such failure, would include, but not be limited to, loss of revenues and loss of customers. We have developed a contingency plan to ensure the continuity of our core business processes in the event of a Year 2000-related failure of our systems and to mitigate any interruption in our services. The contingency plan includes an analysis of the business operations, communications requirements, staff availability, plan execution authorities and triggers, and plan process. The plan focuses on but is not limited to the most complicated recovery situation. That plan includes a determination of the critical core processes that would be at risk during a system failure. The plan prioritizes the areas where resources should be applied. The costs of developing the plan have not been material. Although future costs are difficult to estimate, we do not currently expect that such costs will be material.

Quantitative and Qualitative Disclosures about Market Risk

   Market risk represents the risk of loss that may impact our financial position, operating results or cash flows due to adverse changes in financial market prices and rates. We are, or may become, exposed to market risk in the areas of changes in United States interest rates and changes in foreign currency exchange rates as measured against the United States Dollar. These exposures are directly related to our normal operating and funding activities. Historically and as of September 30, 1999, we have not used derivative instruments or engaged in hedging activities.

Interest Rate Risk

   We manage interest rate risk by investing excess funds in cash equivalents and short-term investments bearing variable interest rates, which are tied to various market indices. As a result, we do not believe that near-term changes in interest rates will result in a material effect on our future earnings, fair values or cash flows.

Foreign Currency Risk

   We may enter into contracts where we pay or a third party pays us in a foreign currency. This would expose us to changes in exchange rates. Changes in the foreign exchange rates may positively or negatively affect our financial position, results of operations or cash flows. We do not believe that near-term changes in exchange rates will result in a material effect on future earnings, fair values or cash flows, and therefore, have chosen not to enter into foreign currency hedging instruments. There can be no assurance that such an approach will be successful, especially in the event of a significant and sudden decline in the foreign exchange rates.

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of such software. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-1 did not have a material impact on our 1999 financial statements.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). We are required to adopt SFAS No. 133 in the year ended December 31, 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, we have not entered into any derivative financial instruments or hedging activities.

                                    BUSINESS

Overview

   eCollege.com is a leading provider of technology and services that enable colleges and universities to offer an online environment for distance and on-campus learning. Our software and services allow colleges and universities to outsource the creation, launch, management and support of a comprehensive online education platform. Our comprehensive solution consists of online campuses, courses, course supplements and support services including design, development, management and hosting services, as well as ongoing administration, faculty and student support. We can create and deliver a complete online campus, including training of faculty and administration, typically in 60 business days. We charge our customers an upfront fee for creating an online campus, and for developing each course. In addition, we charge a per student fee for each student enrolled in a course utilizing our solution, and ongoing fees for maintenance, support and faculty training. Our technology enables our customers to reach a large number of additional students who wish to take online courses at convenient times and locations. Our customers can also use our technology to supplement their on-campus courses with an online learning environment.

   As of September 30, 1999, we had 112 contracts covering over 140 individual campuses. Since our inception our customers have purchased or ordered more than 2,000 online courses from us. For the Fall 1999 term, our customers have approximately 12,000 student enrollments in online courses provided by us.

Market Opportunity

   The market for higher education is large and growing. The U.S. Department of Education estimates that more than $200 billion is spent annually in the higher education market and that more than 14.5 million students were enrolled in colleges and universities in 1998. We believe that a growing demand for skilled labor, a larger population of potential students and the economic value of post-secondary education to students will continue to drive demand for higher education over the next decade. Moreover, a change in demographics has resulted in a greater percentage of older students. The U.S. Department of Education estimated that for 1996, adults over 24 years of age comprised approximately
6.1 million, or 42.7%, of the students enrolled in higher education programs. The U.S. Bureau of Census estimates that approximately 75% of students over the age of 24 work while attending school. This growing population of older students has caused colleges and universities to alter their approach to traditional education to meet the different needs of this population.

   The Internet's universal accessibility and real-time interactive nature make it an ideal platform for distance learning and for providing online course supplements for on-campus classes. Accordingly, distance learning has become a fast growing segment of the education marketplace. Online learning allows students to participate in courses at times that are convenient for them and from a variety of geographic locations, including satellite campuses or their own homes. Colleges and universities are experiencing increased demand for online learning and are increasingly recognizing that online learning allows them to reach more students, presenting additional revenue opportunities. International Data Corporation also estimates that approximately 85% of higher education institutions will offer distance learning courses by 2002 and that the number of students taking such courses will increase by more than 30% per year through 2002. In addition, educators are increasingly using the Internet to supplement their on-campus course offerings.

   Despite this projected growth, colleges and universities face several challenges in delivering high quality online courses. Effective online learning requires that students receive a learning experience of comparable quality, content and student/faculty interaction to an on-campus education. A college or university may attempt to develop an online education solution internally, creating its own software or purchasing software components from a vendor. In addition, we believe that many colleges and universities have found internally developed solutions to be time-consuming, expensive and difficult to implement. As a result, a growing number of colleges and universities are outsourcing the development and maintenance of their online campus and courses.

The eCollege.com Solution

   Our solution is designed to be flexible to meet the online learning needs of colleges and universities and their students. Our comprehesive suite of products enables colleges and universities to either completely outsource the development of their online campus and courses or to select those products that meet their needs. The eCollege.com solution has the following key elements:

   Comprehensive Products and Services. We provide a comprehensive suite of software consisting of online campuses, courses, course supplements and services, including design, development, management and hosting services, as well as ongoing administration, faculty and student support. We can create an online campus which replicates key services of a physical campus, including admissions, registration, bookstore, library, academic advising, career counseling, student union, bursar's office and financial aid services. We can also work with faculty to convert courses for online delivery or provide online supplements for on-campus courses. We host the online campuses, courses and course supplements on our reliable infrastructure.

   Rapid, Cost-Effective Development of Online Campuses and Courses. We can create and deliver a complete online campus, including training of faculty and administration, typically in 60 business days. Our flexible pricing structure allows our customers to purchase products and services that meet their needs. We believe most colleges and universities would incur substantially greater costs to develop a comparable solution internally.

   Easy Online Course Development. We typically work with faculty members to convert courses into effective presentations designated for delivery over the Internet using an array of course design tools and support services. Our automated, user-friendly authoring tools enable faculty with little or no programming experience to develop and update their courses easily through a standard Web browser. We believe that ease of use for the faculty and the availability of our technical support services are critical to achieving faculty acceptance of our solution.

   Easy to Use Online Learning Environment. We believe the online campuses and courses are easy for students and faculty to use and our other services, such as faculty and student support, allow colleges and universities to provide a well-supported online learning experience. A student can access our system with a Pentium 75 megahertz computer with a 28.8 kilobits-per-second modem and a standard Web browser. The online campus includes easily navigable screens, as well as highly customizable courses and student services. Our system allows the use of rich multimedia content, including video and audio clips, and a variety of interactive learning tools. Our high capacity, fully-redundant hosting infrastructure helps to ensure availability of the online campus and convenient "anytime/anywhere" delivery of courses. Our customer support personnel are available 24 hours a day, seven days a week.

   Standard, Scalable Technology. We integrate industry standard, open technology to provide a scalable and reliable delivery system. We have made significant investments in our infrastructure and technical support to ensure the reliability and scalability of our solution. We utilize multiple or "redundant" high bandwidth sources for Internet connections. As a result, we are capable of achieving nearly 100% uptime.

Growth Strategy

   Our objective is to become the leading provider of online learning solutions for colleges and universities and to further develop our presence within the continuing education and corporate training markets. The key elements of our growth strategy are to:

   Add Additional Colleges and Universities. Using a focused regional approach, we are actively targeting more than 3,800 colleges and universities. In addition, we intend to further develop the eCollege.com brand and reputation by increasing our marketing efforts, including increased use of print and online media advertising and greater participation at trade shows and executive speaking engagements. We believe our larger sales force and an increased marketing effort will enable us to further penetrate the higher education market.

   Increase Course Offerings and Enrollments with Existing Customers. In order to increase course offerings and student enrollments, we recently implemented a $10 million grant program designed to assist new and existing customers in increasing the number of online courses they offer using our solution. The grants will be used by our customers to increase marketing of our customers' online courses, increase the online teaching skills of our customers' educators, as well as fund additional technology to allow our customers to facilitate online education. We have received over 200 applications for the grant program from both existing and prospective customers.

   Further Develop Relationships with Existing Customers. We seek to build long-term relationships with colleges and universities and their faculties so that the online campus becomes an important extension of the college or university. We invest heavily in course development personnel and technology and work closely with faculty to ensure easy-to-implement, high quality courses. We are available to assist faculty and administrators on an ongoing basis. To further develop the relationships with our customers' faculty, we recently developed an area within the eCollege.com Website focused on faculty issues relating to online learning. We believe that development of long-term relationships with our customers will help us to penetrate additional departments within the college or university, and will create a strong barrier to exit.

   Unbundle and Expand Product Offerings for New and Existing
Customers. Historically we marketed and sold our campus product bundled with a minimum number of courses, as well as maintenance and support. We recently unbundled these offerings in order to provide our potential customers with greater flexibility in meeting their individual needs. Customers can also purchase implementation services and training on an as-needed basis. We believe this sales approach will expand the number of prospects that will be interested in purchasing our products and services.

   In addition, we have recently introduced several new products to expand our targeted online education market. These new products include eToolkit, a basic version of our online course development software, which allows web-based communication between faculty and students, and encourages professors to begin using our solutions; and eCompanion, a full-featured product which enables instructors to supplement their existing on-campus courses with an online learning environment. We believe these new offerings will enable us to further penetrate our existing customer base, as well as expand our offerings to new customers.

eCollege.com Customers

   We target more than 3,800 colleges and universities in the United States and Canada. We first began delivering courses in 1996 to the University of Colorado. In mid-1998, we significantly increased our sales force and have entered into more than 90 new contracts since then. Our management team and sales force have significant experience in the education industry, which we believe will continue to be a key factor in our ability to increase our customer base. The following list demonstrates the geographic diversity of some of our well-known customers: University of Colorado, Seton Hall University, Eastern Michigan University, University of Pennsylvania, Connecticut State University System, Keller Graduate School of Management, Rutgers University, The University of North Carolina at Greensboro, California State University-- Hayward, The University of Montana and The University of Wyoming. The University of Colorado accounted for 10% of our revenue in the first half of 1999, 21% of our revenue in 1998, 62% of our revenue in 1997 and 93% of our revenue in 1996. In addition, we have contracts with several providers of continuing education and corporate training, including DeVry/Becker Educational Development Corp., Earth Tech, Inc., National Association of Realtors and Palmer Chiropractic University Foundation d/b/a Palmer Institute for Professional Advancement.

eCollege System

   The eCollege System is made up of the following integrated and scalable components: eCollege Campus, a complete solution for educational institutions seeking to create an online campus; eCollege eTeaching Solutions, three versions of a course delivery and course authoring system for delivering academic content online, available through a college or university's specific eCollege Campus or through the eCollege.com

Website; and eCollege Administrative Reports, a component of eCollege Campus that allows administrators to monitor and control their online program and student enrollment.

     Graphic depicting components of eCollege System: eCollege System (SM) Students/Faculty/Administrators Web Browser -----------------------------------
   ----------------------------- eCollege Campus (SM) eCollege.com Website * Unique Welcome Page * Searchable Course Catalog * Registration * Personal
    Homepage & Calendar * Inquiry Form * Technical Requirements * Technical Requirements * Reference Tools * Student Services * Registration Feature *
Searchable Course Catalog * Online Payment * Academic Calendar ----------------
  ------------------------------------------------ --------------------------
 eCollege .com Administrative Reports (Restricted Access) * Student tracking *
      Payment records * Bulk email notification --------------------------
-------------------------------------------------------------------------------
- eCollege eTeaching Solutions (Restricted Access) ----------------------------
---------------------------------------------------- -------------------- -----
    ---------------- ------------------- eCollege eCollege eCollege eCourse
eCompanion eToolKit * Personal Homepage * Personal Homepage * Personal Homepage
   * Message Center * Message Center * Calendar * Document Sharing * Document Sharing * Syllabus * Journal * Journal * Class Email * Class Email * Class
     Email * Chat Room * Webliography * Webliography * Gradebook * Threaded Discussion * Threaded Discussion * Authoring Tool * Testing Functions * Testing
 Functions * Gradebook * Gradebook * Drop/Add Functions * Multi-media * Multi-media * Authoring Tool * Authoring Tool -------------------- ------------------
                            --- -------------------

   eCollege Campus and eCollege.com Website. eCollege Campus is a complete solution for educational institutions seeking to create an online campus offering online courses. eCollege Campus includes college or university specific logos, colors, fonts and student services. The eCollege Campus is an initial entry point for all student, faculty and administrative services, including class drop/add functions, account balance information, online bookstores, online admissions, course catalogs, registration and online tutorial, as well as the personal homepage listing each course in which a student is currently enrolled. This is the entry point to access the password protected eCollege eCourse or eCompanion, which contain the online courses and course material. eCollege Campus is designed to be easy to use and to reflect a college's distinctive character and unique preferences. The eCollege.com Website enables colleges and universities without an online campus to offer online courses.

   Administrative Reports. The Administrative Reports, one component of eCollege Campus, capture and display student information for college and university officials and administrators. College and university administrators can sort information by class code, student name, city or state or the student's Internet provider. The Administrative Reports maintain faculty and student evaluations and offer the ability to broadcast email messages to any group, based on enrollment classifications, demographics or other characteristics.

   Below and on the following page are examples of eCollege Campuses for the University of Colorado and Seton Hall University.

                   [picture of web page from "cuonline.edu," the online campus of University of Colorado, appears here]

                [Picture of web page from "setonworldwide.net," the online campus of Seton Hall University, appears here]

   eCollege eCourse. eCourse is a complete course delivery system for managing and delivering online courses over the Internet. eCourse includes everything necessary for course management, outlining assignments, conducting lectures, testing, grading and interacting with students. eCollege eCourse presents course material online with features that enable faculty to track and manage student progression through a course. eCollege eCourse also emphasizes student-to-faculty and student-to-student communication. Substantially all online courses begin with an introduction to the course and incorporate an audio or video presentation (using streaming technology--a new industry standard for delivering audio or video files through the Internet immediately as the files are downloaded through the Internet) introducing the faculty member. Within the eCollege eCourse, faculty members using a wide variety of online teaching tools can create, administer and score a variety of types of exams. Faculty members are also able to incorporate multimedia capabilities to enhance presentations.

   eCollege eCompanion. eCompanion offers customers a choice of all of the functions of eCollege eCourse, and provides professors with the tools necessary to create interactive supplements to traditional on-campus courses. Designed for the professor who wants to enhance classroom learning with Internet capabilities, eCompanion allows the professor to make lectures available online, conduct online practice tests, guide students to Internet resources, share documents and continue class discussion outside of the classroom.

   eCollege eToolKit. eToolKit is a set of online tools created for professors interested in using the Internet to administer classes more easily and open channels of communication with students. Through any Web browser, a professor can update the course syllabus, build an online calendar, chat with students in real-time and post grades. eToolKit provides professors with the ability to automate course administration and concentrate on teaching their courses. We provide eToolKit to professors free of charge through the eCollege.com Website and for a small fee through the college or university online campus. By providing a product with a limited functionality for free through our Website, our strategy is to increase awareness and usage of the eCollege.com system, thereby increasing the likelihood of selling our other products.

   The eCollege Authoring System is included in each of the eTeaching Solutions, but with limited features in eToolKit. Our course developers and faculty use the Authoring System to build online courses and materials. The Authoring System also provides faculty with an organized format for inputting content into the Authoring System for display while offering design flexibility in the use of communications and assessment tools in their courses. After minimal training, faculty can use the Authoring System to create and update their own course material in real time. This functionality encourages faculty to continually improve and update their courses, leading to better quality courses and materials for students.

eCollege.com Services and Support

   We offer a comprehensive suite of fee-based services that include implementation and training, course development, instructional design, maintenance and support. We believe that our comprehensive service offering is a key competitive advantage and will be an important factor in achieving market acceptance and maintaining long-term relationships with colleges and universities.

   Implementation. Our service representatives are responsible for implementation and management of our customer contracts and for overseeing all services provided to our customers. Account service representatives facilitate the efficient development and growth of the online campus and other eCollege.com products, frequently consult with college and university administrators and serve as a point of contact for all services. The account service representatives gather information regarding the distinctive character and preferences of each college or university and serve as a liaison to our design and technology teams. After the online campus is built or the eCollege.com eTeaching Solutions are adopted, the account service representatives assist the customer with ongoing maintenance issues and manage all aspects of our relationship with the college or university. In addition to a base salary, these representatives earn a bonus based on customer revenue.

   Instructional Design. Our instructional design consultants train faculty, provide written and multimedia resources and work individually with faculty to help them present their material in an attractive online format. In addition, they consult with faculty and our research and technology teams to generate ideas for improving our course delivery system.

   Course Development. Our course developers help faculty build their online courses. Course developers use our proprietory Authoring System to input content and build an online course to the faculty member's specifications. We offer a studio for faculty to record lectures and our course developers work with our audio and video group to create multimedia content for online courses. Faculty can also send audio and video clips to us and we will insert the media into online courses.

   Maintenance and Support. For an annual maintenance fee, a college or university may receive upgrades, system maintenance and content updates for its online campus or courses. In addition, our help desk provides technical support to students and faculty using the eCollege System. The help desk is available through email and telephone 24 hours a day, seven days a week.

Sales and Marketing

   Sales. We target more than 3,800 colleges and universities in the United States and Canada. We have a sales force of over 40 individuals, most with a background in education and/or technology. We compensate our sales personnel with a combination of a salary and commissions. Our sales force covers 20 regions throughout the entire continental United States and Canada. We divide the United States and Canada into two geographic areas, each managed by a regional vice president who is responsible for approximately 10 smaller regions. These regions are covered by account managers who are located within the territories they serve. Their assignments and objectives include:

  . working with our marketing department team to develop awareness of our services in each manager's region;

  . developing the initial business relationship with the roughly 100 colleges and universities in their region; and

  . broadening the business relationship by working with additional departments in a given college or university.

   The sales process is based on leads generated by the account managers, inquiries to the website and through attendance at conferences or trade shows. After a lead is generated, the account manager qualifies each prospect. We typically give each prospect access to a demonstration course and make an appointment for a presentation. Each presentation includes an online or CD-ROM demonstration of our system. Subsequent presentations may be scheduled with faculty and other interested parties. Once a contract is signed, we begin implementation of the online campus, courses or course supplements.

   Marketing. We market our solution through a combination of print and online media advertising, trade shows and direct marketing to promote our services to colleges and universities. Our website has been designed as our primary marketing communications tool, incorporating a demonstration of the eCollege System, information on industry trends, market research, webcasts from industry experts, and other important events in online learning. We also advertise in industry periodicals such as The Chronicle of Higher Education to address key decision-makers in our target market, generally senior administrators, faculty and IT administrators. We continue to strengthen our brand identity by participating in trade shows, conferences and executive speaking engagements. Finally, we hold online learning symposiums to build market awareness and identify qualified prospects.

   We market to students through our website, which highlights the benefits of online learning and provides students with information on online higher education alternatives. We intend to continue to develop our website for students as an important source for their online learning needs. We also market to faculty through an area within the eCollege.com Website focused on faculty issues relating to online learning.

   We provide our customers with additional marketing support to drive enrollment of online students, including:

  . an instructional enrollment marketing kit for our customers including media plans, sample advertisements and public relations and Web marketing strategies;

  . pamphlets distributed on campus;

  . marketing consulting services;

  . international promotion and recruitment; and

  . awareness of advanced degree, continuing education and corporate training alternatives.

   We recently implemented a $10 million dollar grant program designed to assist new and existing customers in increasing the number of online courses they offer using our solution. Grants are awarded, at our discretion, to institutions based on demonstrated commitment to a quality online degree program, the number of current and potential students, the institution's unique approach to online learning and other factors.

Technology

   Our technology strategy is to employ the best available software on stable and scalable platforms. All of our software products, such as eCollege Campus, eTeaching Solutions and eCollege Administrative Reports, contain our proprietary software, which we have created using a combination of our custom software and widely-available software products we license from third parties. To create the custom components of our software, we employ Microsoft's commonly used Internet programming technologies.

   Because our business depends on our ability to host Web-based software applications for our customers, one of our primary technical goals is to provide a highly reliable, fault tolerant system. To do so, we have made substantial investments in systems monitoring, fault handling, technology redundancy and other system uptime enhancements. For example, we continuously monitor our customers' websites and our own core systems. All of our primary servers contain fault-tolerant disk storage technology, backup network cards and power supplies which eliminate the possibility of a single point of failure in our servers and decrease their downtime. Our database servers contain the latest clustering technology that uses a combination of scaleable hardware and Microsoft software technologies. Finally, we maintain sophisticated "firewall" technology to prevent access by unauthorized users and to minimize known vulnerabilities to system security.

   Our products are delivered to our customers from a network of centralized Web servers. Our Web servers are located in three commercial data centers, commonly known as Web "server farms," which house our servers and provide us with scalable, high bandwidth Internet connections. These facilities are located in California and Colorado. We are in the process of implementing additional data centers in California and New Jersey. Having multiple data centers allows us to use "load balancing" to spread Internet traffic among various locations, thereby protecting our customers from experiencing Internet outages in any geographic region.

Competition

   The online learning market is quickly evolving and is subject to rapid technological change. Although the market is highly fragmented with no single competitor accounting for a dominant market share, competition is intense. We believe that the principal competitive factors in our market include:

  . the ability to provide an online solution meeting the needs of colleges, universities and students;

  . quality and performance of online learning solutions;

  . service features such as adaptability, scalability and ability to integrate other technology-based products;

  . quality of implementation and service teams;

  . company reputation; and

  . pricing.

   Our competitors vary in size and in the scope and breadth of the products and services they offer. Competition is most intense from colleges' and universities' internal information technology departments. Some colleges and universities construct online learning systems utilizing in-house personnel and creating their own software or purchasing software components from a vendor. We also face significant competition from a variety of companies including: (1) other companies which seek to offer a complete solution including software and services, (2) software companies with specific products for the college and university market, (3) systems integrators and (4) hardware vendors.

   Other competitors in this market include a wide range of education and training providers. These companies use video, cable, correspondence, CD-ROM, computer-based training, and online training.

   We believe that the level of competition will continue to increase as current competitors increase the sophistication of their offerings and as new participants enter the market. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Certain competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to systems development than we can. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures we face. Increased competition may result in reduced operating margins, as well as loss of market share and brand recognition. We may not be able to compete successfully against current and future competitors, and competitive pressures we face could have a material adverse effect on our business and financial results.

Proprietary Rights and Technology

   Although our business model and the services we provide define our business, our software and our copyrights, service marks, trademarks, trade dress, trade secrets, proprietary technology and similar intellectual property are also very important to our success. We rely on a combination of trademark and copyright laws, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have applied for the registration of certain of our trademarks and service marks in the United States, including "eCollege.com," "eTeaching Solutions," "eToolKit," "eCompanion" and "eCourse" and our logo. In addition to our Internet domain name, we also license and may license in the future, certain of our proprietary rights, such as trademarks, technology or copyrighted material, to third parties. See "Risk Factors--We must protect our intellectual property and proprietary rights."

Employees

   As of September 30, 1999, we employed 245 people. None of our employees is subject to any collective bargaining agreements, and we consider our relations with our employees to be good.

Facilities

   Our corporate headquarters are located in Denver, Colorado. The headquarters facility encompasses approximately 69,000 square feet and is leased under two separate leases which expire on June 30, 2002 and April 30, 2003, respectively. We believe our existing facilities are adequate for current requirements and that additional space can be obtained on commercially reasonable terms to meet future requirements.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   The executive officers, directors and key employees of eCollege.com as of September 30, 1999 are as follows:

            Name               Age                    Position
-----------------------------  --- ---------------------------------------------
Executive Officers and
 Directors
Robert N. Helmick............   42 Chairman, President and Chief Executive
                                   Officer

Charles P. Schneider.........   41 Chief Operating Officer and Executive Vice
                                   President

Douglas H. Kelsall...........   45 Chief Financial Officer and Treasurer

Jonathan M. Dobrin...........   27 Vice President, Chief Technology Officer and
                                   Director

Ray Henderson................   36 Senior Vice President, Engineering &
                                   Technology

John V. Helmick..............   40 Vice President, Corporate Services and
                                   Secretary

Mark J. Fine.................   43 Vice President, Sales

Kevin L. Johnson.............   38 Vice President, Business Development

James N. Sigman..............   38 Vice President, Professional Services

Ginger C. Smith..............   39 Vice President, Finance
Jack W. Blumenstein (1) (2)..   55 Director

Christopher E. Girgenti (1)
 (2).........................   35 Director

Jeri Korshak (1) (2).........   44 Director

Oakleigh Thorne..............   41 Director

Key Employees
Bradley V. Felix.............   25 Vice President, Systems Development

Denise LaBier Pilkington.....   36 General Counsel


--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

   Robert N. Helmick founded eCollege.com in July 1996 and has served as our Chairman of the Board, President and Chief Executive Officer since our inception. Mr. Helmick founded and served as Chief Executive Officer of Helmick and Associates, International, a consulting firm for higher education from 1990 through 1996. During that time, he served on the Board of Trustees of several universities. Previously, he practiced law with Bradshaw, Fowler, Proctor and Fairgrave, a law firm in Des Moines, Iowa, from 1982 through 1990. Mr. Helmick received a JD from the University of Southern California Law School and a BA from Drake University. Mr. Helmick is the brother of John V. Helmick, our Vice President, Corporate Services.

   Charles P. Schneider has served as our Chief Operating Officer and Executive Vice President since June 1999. From March 1994 to June 1999, Mr. Schneider was employed by Oracle Corporation, initially as Vice President, Oracle Vertical Markets & Solutions, and then as Senior Vice President, Consumer Sector. As Senior Vice President, Consumer Sector, Mr. Schneider was responsible for product and service definition, including identification of strategic acquisitions and partnerships, and product marketing and positioning. Additionally, Mr. Schneider created the marketing, sales, strategy and consulting organizations worldwide for Oracle Corporation's business in the consumer sector. As Vice President, Oracle Vertical Markets & Solutions, Mr. Schneider was responsible for building and leading a team to create Oracle's vertical industry strategy and program. Mr. Schneider received an MBA from New York University and a BS from Drexel University.

   Douglas H. Kelsall has served as our Chief Financial Officer and Treasurer since September 1999. From July 1997 to August 1999, Mr. Kelsall served as Chief Financial Officer of TAVA Technologies, Inc.; from December 1995 to June 1997, he served as Chief Financial Officer of Evolving Systems, Inc.; from June 1993 to December 1995, he served as President of Caribou Capital Corporation. Prior to that time, Mr. Kelsall served in various management and Vice President positions at Colorado National Bank. Mr. Kelsall holds a Bachelor of Arts degree from the University of Colorado and a Master of Business Administration degree from the University of Denver.

   Jonathan M. Dobrin has served as our Vice President and Chief Technology Officer since August 1998. Mr. Dobrin also served as our Vice President and Chief Operating Officer from July 1996 through July 1998. Mr. Dobrin has served as a director since 1997. He founded and served as Vice President of Real Information Systems LLC, a company that specialized in the development and deployment of premium Web sites, from October 1994 through July 1996. From June through October 1994, Mr. Dobrin was pursuing personal interests. Mr. Dobrin received a BA from the University of Vermont.

   Ray Henderson has served as our Senior Vice President, Engineering & Technology since January 1, 1999. From 1987 to 1998, he was employed by Simon & Schuster's Higher Education Division, where he was Vice President, Product Systems & Technology. In this role he pioneered many of the higher education industry's first Web-based products, and created a highly scaleable technology infrastructure for producing Internet-based educational products. Mr. Henderson received a BS from Trinity University.

   John V. Helmick has served as our Vice President, Corporate Services since March 1999. Mr. Helmick has served as our Secretary since our inception. He also served as a director from our inception through January 1999, as our General Counsel from August 1996 through March 1999 and as our Treasurer from our inception through January 1998. Mr. Helmick was an attorney specializing in corporate finance and securities regulation with Hershner, Hunter, Moulton, Andrews & Neill in Eugene, Oregon from 1993 until joining the Company in 1996. Mr. Helmick received a JD from Yale Law School and a BBA from the University of Texas at Austin. Mr. Helmick is the brother of Robert N. Helmick, our Chairman, President and Chief Executive Officer.

   Mark J. Fine has served as our Vice President, Sales since October 1997. From August 1980 through April 1996, he held various positions at Columbine JDS, a leading provider of software and services to the broadcasting and cable industries, including Vice President, Corporate Development, Vice President, Director of Automation Business Unit and most recently, Vice President, Sales and Marketing. Mr. Fine holds a BS in Quantitative Business Analysis from Arizona State University.

   Kevin L. Johnson has served as our Vice President, Business Development since October 1998. From December 1984 through October 1998, he held various positions, most recently as the Director of Strategic Relationships for the Simon & Schuster Higher Education Distributed Learning Group responsible for business development and partnership work as well as sales management of several regional sales managers. Mr. Johnson has over fifteen years of higher education sales, editorial and business development experience. Mr. Johnson received a BA from Middlebury College.

   James N. Sigman has served as our Vice President, Professional Services since our inception. From 1992 through May 1996, he was an attorney with Laurence J. Rich & Associates, specializing in corporate law, employment law and litigation. Mr. Sigman received a JD from the University of Denver Law School and a BA from Tulane University.

   Ginger C. Smith has served as our Vice President, Finance since July 1999 and from March 1998 through June 1999 Ms. Smith served as our Controller. Ms. Smith has over fourteen years of experience in finance and accounting. She has held financial management positions at NovaLogic, Inc., a software start-up, and Paramount Pictures. From 1985 to 1990, Ms. Smith was an auditor at Coopers & Lybrand. She received an MBA from California State University, and a BS in Finance and a BA in Accounting from George Mason University.

   Jack W. Blumenstein has served as a member of our board of directors since February 1998. Mr. Blumenstein has been the President of TBG Information Investors, LLC, and the co-president of Blumenstein/Thorne Information Partners, L.L.C. since October 1996, and is a co-founder of these private equity investment firms. TBG, a partnership with GS Capital Partners II, is a private equity fund that focuses on capital transactions in the information industry. From October 1992 to September 1996, Mr. Blumenstein held various positions with The Chicago Corporation (now ABN AMRO, Inc.), serving most recently as Vice President, Debt Capital Markets Group and a member of the board of directors. Mr. Blumenstein was President and CEO of Ardis, a joint venture of Motorola and IBM, and has held various senior management positions in product development and sales and marketing for Rolm Corporation and IBM.

   Christopher E. Girgenti has served as a member of our board of directors since June 1997. Mr. Girgenti has been Senior Managing Director of New World Equities, Inc. since November 1996 and Managing Director of New World Venture Advisors, LLC since January 1998. He serves on the boards of several technology and telecommunications companies. From April 1994 through October 1996, Mr. Girgenti served as Vice President and was co-head of the technology investment banking group of The Chicago Corporation (now ABN AMRO, Inc.). He has held various corporate finance positions with Kemper Securities, Inc. and KPMG Peat Marwick. Mr. Girgenti is a Chartered Financial Analyst.

   Jeri Korshak has served as a member of our board of directors since February 1999. Ms. Korshak has over twenty years of experience in marketing and business development. Ms. Korshak has been the Vice President of Strategy for MediaOne Group since June 1998. Ms. Korshak was Vice President and General Manager of US WEST Dex--Mountain Region from September 1995 to May 1998, and Vice President and General Manager of Interactive Television of US WEST Multimedia from November 1994 to September 1995. In these and other positions, Ms. Korshak has been involved in developing and introducing interactive services.

   Oakleigh Thorne has served as a member of our board of directors since February 1998. Mr. Thorne has been Chairman and Chief Executive Officer of TBG Information Investors, LLC and the co-president of Blumenstein/Thorne Information Partners, L.L.C. since October 1996, and is a co-founder of these private equity investment firms. TBG, a partnership with GS Capital Partners II, is a private equity fund that focuses on capital transactions in the information industry. Prior to that time, from January 1991 to August 1996, Mr. Thorne served in various management positions, including most recently President and Chief Executive Officer, of CCH Incorporated, a leading provider of tax and business law information, software, and services.

   Bradley V. Felix has served as our Vice President, Systems Development since August 1996. He founded and served as President of Timberline Internet Services, Inc., a consulting firm specializing in programming for Internet commerce from March 1996 through March 1997. In June 1997, Mr. Felix also co-authored Building an Extranet: Connect Your Intranet with Vendors and Customers. Mr. Felix also co-founded and developed ColoradoNet, an Internet service provider in 1995 and served in various technical and management capacities from December 1995 through August 1996. ColoradoNet was purchased by eCollege.com in August 1996. From September 1995 to June 1996, Mr. Felix served as a transportation specialist for Ralston Resorts. Mr. Felix served as a systems developer with Futures Tech on the Net from May 1995 to September 1995. Mr. Felix received a BS from Tufts University in 1995.

   Denise LaBier Pilkington has served as our General Counsel since March 1999. From August 1998 to March 1999, she was our Associate General Counsel. From 1992 to 1998, she was an attorney with Woodrow & Gruskin, PC, specializing in corporate and business law. Ms. LaBier Pilkington received a BA from the University of Colorado and a JD from the University of Denver Law School.

Directors' Terms

   All directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified.

Board Committees

   The Compensation Committee consists of Messrs. Girgenti and Blumenstein, and Ms. Korshak. There is currently one vacancy on the Compensation Committee. The Compensation Committee reviews and evaluates the salaries, supplemental compensation and benefits of our officers, reviews general policy matters relating to compensation and benefits of our employees and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers our stock option and stock purchase plans. See "--1999 Stock Incentive Plan" and "--1999 Employee Stock Purchase Plan."

   The Audit Committee consists of Messrs. Girgenti and Blumenstein, and Ms. Korshak. The Audit Committee reviews with our independent auditor the scope and timing of its audit services, the auditor's report on our financial statements following completion of its audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee will make annual recommendations to the board of directors for the appointment of independent auditors for the ensuing year.

Director Compensation

   We do not currently compensate directors for attending meetings of the board of directors or committee meetings of the board of directors, but we do reimburse directors for their reasonable travel expenses incurred in connection with attending these meetings.

Compensation Committee Interlocks and Insider Participation

   No member of the Compensation Committee was at any time an employee of eCollege.com. None of our executive officers serves as a member of the board of directors or Compensation Committee of any other entity which has one or more executive officers serving as a member of our board of directors or Compensation Committee.

1999 Stock Incentive Plan

   Our 1999 Stock Incentive Plan is intended to serve as the successor equity incentive program to our 1997 Stock Option Plan. The 1999 Stock Incentive Plan was adopted by the board and effective as of September 1999 and was subsequently approved by the stockholders. The 1999 Stock Incentive Plan will become effective upon the effective date of the offering. All outstanding options under our predecessor plan will at that time be incorporated into the 1999 Stock Incentive Plan, and no further option grants will be made under that plan. The incorporated options will continue to be governed by their existing terms, unless the plan administrator elects to extend one or more features of the 1999 Stock Incentive Plan to those options. Except as otherwise noted below, the incorporated options have substantially the same terms as will be in effect for grants made under the Discretionary Option Grant Program of the 1999 Stock Incentive Plan.

   2,902,708 shares of common stock have been authorized for issuance under the 1999 Stock Incentive Plan. As of September 30, 1999, 1,828,791 options have been issued under the plan. This share reserve consists of the number of shares estimated to remain available for issuance under our predecessor plan, including the shares subject to outstanding options thereunder. The share reserve will automatically increase on the first trading day in January each calendar year, beginning January 2, 2000, by an amount equal to three percent (3%) of the total number of shares of common stock outstanding on the last trading day in December in the preceding calendar year, but in no event will this annual increase exceed 1,000,000 shares. In addition, no participant in the 1999 Stock Incentive Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 500,000 shares of common stock in total per calendar year.

   The 1999 Stock Incentive Plan is divided into five separate programs:

  . The discretionary option grant program under which eligible individuals in the employ of eCollege.com may be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

  . The stock issuance program under which such individuals may be issued shares of common stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the performance of services;

  . The salary investment option grant program which may, at the plan administrator's discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants;

  . The automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

  . The director fee option grant program which may, in the plan administrator's discretion, be activated for one or more calendar years and, if so activated, will allow non-employee board members the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

   The discretionary option grant program and the stock issuance program will be administered by our Compensation Committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years.

   Plan Features. The 1999 Stock Incentive Plan will include the following features:

  . The exercise price for any options granted under the plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

  . The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of common stock on the new grant date.

  . Stock appreciation rights may be issued under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from eCollege.com equal to the fair market value of the vested shares of common stock subject to the surrendered option less the exercise price payable for those shares. eCollege.com may make the payment in cash or in shares of common stock.

   The 1999 Stock Incentive Plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

  . In the event that the eCollege.com is acquired by merger or asset sale or a board-approved sale of more than fifty percent of eCollege.com stock by its stockholders, each outstanding option under the discretionary option grant program which is not assumed or continued by the successor corporation will immediately become exercisable for all the option shares, and all unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

  . The plan administrator will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with eCollege.com or the acquiring entity is subsequently terminated. The vesting of outstanding shares under the 1999 Stock Incentive Plan may be accelerated upon similar terms and conditions;

  . The plan administrator may also grant options which will immediately vest upon an acquisition of eCollege.com, whether or not those options are assumed by the successor corporation; and

  . The plan administrator may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than fifty percent (50%) of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

   In the event of a merger, tender or takeover offer, or sale of all or substantially all of our assets (collectively, a "Change of Control Event"), or stockholder approval of our dissolution, the board has the authority to provide for full automatic vesting and exercisability of each non-qualified option granted under the 1997 Stock Option Plan, including shares which would not otherwise be exercisable. An option exercise under the 1997 Stock Option Plan may be made contingent upon the completion of a Change of Control Event. After a Change of Control Event occurs or articles of dissolution are filed, all unexercised options will terminate.

   In the event the Compensation Committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who makes this election will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will vest and become exercisable in a series of twelve (12) equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in our ownership or control.

   Each individual who first becomes a non-employee board member at any time after the completion of this offering will automatically receive an option grant for 5,000 shares on the date such individual joins the board, provided such individual has not been in our prior employ. In addition, on the date of each meeting of stockholders held after the completion of this offering, each non-employee board member who is to continue to serve as a non-employee board member will automatically be granted an option to purchase 2,500 shares of common stock, provided such individual has served on the board for at least six months.

   Each automatic grant will have a term of ten years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by eCollege.com, at the exercise price paid per share, should the optionee cease board service prior to vesting in those shares. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease to serve on the board prior to vesting in those shares. The shares subject to each 5,000 share automatic option grant will vest over a four (4) year period in successive equal annual installments upon the individual's completion of each year of board service over the four (4) year period measured from the option grant date. Each 2,500 share automatic option grant will vest upon the individual's completion of one year of board service measured from the option grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of eCollege.com or upon the optionee's death or disability while a board member.

   If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares of common stock subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares will be equal to the portion of the retainer fee invested in that option. The option will become exercisable in a series of twelve (12) equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon certain changes in the ownership or control of eCollege.com or the death or disability of the optionee while serving as a board member.

   Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant, salary investment option grant and director fee option grant programs and may be granted to one or more of our officers as part of their option grants under the discretionary option grant program. Options with limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based on the highest price per share of common stock paid in connection with the tender offer.

   The board may amend or modify the 1999 Stock Incentive Plan at any time, subject to any required stockholder approval. The 1999 Stock Incentive Plan will terminate no later than August 31, 2009.


1999 Employee Stock Purchase Plan

   Introduction. Our 1999 Employee Stock Purchase Plan was adopted by the board in June 1999 and approved by the stockholders in June 1999. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

   Share Reserve. 666,667 shares of our common stock will initially be reserved for issuance.

   Offering Periods. The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the underwriting agreement for our initial public offering and will end on the last business day of October 2001. The next offering period will start on the first business day in November 2001, and subsequent offering periods will be set by our compensation committee.

   Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of May and November each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

   Payroll Deductions. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of April and October each year. In no event, however, may any participant purchase more than 1,000 shares on any purchase date, and not more than 166,667 shares may be purchased in total by all participants on any purchase date.

   Reset Feature. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

   Change in Control. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

   Plan Provisions. The following provisions will also be in effect under the plan:

  . The plan will terminate no later than the last business day of July, 2009; and

  . The board may at any time amend, suspend or discontinue the plan.
    However, certain amendments may require stockholder approval.

Executive Compensation

   The following table sets forth all compensation received during the year ended December 31, 1998 by Mr. Robert Helmick, our Chief Executive Officer. No other executive officer had salary and bonus exceeding $100,000 for services rendered in all capacities during 1998.

                           Summary Compensation Table

   In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted from the following table because the aggregate amount of these perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus in 1998.

                                                                      Annual
                                                                   Compensation
                                                                  --------------
Name and Principal Position                                  Year  Salary  Bonus
------------------------------------------------------------ ---- -------- -----
Robert N. Helmick
 President and Chief Executive Officer...................... 1998 $120,000  $ 0

Aggregate Year-End Option Values

   The following table sets forth certain information concerning the number and value of unexercised options held by Mr. Robert Helmick at December 31, 1998. Mr. Helmick did not exercise options to purchase common stock during the year ended December 31, 1998.

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                    Options at           In-the-Money Options
                                 December 31, 1998      at December 31, 1998(1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
---------------------------- ----------- ------------- ----------- -------------
Robert N. Helmick...........   23,334         -0-       $196,239         $0

--------

(1) There was no public trading market for the common stock as of December 31, 1998. Accordingly, these values have been calculated on the basis of the assumed initial public offering price of $9.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

Employment Agreement

   We have entered into an employment agreement with Mr. Robert N. Helmick. The agreement sets a base salary for Mr. Helmick which salary may be adjusted by the Compensation Committee. In addition to a base salary, Mr. Helmick is eligible for an annual bonus of up to $200,000 payable in cash, eCollege.com stock, or other consideration as determined by our board of directors, although we are not required to pay any bonus. Mr. Helmick is also entitled to standard benefits including vacation days, participation in a flexible reimbursement plan, and medical/dental insurance.

   The initial term of employment under Mr. Helmick's employment agreement is from May 1, 1997 through December 31, 2000.

   The term of employment is automatically extended for successive one-year renewal periods if not terminated by Mr. Helmick or by us upon written notice.

   The agreement generally provides for termination:

  . upon employee's willful and continuous failure or refusal to comply with our policies, standards and regulations;

  . if employee engages in fraud, dishonesty or any other act of material misconduct; and

  . if employee receives notice of a breach of a material provision of the agreement and fails to cure the breach.

   The agreement contains non-competition provisions during the term of employment and for the period twelve months after termination of employment. Under these provisions, Mr. Helmick may not:

  . engage in, own an interest in, or perform services for any competitive business or activity;

  . for the 6 months subsequent to termination, solicit any of our employees to terminate their employment; and

  . for the 12 months subsequent to termination, sell or attempt to sell any competitive services or goods to any of our customers.

   The agreement also contains a confidentiality provision as well as a provision recognizing that we own all ideas and inventions conceived by Mr. Helmick during the term of the employment agreement.

   We have entered into an employment agreement with Mr. Schneider. The agreement sets an annual base salary for Mr. Schneider of $195,000, which salary may be adjusted by the board of directors. In addition to a base salary, Mr. Schneider is eligible for an annual bonus of up to $100,000, payable in cash. We also issued to Mr. Schneider options to purchase up to 326,667 shares of our common stock at an exercise price of $6.00 per share. These options are subject to vesting requirements. All unvested options will vest upon a change of control of eCollege.com. Mr. Schneider is also entitled to standard benefits including vacation days, participation in a flexible reimbursement plan, and medical/dental insurance.

   Mr. Schneider's employment may be terminated by eCollege.com or by him at any time and for any reason. The agreement generally provides for termination:

  . upon employee's willful and continuous failure or refusal to comply with our policies, standards and regulations;

  . if employee engages in fraud, dishonesty or any other act of material misconduct; or

  . if employee receives notice of a breach of a material provision of the agreement and fails to cure the breach.

   We have agreed to provide Mr. Schneider with severance pay equal to six months of his base salary, unless his employment is terminated for cause, as defined in the agreement.

   The agreement contains non-competition provisions during the term of employment and for the period six months after termination of employment. Under these provisions, Mr. Schneider may not:

  . own an interest in, participate in the management of, or perform services for any competitive business or activity; or

  . for a period of 12 months subsequent to termination, solicit any of our employees to terminate their employment.

   The agreement also contains a confidentiality provision as well as a provision recognizing that we own all ideas and inventions conceived by Mr. Schneider during the term of the agreement.

   We have entered into an employment agreement with Mr. Kelsall. The agreement sets an annual base salary for Mr. Kelsall of $168,000, which salary may be adjusted by the board of directors. In addition to a base salary, Mr. Kelsall is eligible for an annual bonus of up to $85,000, payable in cash. We also issued to Mr. Kelsall options to purchase up to 133,334 shares of our common stock at an exercise price of $9.00 per share. These options are subject to vesting requirements. All unvested options will vest upon a change of control of eCollege.com. Mr. Kelsall is also entitled to standard benefits including vacation days, participation in a flexible reimbursement plan, and medical/dental insurance.

   Mr. Kelsall's employment may be terminated by eCollege.com or by him at any time and for any reason. The agreement generally provides for termination:

  . upon employee's willful and continuous failure or refusal to comply with our policies, standards and regulations;

   .if employee engages in fraud, dishonesty or any other act of material misconduct; or

  . if employee receives notice of a breach of a material provision of the agreement and fails to cure the breach.

   We have agreed to provide Mr. Kelsall with severance pay equal to six months of his base salary, unless his employment is terminated for cause, as defined in the agreement.

   The agreement contains non-competition provisions during the term of employment and for the period six months after termination of employment. Under these provisions, Mr. Kelsall may not:

  . own an interest in, participate in the management of, or perform services for any competitive business or activity; or

  . for a period of 12 months subsequent to termination, solicit any of our employees to terminate their employment.

   The agreement also contains a confidentiality provision as well as a provision recognizing that we own all ideas and inventions conceived by Mr. Kelsall during the term of the agreement.

                              CERTAIN TRANSACTIONS

Transactions With Management and Others

   The following are brief descriptions of transactions between us and any of our directors, executive officers or stockholders known to us to own beneficially more than 5% of our shares, or any member of the immediate family of any of those persons, since our inception, where the amount involved exceeded $60,000:

Sales of Common Stock

   In February 1997, Robert N. Helmick, Chairman, President and Chief Executive Officer, Jonathan M. Dobrin, Vice President, Chief Technology Officer and Director, and John V. Helmick, Vice President, Corporate Services, made the following purchases of our common stock:

                                                    Shares   Price Per Aggregate
                                                   Purchased   Share   Proceeds
                                                   --------- --------- ---------
   Mr. R. Helmick................................. 4,526,666   $0.03   $130,950
   Mr. J. Dobrin..................................   140,000    0.03      4,050
   Mr. J. Helmick.................................   233,334    0.03      6,750

   Mr. R. Helmick's contribution of $130,950 was paid in the form of services he performed as our Chief Executive Officer. Mr. Dobrin's contribution of $4,050 was in the form of assets, including computer equipment, office furniture and computer software.

   On March 4, 1998, Mr. Sigman, our Vice President, Accounts and Services, purchased 69,953 shares of our common stock for $113,624 pursuant to the exercise of warrants. As payment for the shares Mr. Sigman issued us a promissory note. The note has an interest rate of 8% per annum, and is repayable in twenty-four monthly payments of $5,500 beginning March 31, 2000.

Sales of Preferred Stock

   On June 11, 1997, we entered into a Unit Purchase Agreement with New World Equities, Inc., Steven M. Singer, Robert C. Douglas, William E. Waldeck, Patrick T. DeLacey and David P. Shieldrop. New World Equities, Inc. is the beneficial owner of 9.5% of our common stock before the offering, and Christopher E. Girgenti, one of our directors, is a senior managing director of New World Equities, Inc. Under the agreement we sold a total of 132,000 units for an aggregate purchase price of $1,000,000. Each unit consisted of approximately 4.6667 shares of Series A Convertible Preferred Stock and a warrant to purchase approximately 4.6667 shares of our common stock at an exercise price of $1.62 per share. The shares of Series A Preferred Stock will convert into a total of 616,000 shares of common stock upon the completion of this offering. New World Equities, Inc. purchased 66,000 units for an aggregate purchase price of $500,000.

   On February 2, 1998, we entered into a Series B Preferred Share Purchase Agreement with Blumenstein/Thorne Information Partners I, L.P., the beneficial owner of 15.4% of our common stock before the offering, Stanley R. Dobrin, the father of Jonathan M. Dobrin, our Vice President, Chief Technology Officer and Director, and Alan L. Sigman, the father of James N. Sigman, our Vice President, Professional Services. Directors Jack W. Blumenstein and Oakleigh Thorne are co-presidents of Blumenstein/Thorne Information Partners L.L.C., which is the general partner of Blumenstein/Thorne Information Partners I, L.P. The following parties were also purchasers under the Series B Preferred Share Purchase Agreement: Alan L. Sigman, Lee S. Mendel, Davis B. Weidner, James F. Hemmer, Michael J. Walker, Robert A. Conway & Darlene A. Conway, JTWROS, Mark
A. Timmerman, Silver Family Trust U/D/T December 19, 1997, Jay S. Perlmutter, William O. Kasten, McDonald & Co. Securities, Inc., McDonald Venture Capital Fund, L.P., Sue Thompson, Robert C. Douglas and McDonald & Co. Securities, Inc., as Custodian for William E. Waldeck. Under the agreement we sold a total of 1,525,218 shares of Series B Convertible Preferred Stock for an aggregate purchase price of $6,000,000. The shares of Series B Preferred Stock will convert into a total of 1,525,218 shares of common stock upon the completion of this offering. Blumenstein/Thorne Information

Partners I, L.P. purchased 1,270,878 shares of Series B Preferred Stock for an aggregate purchase price of $4,999,997. Stanley R. Dobrin purchased 12,707 shares of Series B Preferred Stock for an aggregate purchase price of $49,994. Alan L. Sigman purchased 6,356 shares of Series B Preferred Stock for an aggregate purchase price of $25,006.

   On December 21, 1998, we entered into a Series C Preferred Share Purchase Agreement with MediaOne Interactive Services, Inc., VSI Holdings, Inc., Blumenstein/Thorne Information Partners I, L.P., New World Equities, Inc. and Stanley R. and Carol L. Dobrin, JTWOS. MediaOne Interactive Services, Inc. is the beneficial owner of 10.0% of our common stock before the offering. Director Jeri Korshak is Vice President of Strategy for MediaOne Interactive Services, Inc. VSI Holdings, Inc. is the beneficial owner of 5.0% of our common stock before the offering. Stanley R. and Carol L. Dobrin are the parents of Jonathan
M. Dobrin, our Vice President, Chief Technology Officer and Director. The following parties were also purchasers under the Series C Preferred Share Purchase Agreement: H&K Partners V, Davis Weidner and Sue Thompson, and N.T. Ruddock Company. Under the agreement we sold a total of 2,009,184 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $15,000,000 in a series of closings from December 21, 1998 through March 1, 1999. The shares of Series C Preferred Stock will convert into a total of 2,009,184 shares of common stock upon the completion of this offering. MediaOne Interactive Services, Inc. purchased 937,622 shares of Series C Preferred Stock for an aggregate purchase price of $7,000,017. VSI Holdings, Inc. purchased 468,808 shares of Series C Preferred Stock for an aggregate purchase price of $3,499,992. New World Equities, Inc. purchased 301,378 shares of Series C Preferred Stock for an aggregate purchase price of $2,250,002. Blumenstein/Thorne Information Partners I, L.P. purchased 172,097 shares of Series C Preferred Stock for an aggregate purchase price of $1,284,830. Stanley
R. and Carol L. Dobrin, JTWOS purchased 6,696 shares of Series C Preferred Stock for an aggregate purchase price of $49,995.

Amended and Restated Shareholders Agreement

   In connection with the sale of Series C Preferred Stock, we entered into an amended and restated shareholders agreement with the Series C Preferred purchasers and our Series A Preferred and Series B Preferred and certain of our common stockholders. The amended and restated shareholders agreement provided that our board of directors would consist of ten members. The agreement was subsequently amended as of January 1999 to provide that the board would consist of seven members, to be designated as follows:

  . The common stockholders have the right to designate three directors, one of whom shall be an independent director;

  . The holders of Series A Preferred Stock have the right to designate one director;

  . Blumenstein/Thorne Information Partners I, L.P. has the right to designate one director;

  . MediaOne Interactive Services, Inc. has the right to designate one director; and

  . All stockholders as a group will vote to elect one director, provided that this director must receive the affirmative vote of at least 66.67% of the shares voting.

   In addition, the agreement restricts the sale or transfer of shares of stock except in limited instances or in compliance with a co-sale procedure which permits each other stockholder to participate in the proposed sale, based on such stockholder's pro-rata stock holdings on an as converted basis. The entire agreement, including the board of directors designation provisions and the co-sale provisions, will terminate upon the completion of this offering.

Amended and Restated Registration Rights Agreement

   In connection with the sale of Series C Preferred Stock, we also entered into an amended and restated registration agreement which provided the Series A, Series B and Series C stockholders with demand and piggyback registration rights. The holders of 30% or more of the registrable securities are entitled to demand that we register their registrable securities under the Securities Act on Form S-1 or any similar long form registration statement. We are not required to effect more than two registrations pursuant to these demand registrations rights. The holders of the registrable securities are entitled to demand that we register their registrable securities under the Securities Act on Form S-3 or any similar short form registration statement then available to the Company, provided that the anticipated aggregate offering price of the securities to be registered exceeds $500,000. In addition, the holders of registrable securities are entitled to require us to include their registrable securities in future registration statements that we may file. Please see "Description of Capital Stock--Registration Rights."

Indemnification Agreements

   We have entered into indemnification agreements with our non-employee directors, Mr. Blumenstein, Mr. Girgenti and Ms. Korshak.

Certain Other Transactions

   From August 2, 1996 through January 31, 1997, we borrowed a total of $443,277 from a limited liability company of which Mr. R. Helmick is a manager and a member. Each loan was made under a promissory note that had an interest rate of 8% per annum. We repaid these loans in a series of installments from July 1997 through April 1998, together with a total of $42,269 in accrued interest.

   On March 10, 1997 we borrowed $87,000 from Mr. R. Helmick pursuant to a promissory note. The note was payable in 60 monthly installments of $1,868, and had an interest rate of 10.25% per annum. We made monthly payments through March 1998 and repaid the remainder of the note in full in April 1998.

Certain Business Relationships

   During 1998 we paid $35,245 in legal fees to Dorsey & Whitney LLP and we have paid $102,615 in legal fees to that firm as of September 30, 1999. Robert
H. Helmick, Esq., the father of Mr. R. Helmick and Mr. J. Helmick, is a partner of that firm.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of our common stock as of September 30, 1999, and as adjusted to reflect the sale of shares offered hereby assuming no exercise of the over-allotment option, by (1) each of our directors, (2) our Chief Executive Officer, (3) each person (or group of affiliated persons) known by us to beneficially own more than 5% of our common stock and (4) all directors and executive officers as a group.

   Unless otherwise indicated, each person named in the table has sole voting power and investment power or shares such power with his or her spouse with respect to all shares of capital stock listed as owned by such person. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days.

                                                                Percent of
                                             Number of           Ownership
                                               Shares        -----------------
                                            Beneficially      Before   After
Name of Beneficial Owner                       Owned         Offering Offering
------------------------                    ------------     -------- --------
Robert N. Helmick..........................  4,550,000 (1)    48.5%    32.8%
Jonathan M. Dobrin.........................    206,112 (2)     2.2%     1.5%
Blumenstein/Thorne Information Partners I,
 L.P. .....................................  1,442,975 (3)    15.4%    10.4%
MediaOne Interactive Services, Inc. .......    937,622 (4)    10.0%     6.8%
New World Equities, Inc. ..................    917,378 (5)     9.5%     6.5%
VSI Holding, Inc...........................    468,808 (6)     5.0%     3.4%
Jack W. Blumenstein........................  1,442,975 (7)    15.4%    10.4%
Christopher E. Girgenti....................    917,378 (8)     9.5%     6.5%
Oakleigh Thorne............................  1,442,975 (9)    15.4%    10.4%
Jeri Korshak...............................        --          --        --
All directors and executive officers as a
 group.....................................  7,539,856 (10)   76.5%    52.5%

--------

(1) Consists of 4,526,666 shares held by the Robert N. Helmick Trust and options to purchase 23,334 shares of common stock exercisable within 60 days of September 30, 1999. The address for Mr. Helmick is 10200 A East Girard Avenue, Denver, Colorado 80231.

(2) Includes options to purchase 66,112 shares of common stock exercisable within 60 days of September 30, 1999. The address for Mr. Dobrin is 10200 A East Girard Avenue, Denver, Colorado 80231.
(3) The address for Blumenstein/Thorne Information Partners I, L.P. is P.O. Box 871, Lake Forest, Illinois 60045.
(4) The address for MediaOne Interactive Services, Inc. is 5613 DTC Parkway, Suite 700, Englewood, Colorado 80111.

(5) Consists of 609,378 shares and warrants to purchase 308,000 shares of common stock exercisable within 60 days of September 30, 1999. The address for New World Equities, Inc. is 1603 Orrington Avenue, Suite 1070, Evanston, Illinois 60201.
(6) The address for VSI Holding, Inc. is 2100 N. Woodward Ave., Suite 201 West, Bloomfield Hills, Michigan 48304-2263.
(7) Consists of shares beneficially owned by Blumenstein/Thorne Information Partners I, L.P. Mr. Blumenstein is a co-President of Blumenstein/Thorne Information Partners L.L.C., the general partner of Blumenstein/Thorne Information Partners I, L.P. Mr. Blumenstein disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest, if any. The address for Mr. Blumenstein is P.O. Box 871, Lake Forest, Illinois 60045.

(8) Consists of 609,378 shares and warrants to purchase 308,000 shares of common stock exerciseable within 60 days of September 30, 1999, beneficially owned by New World Equities, Inc., of which Mr. Girgenti is a Senior Managing Director. Mr. Girgenti disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest, if any. The address for Mr. Girgenti is 1603 Orrington Avenue, Suite 1070, Evanston, Illinois 60201.
(9) Consists of shares beneficially owned by Blumenstein/Thorne Information Partners I, L.P. Mr. Thorne is a co-President of Blumenstein/Thorne Information Partners L.L.C., the general partner of Blumenstein/Thorne Information Partners I, L.P. Mr. Thorne disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest, if any. The address for Mr. Thorne is P.O. Box 871, Lake Forest, Illinois 60045.

(10) Includes 186,172 shares issuable upon the exercise of options exercisable within 60 days of September 30, 1999 and 308,000 shares issuable upon the exercise of warrants exercisable within 60 days of September 30, 1999. See notes 1, 2 7, 8 and 9 above.

                          DESCRIPTION OF CAPITAL STOCK

   Upon completion of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

   In June 1999, we reincorporated in Delaware. Upon the completion of this offering we plan to further amend and restate our Certificate of Incorporation. The following summary of the provisions of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective upon the completion of this offering.

Common Stock

   As of the date of this prospectus, assuming conversion of our outstanding
preferred stock there are     shares of common stock outstanding and held of
record by 62 stockholders. There will be 13,862,395 shares of common stock outstanding upon the closing of this offering.

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all of our assets remaining after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares sold in this offering will be, when issued in consideration for payment thereof, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon completion of this offering, there will be no shares of preferred stock outstanding.

Preferred Stock

   Upon completion of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. We have no present plans to issue any shares of preferred stock.

Warrants

   We are a party to warrant agreements that entitle the warrant holders to purchase 639,334 shares of common stock at a purchase price of $1.62 per share. All shares of common stock issuable upon exercise of these warrants are entitled to certain registration rights. See "Description of Capital Stock-- Registration Rights." The warrants expire if not exercised on or prior to June 11, 2000. The warrants provide the holders with anti-dilution protection under certain circumstances. We are also a party to a warrant agreement that entitles the warrant holder to purchase 40,185 shares of common stock at a purchase price of $7.47 per share. This warrant expires if not exercised on or prior to February 26, 2002. The terms of this warrant are the same as those of the warrants described above.

   We are also a party to a warrant agreement that entitles the warrant holder to purchase 7,000 shares of common stock. The exercise price of the warrant is $3.93 per share for fifty percent of the shares of common stock and $7.47 per share for the remaining fifty percent. In the event that we are acquired by another entity, the warrant holder, at its option, may elect to receive either (i) the consideration to be received by the holders of common stock, or (ii) cash in an amount equal to the difference between the fair market value of the consideration that the warrant holder would otherwise have received and the exercise price of the warrant. The warrant shares are subject to an anti-dilution agreement. In addition, all shares of common stock issuable upon exercise of this warrant are entitled to certain registration rights. See "Description of Capital Stock--Registration Rights."

   Assuming an offering price of the common stock sold in this offering of $9.00 per share, we will issue to the lender of our line of credit a warrant to purchase 30,000 shares of common stock. The exercise price of this warrant will be equal to the price of the common stock sold in this offering, with a maximum exercise price of $21 per share. If the offering price of the common stock sold in this offering is: (i) less than $12.00 per share, we will issue the lender a warrant to purchase 30,000 of common stock, (ii) greater than $12.00 per share and less than $16.00 per share, we will issue the lender a warrant to purchase 36,667 shares of common stock or (iii) greater than $16.00 per share, we will issue the lender a warrant to purchase 46,667 shares. All shares of common stock issuable upon exercise of these warrants are entitled to certain registration rights. See "Description of Capital Stock--Registration Rights."

Options

   As of September 30, 1999, options to purchase a total of 1,880,126 shares of common stock were outstanding, all of which are subject to lock-up arrangements. Options to purchase a total of 940,583 shares of common stock may be granted under the 1999 Stock Incentive Plan. See "Management--1999 Stock Incentive Plan" and "Shares Eligible for Future Sale."

Registration Rights

   We entered into registration rights agreements with certain of our stockholders. After the completion of this offering, the holders of 4,150,402 shares of common stock issuable upon the conversion of all of the outstanding preferred stock, and warrants to purchase an additional 623,000 shares of common stock, will be entitled to certain demand registration rights with respect to the registration of their registrable securities under the Securities Act. The holders of 30% or more of the registrable securities are entitled to demand that we register their registrable securities under the Securities Act on Form S-1 or any similar long form registration statement. We are not required to effect more than two registrations pursuant to these demand registrations rights. The holders of the of the registrable securities are entitled to demand that we register their registrable securities under the Securities Act on Form S-3 or any similar short form registration statement then available to the Company, provided that the anticipated aggregate offering price of the securities to be registered exceeds $500,000. In addition, the holders of registrable securities are entitled to require us to include their registrable securities in future registration statements that we may file. These registration rights are subject to various conditions and limitations, including the right of the underwriters of an offering to limit the number of registrable securities that may be included in the offering. In addition, holders of all of these shares will be restricted from exercising their demand rights until 180 days after the date of this prospectus. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions. Registration of any of the registrable securities held by security holders with registration rights will result in shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.

Anti-Takeover Effects of Provisions of Delaware Law and the Certificate of Incorporation and Bylaws

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law (as amended from time to time, the "DGCL"). Subject to exceptions, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

   In addition, provisions of the Amended and Restated Certificate of Incorporation and Bylaws, which provisions will be in effect upon the closing of this offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Board of Directors Vacancies

   The Amended and Restated Certificate of Incorporation authorizes the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

Stockholder Action; Special Meeting of Stockholders

   The Amended and Restated Certificate of Incorporation provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. The Bylaws further provide that special meetings of stockholders of eCollege.com may be called only by the President, the Chairman of the board of directors or a majority of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

   The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar day earlier than or 60 calendar days after such anniversary, notice by the stockholder, to be timely, must be so received not more than 90 days nor later than the later of (i) 60 days prior to the annual meeting of stockholders or (ii) the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. The Bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized But Unissued Shares

   The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to certain limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is American Securities Transfer and Trust, Inc., Denver, Colorado.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has not been any public market for the common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of our equity securities.

   Upon the closing of this offering, we will have an aggregate of 13,862,395 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Upon the closing of this offering, 1,880,126 shares of common stock will be issuable upon exercise of outstanding options, of which 580,767 shares will be vested and exercisable, and 686,519 shares of common stock will be issuable upon exercise of outstanding warrants (which does not include the warrants to be issued in connection with the line of credit). Of the outstanding 13,862,395 shares, the 4,500,000 shares sold in this offering will be freely tradable, except that any shares held by our "affiliates" (as that term is defined in Rule 144 promulgated under the Securities Act) may only be sold in compliance with the limitations described below. The remaining 9,362,395 shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. After taking into account the 180-day lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

          Number of Shares                           Date
      ------------------------ -------------------------------------------------
      9,063,714............... 180 days after the date of this prospectus
      298,681................. At various times from the date of this prospectus

   Of these shares, approximately 8,452,115 of the shares that will become eligible for resale after the expiration of the 180-day lock-up agreements are held by affiliates and therefore will remain subject to the volume limitations and other restrictions of Rule 144.

   In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) 1% of the then
outstanding shares of common stock (approximately    shares immediately after
this offering) or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of us such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

   Rule 701 promulgated under the Securities Act provides that shares of common stock acquired pursuant to written plans such as the 1999 Stock Incentive Plan may be resold by persons other than affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning 90 days after the date of this prospectus, subject to all provisions of Rule 144 except its one-year minimum holding period.

   All of our directors, officers and stockholders, and our optionholders and warrantholders have agreed that they will not, without the prior written consent of the representatives of the underwriters, sell or otherwise dispose of any shares of common stock or options to acquire shares of common stock during the 180-day period following the date of this prospectus. See "Underwriting."

   We intend to file a Form S-8 registration statement under the Securities Act on or immediately after the date of this prospectus to register all shares of common stock issuable under the 1999 Stock Incentive Plan and our 1999 Employee Stock Purchase Plan. Such registration statement will automatically become effective upon filing. Accordingly, shares covered by that registration statement will thereupon be eligible for sale in the public markets, unless such options are subject to vesting restrictions or the contractual restrictions described above. See "Management--1999 Stock Incentive Plan" and "--1999 Employee Stock Purchase Plan."

   We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except we may issue, and grant options to purchase, shares of common stock under the Stock Option Plan and we may offer and sell shares of common stock under our Employee Stock Purchase Plan. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of such issuance provide that such common stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence. See "Risk Factors--Future sales by our existing stockholders could adversely affect the market price of our common stock."

   Following this offering, in some circumstances and subject to conditions, holders of 4,773,402 shares of our outstanding common stock will have demand registration rights (subject to the 180-day lock-up arrangement described above) to require us to register their shares of common stock under the Securities Act, and they will have rights to participate in any future registration of securities by us. These holders are subject to lock-up periods of not more than 180 days following the date of this prospectus or 90 days after any subsequent prospectus. See "Description of Capital Stock-- Registration Rights."

                                  UNDERWRITING

   We are offering the shares of common stock described in this prospectus through a number of investment banks, which will purchase the common stock directly from eCollege.com for distribution to the public, referred to as underwriters. Banc of America Securities LLC and William Blair & Company, L.L.C. are the representatives of the underwriters and will negotiate on behalf of the underwriters and will enter into the underwriting agreement with us. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has agreed to purchase, the number of shares of common stock listed next to its name in the following table:

                                                                      Number  of
                                                                        Shares
Underwriter                                                           ----------
Banc of America Securities LLC.......................................
William Blair & Company, L.L.C.......................................
                                                                      ----------
  Total.............................................................. 4,500,000
                                                                      =========

   The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, than all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement, must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets, that we deliver to the underwriters customary closing documents such as various certificates and opinions of counsel, and that this registration statement has been declared effective by the SEC.

   We have granted an option to the underwriters to buy up to 675,000 additional shares of common stock. These additional shares would cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

   The representatives of the underwriters have advised us that the underwriters propose initially to offer the shares of common stock to the public at the price set forth on the cover page of this prospectus, and to certain dealers, such as stockbrokers, at that price less a concession not in
excess of $     per share of common stock. The underwriters may allow, and such
dealers may reallow, a discount not in excess of $    per share of common stock
to certain other dealers. After the inititial public offering, the public offering price, concession and discount may change.

   The following table shows the per share and total underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming both no exercise and full exercise by the underwriters of their over-allotment option.

                                          Per Share Without Option With Option
                                          --------- -------------- -----------
Public offering price....................      $           $             $
Underwriting discount....................      $           $             $
Proceeds, before expenses, to
 eCollege.com............................      $           $             $

   The underwriting fee will be an amount equal to the offering price per share to the public of the common stock, less the amount paid by the underwriters to eCollege.com per share of common stock. The underwriting fee currently is not expected to exceed 7% of the initial public offering price. The expenses of the offering, exclusive of the underwriting discount, are estimated at $973,832 and are payable entirely by us. The expenses consist of the following:

  .a registration fee of $14,067;

  .an NASD filing fee of $6,250

  .Nasdaq application and listing fee of $95,000;

  .estimated blue sky qualification fees and expenses of $10,000;

  .estimated printing and engraving expenses of $250,000;

  .estimated legal fees and expenses of $300,000;

  .estimated accounting fees and expenses of $250,000;

  .estimated transfer agent and registrar fees of $15,000; and

  .estimated miscellaneous fees and expenses of $33,515.

   We and all holders of our stock prior to this offering, as well as all holders of stock options, have entered into lock-up agreements with the underwriters. Under those agreements, we and those holders of stock and options may not dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements.

   We have agreed to indemnify the underwriters against liabilities, including liabilities for misstatements and omissions under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

   Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

  .Stabilizing transactions--The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

  .Over-allotments and syndicate covering transactions--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

  .Penalty bids--Penalty bids occur when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or covering transactions.

  .Passive market making--Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to certain limitations, until the time, if ever, at which a stabilizing bid is made.

   Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

   Neither eCollege.com nor the underwriters make any representation or prediction as to the effect that the transactions described above may have the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If these transactions are commenced, they may be discontinued without notice at any time.

   The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by this prospectus.

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between us and the underwriters. The primary factors to be considered in such negotiations are:

  .our history and prospects, and the history and prospects of the industry in which we compete;

  .our past and present financial performance;

  .an assessment of our management;

  .the present state of our development;

  .our prospects for future earnings;

  .the prevailing market conditions of the applicable U.S. securities market at the time of this offer;

  .market valuations of publicly traded companies that we and the representatives believe to be comparable to us; and

  .other factors deemed relevant, such as the evaluation of the above factors in relation to the market valuation of companies in related businesses.

   The underwriters have reserved up to 5% of the common stock offered hereby for sale to certain of our employees and their families, directors, customers and vendors at the initial public offering price set forth on the cover page of this prospectus. Such persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent such persons purchase these reserved shares.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for eCollege.com by Brobeck, Phleger & Harrison LLP, Broomfield, Colorado. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cooley Godward LLP, Boulder, Colorado.

                                    EXPERTS

   The financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information about us and the common stock offered hereby, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. The registration statement (and all amendments, exhibits and schedules thereto) may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. and copies of all or any part thereof may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

   We intend to distribute to our stockholders annual reports containing audited consolidated financial statements.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Public Accountants................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Deficit........................................ F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

After the reverse stock split discussed in Note 11 to the Company's financial statements is effected, we expect to be in a position to render the following audit report.

                                          Arthur Andersen LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To eCollege.com:

   We have audited the accompanying balance sheets of eCollege.com (a Delaware corporation, formerly Real Education, Inc.) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit and cash flows for the period from inception (July 26, 1996) to December 31, 1996, and for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eCollege.com as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from inception (July 26, 1996) to December 31, 1996, and for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Denver, Colorado,
 April 23, 1999 (except with
 respect to the matters discussed
 in Note 11, as to which the date

 is    , 1999).

                                  eCollege.com
                        (formerly Real Education, Inc.)

                                 BALANCE SHEETS

                                                                    Pro Forma
                                                                  Stockholders'
                               December 31,                         Equity at
                          ------------------------    June 30,    June 30, 1999
                             1997         1998          1999      (See Note 2)
                          -----------  -----------  ------------  -------------
                                                           (Unaudited)
         ASSETS
CURRENT ASSETS:
 Cash and cash
  equivalents............ $   208,346  $11,661,186  $  6,318,108
 Accounts receivable,
  net....................     214,660      258,980     1,448,905
 Accrued revenue
  receivable.............      10,000       57,885        10,730
 Other current assets....      15,550      112,357       475,194
                          -----------  -----------  ------------
   Total current assets..     448,556   12,090,408     8,252,937
PROPERTY AND EQUIPMENT,
 net.....................     299,842    1,569,129     2,252,642
                          -----------  -----------  ------------
TOTAL ASSETS............. $   748,398  $13,659,537  $ 10,505,579
                          ===========  ===========  ============
     LIABILITIES AND
   STOCKHOLDERS' EQUITY
        (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable........ $   229,337  $   658,643  $  1,102,809
 Accounts payable-
  related party..........       6,500          --         23,222
 Accrued liabilities.....      79,725    1,284,967     1,033,101
 Deferred revenue........      35,750      569,599     1,998,841
 Current portion of
  notes payable to
  related parties........      39,441          --            --
                          -----------  -----------  ------------
   Total current
    liabilities..........     390,753    2,513,209     4,157,973
OTHER LIABILITIES........         --        35,900        76,636
NOTES PAYABLE TO RELATED
 PARTIES.................     230,534          --            --
COMMITMENTS AND
 CONTINGENCIES (Notes 1
 and 8)
CONVERTIBLE PREFERRED
 STOCK SUBJECT TO
 MANDATORY REDEMPTION, no
 par value;
 Series A; 616,000,
  616,000, 616,000 and 0
  (unaudited, pro forma)
  shares authorized,
  issued and
  outstanding,
  respectively; entitled
  to preference in
  liquidation (includes
  cumulative preferred
  return of $55,030,
  $155,086, $205,110 and
  $0, respectively)......   1,029,284    1,136,803     1,190,557  $        --
 Series B; 0, 1,525,218,
  1,525,218 and 0
  (unaudited, pro forma)
  shares authorized,
  issued and
  outstanding,
  respectively; entitled
  to preference in
  liquidation (includes
  cumulative preferred
  return of $0,
  $550,060, $850,092 and
  $0, respectively)......         --     6,534,046     6,837,380           --
 Series C; 0, 2,009,184,
  2,009,184 and 0
  (unaudited, pro forma)
  shares authorized,
  respectively; 0,
  1,707,809, 2,009,184
  and 0 shares issued
  and outstanding,
  respectively; entitled
  to preference in
  liquidation (includes
  cumulative preferred
  return of $0, $31,438,
  $761,680 and $0,
  respectively)..........         --    11,978,566    15,122,274           --
STOCKHOLDERS' EQUITY
 (DEFICIT)
 Common stock, $0.01 par
  value; 50,000,000
  shares authorized;
  4,900,047, 5,112,333,
  5,188,163 and
  9,338,565 (unaudited,
  pro forma) shares,
  respectively, issued
  and outstanding........      49,000       51,123        51,882        93,386
 Additional paid-in
  capital................      92,376      405,067       489,113    23,597,820
 Warrants and options
  for common stock.......         --     1,626,426     4,322,509     4,322,509
 Notes receivable........         --      (341,024)     (341,024)     (341,024)
 Deferred compensation...         --    (1,244,007)   (3,650,025)   (3,650,025)
 Accumulated deficit.....  (1,043,549)  (9,036,572)  (17,751,696)  (17,751,696)
                          -----------  -----------  ------------  ------------
   Total stockholders'
    equity (deficit).....    (902,173)  (8,538,987)  (16,879,241) $  6,270,970
                          -----------  -----------  ------------  ============
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY
 (DEFICIT)............... $   748,398  $13,659,537  $ 10,505,579
                          ===========  ===========  ============

  The accompanying notes to financial statements are an integral part of these balance sheets.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                            STATEMENTS OF OPERATIONS

                          For the Period
                          From Inception      For the Years             For the Six
                          (July 26, 1996)         Ended                Months Ended
                              through         December 31,               June 30,
                           December 31,   ----------------------  ------------------------
                               1996         1997        1998         1998         1999
                          --------------- ---------  -----------  -----------  -----------
                                                                        (Unaudited)
REVENUE:
 Campus and course
  development fees......     $     --     $ 628,250  $ 1,086,022  $   405,700  $   658,483
 Student fees...........        22,464      399,930      579,047      220,906      737,041
                             ---------    ---------  -----------  -----------  -----------
   Total revenue........        22,464    1,028,180    1,665,069      626,606    1,395,524
COST OF REVENUE.........       109,974      528,090    2,064,909      456,401    2,737,349
                             ---------    ---------  -----------  -----------  -----------
   Gross profit (loss)..       (87,510)     500,090     (399,840)     170,205   (1,341,825)
                             ---------    ---------  -----------  -----------  -----------
OPERATING EXPENSES:
 Selling and
  marketing.............        25,474      106,026    3,394,000      868,938    3,188,551
 General and
  administrative........       248,884      767,812    2,509,496    1,217,184    1,777,704
 Development............        60,207      212,052    1,099,000      224,925    1,358,502
                             ---------    ---------  -----------  -----------  -----------
   Total operating
    expenses............       334,565    1,085,890    7,002,496    2,311,047    6,324,757
                             ---------    ---------  -----------  -----------  -----------
LOSS FROM OPERATIONS....      (422,075)    (585,800)  (7,402,336) (2,140,842)   (7,666,582)
OTHER INCOME (EXPENSE):
 Interest and other
  income................        27,001        8,993      149,308       89,597      202,254
 Interest expense.......        (9,186)     (37,990)     (36,819)      (1,032)         --
                             ---------    ---------  -----------  -----------  -----------
NET LOSS FROM CONTINUING
 OPERATIONS.............      (404,260)    (614,797)  (7,289,847)  (2,052,277)  (7,464,328)
DISCONTINUED OPERATIONS
 (Note 5):
 Income (loss) from
  operations............       (29,239)      29,249          --           --           --
 Gain on disposal of
  discontinued
  operations............           --        34,632          --           --           --
                             ---------    ---------  -----------  -----------  -----------
NET LOSS................     $(433,499)   $(550,916) $(7,289,847) $(2,052,277) $(7,464,328)
                             =========    =========  ===========  ===========  ===========
NET LOSS APPLICABLE TO
 COMMON STOCKHOLDERS:
 Net loss...............     $(433,499)   $(550,916) $(7,289,847) $(2,052,277) $(7,464,328)
 Dividends on
  mandatorily
  redeemable,
  convertible preferred
  stock.................           --       (55,030)    (681,554)    (300,524)  (1,080,298)
 Accretion of
  mandatorily
  redeemable,
  convertible preferred
  stock.................           --        (4,104)     (21,622)      (7,488)    (170,498)
                             ---------    ---------  -----------  -----------  -----------
NET LOSS APPLICABLE TO
 COMMON STOCKHOLDERS....     $(433,499)   $(610,050) $(7,993,023) $(2,360,289) $(8,715,124)
                             =========    =========  ===========  ===========  ===========
BASIC AND DILUTED NET
 LOSS FROM CONTINUING
 OPERATIONS PER SHARE ..     $     --     $   (0.16) $     (1.58) $     (0.47) $     (1.70)
                             =========    =========  ===========  ===========  ===========
BASIC AND DILUTED NET
 LOSS PER SHARE ........     $     --     $   (0.15) $     (1.58) $     (0.47) $     (1.70)
                             =========    =========  ===========  ===========  ===========
WEIGHTED AVERAGE SHARES
 OUTSTANDING--BASIC AND
 DILUTED................           --     4,107,964    5,074,697    5,037,683    5,135,349
                             =========    =========  ===========  ===========  ===========
PRO FORMA NET LOSS FROM
 CONTINUING
 OPERATIONS PER SHARE
 (UNAUDITED--Note 2):
 Basic and diluted net
  loss per share........                             $     (1.02) $     (0.30) $     (0.81)
                                                     ===========  ===========  ===========
 Weighted average
  common shares
  outstanding--basic
  and diluted...........                               7,120,022    6,890,806    9,235,527
                                                     ===========  ===========  ===========

  The accompanying notes to financial statements are an integral part of these statements.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                  Common Stock
                          ----------------------------
                                            Additional  Warrants
                                      Par    Paid-in      and       Notes       Deferred    Accumulated
                           Shares    Value   Capital    Options   Receivable  Compensation    Deficit        Total
                          --------- ------- ---------- ---------- ----------  ------------  ------------  ------------
BALANCES, JULY 26, 1996
 (Inception)............        --  $   --   $    --   $      --  $     --    $       --    $        --   $        --
 Net loss...............        --      --        --          --        --            --        (433,499)     (433,499)
                          --------- -------  --------  ---------- ---------   -----------   ------------  ------------
BALANCES, DECEMBER 31,
 1996...................        --      --        --          --        --            --        (433,499)     (433,499)
 Issuance of common
  stock at approximately
  $0.03 per share.......    373,333   3,733     7,067         --        --            --             --         10,800
 Issuance of common
  stock in February 1997
  for services
  provided..............  4,526,667  45,267    85,233         --        --            --             --        130,500
 Common stock issued
  upon exercise of
  warrants..............         47     --         76         --        --            --             --             76
 Dividends accrued on
  mandatorily
  redeemable,
  convertible preferred
  stock.................        --      --        --          --        --            --         (55,030)      (55,030)
 Accretion of
  mandatorily
  redeemable,
  convertible preferred
  stock to redemption
  value.................        --      --        --          --        --            --          (4,104)       (4,104)
 Net loss...............        --      --        --          --        --            --        (550,916)     (550,916)
                          --------- -------  --------  ---------- ---------   -----------   ------------  ------------
BALANCES, DECEMBER 31,
 1997...................  4,900,047  49,000    92,376         --        --            --      (1,043,549)     (902,173)
 Issuance of common
  stock upon exercise of
  warrants and options
  ......................    212,286   2,123   342,691         --   (341,024)          --             --          3,790
 Repurchase of warrants
  for common stock......        --      --    (30,000)        --        --            --             --        (30,000)
 Deferred compensation..        --      --        --    1,443,542       --     (1,443,542)           --            --
 Amortization of
  deferred
  compensation..........        --      --        --          --        --        199,535            --        199,535
 Warrants for common
  stock issued in
  connection with line
  of credit.............        --      --        --       27,819       --            --             --         27,819
 Warrants for common
  stock issued in
  connection with Series
  C preferred stock.....        --      --        --      155,065       --            --             --        155,065
 Dividends accrued on
  mandatorily
  redeemable,
  convertible preferred
  stock.................        --      --        --          --        --            --        (681,554)     (681,554)
 Accretion of
  mandatorily
  redeemable,
  convertible preferred
  stock to redemption
  value.................        --      --        --          --        --            --         (21,622)      (21,622)
 Net loss...............        --      --        --          --        --            --      (7,289,847)   (7,289,847)
                          --------- -------  --------  ---------- ---------   -----------   ------------  ------------
BALANCES, DECEMBER 31,
 1998...................  5,112,333  51,123   405,067   1,626,426  (341,024)   (1,244,007)    (9,036,572)   (8,538,987)
 Issuance of common
  stock upon exercise of
  options (Unaudited)...     75,830     759    84,046         --        --            --             --         84,805
 Deferred compensation
  (Unaudited)...........        --      --        --    2,696,083       --     (2,696,083)           --            --
 Amortization of
  deferred compensation
  (Unaudited)...........        --      --        --          --        --        290,065            --        290,065
 Dividends accrued on
  mandatorily
  redeemable,
  convertible preferred
  stock (Unaudited).....        --      --        --          --        --            --      (1,080,298)   (1,080,298)
 Accretion of
  mandatorily
  redeemable,
  convertible preferred
  stock to redemption
  value (Unaudited).....        --      --        --          --        --            --        (170,498)     (170,498)
 Net loss (Unaudited)...        --      --        --          --        --            --      (7,464,328)   (7,464,328)
                          --------- -------  --------  ---------- ---------   -----------   ------------  ------------
BALANCES, JUNE 30, 1999
 (UNAUDITED)............  5,188,163 $51,882  $489,113  $4,322,509 $(341,024)  $(3,650,025)  $(17,751,696) $(16,879,241)
                          ========= =======  ========  ========== =========   ===========   ============  ============

  The accompanying notes to financial statements are an integral part of these statements.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                            STATEMENTS OF CASH FLOWS

                                                 For the Period
                                                 From Inception                                   For the Six
                                                 (July 26, 1996)   For the Years Ended           Months Ended
                                                     through          December 31,                 June 30,
                                                  December 31,   ------------------------  --------------------------
                                                      1996          1997         1998          1998          1999
                                                 --------------- ----------  ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                                             (Unaudited)
 Net loss.......................................    $(433,499)   $ (550,916) $ (7,289,847) $ (2,052,277) $ (7,464,328)
 Adjustments to reconcile net loss to net cash
  used in operating activities-
  Depreciation and amortization.................       18,376       126,199       393,841       133,691       412,881
  Provision for doubtful accounts...............          --            --          9,800           --            --
  Gain on disposal of discontinued operations...          --        (34,632)          --            --            --
  Common stock issued for services..............          --         65,250           --            --            --
  Deferred compensation.........................          --            --        199,535        35,545       290,065
  Noncash interest expense......................          --            --         27,819           --            --
  Change in-
   Accounts receivable and accrued
    revenue receivables.........................      (14,433)     (190,607)     (102,005)     (130,495)   (1,142,770)
   Other current assets.........................       (1,399)      (14,151)      (96,807)      (77,366)      (62,287)
   Accounts payable and accrued liabilities.....      112,379       268,433       972,048       340,489       871,522
   Deferred revenue.............................       35,000           750       533,849       296,602     1,429,242
   Other liabilities............................          --            --         35,900           --         40,736
                                                    ---------    ----------  ------------  ------------  ------------
     Net cash used in operating activities......     (283,576)     (329,674)   (5,315,867)   (1,453,811)   (5,624,939)
                                                    ---------    ----------  ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment.............      (53,090)     (369,653)   (1,663,128)     (860,707)   (1,096,394)
 Proceeds from sale of ColoradoNet..............          --        200,000           --            --            --
 Purchase of ColoradoNet, net of cash
  acquired......................................      (77,662)          --            --            --            --
                                                    ---------    ----------  ------------  ------------  ------------
     Net cash used in investing activities......     (130,752)     (169,653)   (1,663,128)     (860,707)   (1,096,394)
                                                    ---------    ----------  ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of preferred stock......          --      1,000,000    18,750,020     6,000,000     2,250,000
 Proceeds from line of credit ..................          --            --        500,000           --            --
 Payments on line of credit ....................          --            --       (500,000)          --            --
 Payments on notes payable......................          --       (129,000)          --            --            --
 Proceeds from notes payable to related
  parties.......................................      434,465       120,812           --            --            --
 Payments on notes payable to related parties...          --       (285,302)     (269,975)     (269,975)          --
 Payment of stock issuance costs................          --        (29,850)      (22,000)      (22,000)     (656,000)
 Repurchase of warrants.........................          --            --        (30,000)      (30,000)          --
 Proceeds from issuance of common stock.........          --         10,876         3,790           --         84,805
 Deferred initial public offering costs.........          --            --            --            --       (300,550)
                                                    ---------    ----------  ------------  ------------  ------------
     Net cash provided by financing activities..      434,465       687,536    18,431,835     5,678,025     1,378,255
                                                    ---------    ----------  ------------  ------------  ------------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS....................................       20,137       188,209    11,452,840     3,363,507    (5,343,078)
CASH AND CASH EQUIVALENTS, beginning of year....          --         20,137       208,346       208,346    11,661,186
                                                    ---------    ----------  ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, end of year..........    $  20,137    $  208,346  $ 11,661,186  $  3,571,853  $  6,318,108
                                                    =========    ==========  ============  ============  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid for interest........................    $     --     $   47,176  $      9,000  $      1,032  $        --
                                                    =========    ==========  ============  ============  ============
SUPPLEMENTAL SCHEDULE OF NONCASH
FINANCING ACTIVITIES:
  Dividends accrued on Series A, B and C
   mandatorily redeemable, convertible
   preferred stock..............................    $     --     $   55,030  $    681,554  $    300,524  $  1,080,298
                                                    =========    ==========  ============  ============  ============
  Accretion on Series A, B and C mandatorily
   redeemable, convertible preferred stock......    $     --     $    4,104  $     21,622  $      7,488  $    170,498
                                                    =========    ==========  ============  ============  ============
  Common stock issued for accrued services
   payable......................................    $     --     $   65,250  $        --   $        --   $        --
                                                    =========    ==========  ============  ============  ============
  Issuance of note payable in connection with
   acquisition..................................    $ 129,000    $      --   $        --   $        --   $        --
                                                    =========    ==========  ============  ============  ============
  Warrants issued for offering costs............    $     --     $      --   $    155,065  $        --   $        --
                                                    =========    ==========  ============  ============  ============
  Accrued offering costs........................    $     --     $      --   $    656,000  $        --   $        --
                                                    =========    ==========  ============  ============  ============
  Common stock issued in exchange for notes
   receivable...................................    $     --     $      --   $    341,024  $        --   $        --
                                                    =========    ==========  ============  ============  ============

  The accompanying notes to financial statements are an integral part of these statements.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1997 and 1998

                 (Information as of and for the Six Months

                Ended June 30, 1998 and 1999 is Unaudited)

(1) Organization and Nature of Business

   eCollege.com (the "Company," formerly Real Education, Inc. and Real Information Systems, Inc.) was organized and incorporated in the state of Colorado on July 26, 1996. As discussed in Note 11, the Company reincorporated in the State of Delaware on June 22, 1999. The Company is a leading provider of a complete solution that enables colleges and universities to deliver an online campus and courses over the Internet. The Company's integrated platform of software and services allows colleges and universities to outsource the creation, launch, management and support of a comprehensive online campus and courses. The Company's services include campus and course design, development, hosting, maintenance and customer support services.

   The Company is subject to various risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies in the new and rapidly evolving market for Internet-based products and services. Such risks and uncertainties include, but are not limited to, its limited operating history, evolving and unpredictable technology and market demands and the management of rapid growth. To address these risks, the Company must, among other things, maintain and increase its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology, provide superior customer service and attract, retain and motivate qualified personnel. There can be no guarantee that the Company will be successful in addressing such risks.

 Unaudited

   The Company's current business plan contemplates significant growth, and the Company believes that for at least the next 12 months it will experience operating losses and will generate negative cash flows from operating and investing activities. The Company had cash and cash equivalents of $6.3 million
at June 30, 1999 and      at September 30, 1999. In October 1999, the Company
secured a $2.5 million line of credit which allows for $1,650,000 of immediately available borrowings. In connection with the line of credit, the Company issued warrants to the lender for 30,000 shares of common stock, which number may be increased in certain circumstances. In the opinion of management, the Company's existing cash balances and the amount of cash immediately available under the line of credit will allow the Company to continue operations through at least December 31, 1999, although the level of operations may be curtailed. However, amounts drawn under the line of credit may be required to be repaid on January 14, 2000, unless the Company extends the maturity, in accordance with its terms, to February 13, 2000. Such extension will require the Company to issue additional warrants. Due to the above, the Company will be required to secure additional financings in order to remain viable subsequent to December 31, 1999. The Company is currently in the process of an initial public offering of its common stock.

(2) Summary of Significant Accounting Policies

 Interim Financial Statements (Unaudited)

   The interim financial statements for the six months ended June 30, 1998 and 1999, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire year. In addition, our results of operations in interim periods will fluctuate due to the seasonality inherent in the academic calendar.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Use of Estimates in the Preparation of Financial Statements

   The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   The Company considers investments in highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents. Such investments are held in money market accounts whose costs approximate their fair market values.

 Revenue Recognition

   The Company generates revenue primarily from two sources--campus and course development revenue and per-course student fees.

   Online campus and course design and development services are generally conducted under fixed price contracts, and revenue is recognized using the percentage of completion method. Frequently, customers will elect to add courses in addition to those under the initial contract, and the Company recognizes revenue related to these courses as the courses are developed. Revenue from online campus and course design and development contracts are recognized on the percentage of completion method for individual contracts, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Revenues are recognized in the ratio that hours incurred bear to total estimated hours at completion. The Company's use of the percentage of completion method of revenue recognition requires estimates of percentage of project completion. Changes in job performance, estimated profitability and final contract settlements may result in revisions to the estimated degree of completion and corresponding revenue in the period in which the revisions are determined. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses are determinable. Contract costs include all labor costs directly related to contract performance as well as other direct contract costs.

   Revenue that is recognized is reflected as accrued revenue receivable to the extent that the customer has not yet been billed for such services. The Company records deferred revenue for amounts received from or billed to customers in excess of the revenue that has been earned.

   The Company also generates student fee revenue when students sign up for online courses developed by the Company for its customers at an agreed upon price with the customer. This student fee revenue is recognized ratably over the period the course is delivered.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Costs and Estimated Earnings on Uncompleted Contracts

                                                           December 31,
                                                       ----------------------
                                                         1997        1998
                                                       ---------  -----------
   Costs incurred on uncompleted contracts............ $ 152,750  $   607,750
   Estimated earnings.................................    16,500        5,136
                                                       ---------  -----------
                                                         169,250      612,886
   Less: Billings to date.............................  (195,000)  (1,104,000)
                                                       ---------  -----------
                                                       $ (25,750) $  (491,114)
                                                       =========  ===========
   Included in accompanying balance sheets under the
    following captions:
     Accrued revenue receivable....................... $  10,000  $    57,885
     Deferred revenue--development....................   (35,750)    (548,999)
                                                       ---------  -----------
                                                       $ (25,750) $  (491,114)
                                                       =========  ===========

   In addition to the amounts disclosed above, at December 31, 1998 the Company had $20,600 of deferred revenue related to student fees.

 Accounts Receivable

   The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable. At December 31, 1997 and 1998, the allowance for doubtful accounts was approximately $0 and $10,000, respectively.

 Concentration of Credit Risk

   Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company has no significant off-balance sheet concentrations of credit risk, such as foreign exchange contracts, option contracts or other foreign currency hedging arrangements. The Company maintains its cash balances in the form of bank demand deposits and money market accounts with financial institutions that management believes are creditworthy. Accounts receivable are typically unsecured and are derived from transactions with and from educational institutions primarily located in the United States. Accordingly, the Company may be exposed to credit risk generally associated with educational institutions. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses.

   As discussed in Note 9, the Company had one customer in 1996, two customers in 1997 and one customer in 1998 that accounted for more than 10% of revenue. In addition, as of December 31, 1997 and 1998, the Company had five and four customers, respectively, that individually accounted for more than 10% of accounts receivable. These customers in the aggregate accounted for 99% and 53% of accounts receivable balances at December 31, 1997 and 1998, respectively. The loss of such customers could result in a significant reduction of revenues.

 Property and Equipment

   Property and equipment are stated at cost and depreciation is provided using the straight-line method, generally over estimated useful lives of three to five years. Maintenance and repairs are expensed as incurred and major additions, replacements and improvements are capitalized.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Leasehold improvements are amortized using the straight-line method over the shorter of the useful life or the life of the lease.

   The components of property and equipment are as follows:

                                                           1997        1998
                                                         ---------  ----------
      Computer equipment................................ $ 308,795  $1,609,401
      Office furniture and equipment....................    19,805     349,305
      Leasehold improvements............................    90,649     123,671
                                                         ---------  ----------
                                                           419,249   2,082,377
      Less: Accumulated depreciation and amortization...  (119,407)   (513,248)
                                                         ---------  ----------
                                                         $ 299,842  $1,569,129
                                                         =========  ==========

 Impairment of Long-Lived Assets

   The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates the recoverability of its long-lived assets based on estimated undiscounted future cash flows and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

 Fair Value of Financial Instruments

   The Company's financial instruments consist of cash equivalents, short-term trade receivables and payables, and notes payable. The carrying values of the cash equivalents and short-term trade receivables and payables approximate their fair values. Based on borrowing rates currently used by the Company for financing, the carrying value of the notes payable approximates estimated fair value. Financial instruments also consist of convertible preferred stock subject to mandatory redemption, whose fair value at December 31, 1997 and 1998, was approximately $1.2 million and $28.7 million, respectively. Such values were estimated based upon the estimated value of the common stock into which such preferred stock could be converted.

 Income Taxes

   The current provision for income taxes represents actual or estimated amounts payable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carryforwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. The Company's deferred tax assets have been completely reduced by a valuation allowance because management does not believe realization of the deferred tax asset is sufficiently assured at each balance sheet date (Note
10).

 Development

   Costs incurred in the development of new software and enhancements to existing software and services are expensed as incurred.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Advertising Costs

   Advertising costs are expensed as incurred and are included in sales and marketing expense in the accompanying statements of operations. Advertising expense for each of the periods presented in the accompanying statement of operations related to continuing operations is as follows:

                 For the Year Ended                          For the Six Months Ended
                    December 31,                                     June 30,
            ------------------------------                  --------------------------------------------
              1997               1998                         1998                       1999
            ---------         -----------                   --------                   --------
                                                                   (Unaudited)
            $ 18,000          $ 1,097,000                   $279,120                   $487,202
            ========          ===========                   ========                   ========

   For the period from inception to December 31, 1996, approximately $9,000 of advertising expense was incurred in connection with discontinued operations.

 Stock-Based Compensation

   The Company accounts for its employee stock option plans and other stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), and related interpretations. The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma disclosures for employee stock grants made in 1997 and future years as if the fair-value-based method of accounting in SFAS No. 123 had been applied to these transactions. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and related interpretations.

 Stock Split

   Upon the reincorporation of the Company discussed in Note 11, the Company effected a seven-for-one split of its common and preferred stock, and changed its authorized common stock to 50,000,000 shares and preferred stock to 5,000,000 shares. All references in the accompanying financial statements to the number of common and preferred shares have been retroactively restated to reflect the stock split and the increase in the authorized common and preferred stock.

   Additionally, as discussed in Note 11, upon the completion of its proposed initial public offering the Company will effect a two-for-three reverse stock split. Such reverse stock split has been retroactively reflected in the accompanying financial statements.

 Net Loss Per Share

   Basic net loss per share is computed by dividing net loss available to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if the effect of the potential common shares is dilutive. The Company has excluded the weighted average effect (using the treasury stock method) of common stock issuable upon conversion of all convertible preferred stock, warrants and stock options from the computation of
                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

diluted earnings per share as the effect of all such securities is anti-dilutive for all periods presented. The shares excluded are as follows:

      For the years ended December 31,
        1997..........................................................   387,917
                                                                       =========
        1998.......................................................... 2,794,140
                                                                       =========
      For the six months ended June 30,
        1998 (unaudited).............................................. 2,315,458
                                                                       =========
        1999 (unaudited).............................................. 5,118,715
                                                                       =========

   At December 31, 1998, the Company had issued rights to 5,764,892 shares of common stock under such agreements.

   Net loss from continuing operations per share is calculated as follows:

                                                         Six Months Ended
                           Year Ended December 31,           June 30,
                           -------------------------  ------------------------
                              1997          1998         1998         1999
                           -----------  ------------  -----------  -----------
Numerator:                                                  (Unaudited)
  Net loss from continuing
   operations............. $  (614,797) $ (7,289,847) $(2,052,277) $(7,464,328)
  Dividends on mandatorily
   redeemable, convertible
   preferred stock........     (55,030)     (681,554)    (300,524)  (1,080,298)
  Accretion of mandatorily
   redeemable, convertible
   preferred stock........      (4,104)      (21,622)      (7,488)    (170,498)
                           -----------  ------------  -----------  -----------
  Net loss from continuing
   operations applicable
   to common sharehold-
   ers.................... $  (673,931) $ (7,993,023) $(2,360,289) $(8,715,124)
                           ===========  ============  ===========  ===========
Denominator:
  Weighted average shares
   outstanding............   4,107,964     5,074,697    5,037,683    5,135,349
                           ===========  ============  ===========  ===========

   The Company was incorporated in 1996 without capital contributions. As of December 31, 1996, no shares of common stock were outstanding. Therefore, no earnings per share amounts have been reflected for the period from inception to December 31, 1996.

 Pro Forma Stockholders' Equity (Unaudited)

   Effective upon the closing of the Company's planned initial public offering, the outstanding shares of Series Preferred (as defined below) will automatically convert into 4,150,402 shares of common stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma balance sheet at June 30, 1999.

 Pro Forma Net Loss Per Share (Unaudited)

   Pro forma net loss per share for the year ended December 31, 1998 is computed using the net loss and weighted average number of common shares outstanding, including the pro forma effects of the assumed conversion of the Company's Series A, B and C convertible preferred stock into shares of the Company's common stock as if such conversion occurred on January 1, 1998, or at date of original issuance, if later. The
                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of approximately 2,045,325, 1,853,123 and 4,100,178 shares for the year ended December 31, 1998 and for the six months ended June 30, 1998 and 1999, respectively, and pro forma entries to eliminate preferred stock dividend accruals and accretion charges for each period. The pro forma effects of these transactions are unaudited.

 Comprehensive Income

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. Since inception, comprehensive loss has been the same as net loss.

 Segment Information

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS No. 131, the Company has determined that it has one reportable operating segment at December 31, 1998.

 Start-Up Activities

   Effective January 1, 1998, the Company adopted Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." In general, SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 is reported as the cumulative effect of a change in accounting principle. The adoption of SOP 98-5 did not have a material impact on the Company's financial position or results of its operations.

 Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of such software. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 did not have a material impact on the Company's financial statements.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is required to adopt SFAS No. 133 in the year ended December 31, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, the Company has not entered into any derivative financial instruments or hedging activities.

 Reclassifications

   Certain prior years balances were reclassified to conform to current year presentation.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


(3) Convertible Preferred Stock Subject to Mandatory Redemption

   A summary of the Company's mandatorily redeemable, convertible preferred stock is presented in the table below:

                              Series A            Series B             Series C
                         ------------------ -------------------- ---------------------
                         Shares    Amount    Shares     Amount    Shares     Amount
                         ------- ---------- --------- ---------- --------- -----------
Balances, December 31,
 1996                        --  $      --        --  $      --        --  $       --
  Issuance of Series A
   mandatorily
   redeemable,
   convertible preferred
   stock in May 1997 for
   cash of approximately
   $1.62 per share, net
   of stock issuance
   costs of $29,850..... 616,000    970,150       --         --        --          --
  Dividends accrued.....     --      55,030       --         --        --          --
  Accretion to
   redemption value.....     --       4,104       --         --        --          --
                         ------- ---------- --------- ---------- --------- -----------
Balances, December 31,
1997.................... 616,000  1,029,284       --         --        --          --
  Issuance of Series B
   mandatorily
   redeemable,
   convertible preferred
   stock in February
   1998 for cash of
   approximately $3.93
   per share, net of
   stock issuance costs
   of $22,000...........     --         --  1,525,218  5,978,000       --          --
  Issuance of Series C
   mandatorily
   redeemable,
   convertible preferred
   stock in December
   1998 for cash of
   approximately $7.47
   per share, net of
   stock issuance costs
   of $811,065..........     --         --        --         --  1,707,809  11,938,955
  Dividends accrued.....     --     100,056       --     550,060       --       31,438
  Accretion to
   redemption value.....     --       7,463       --       5,986       --        8,173
                         ------- ---------- --------- ---------- --------- -----------
Balances, December 31,
1998.................... 616,000  1,136,803 1,525,218  6,534,046 1,707,809  11,978,566
  Issuances of Series C
   mandatorily
   redeemable,
   convertible preferred
   stock in January,
   February and March
   1999 for cash of
   approximately $7.47
   per share
   (unaudited)..........     --         --        --         --    301,375   2,250,000
  Dividends accrued
   (unaudited)..........     --      50,024       --     300,032       --      730,242
  Accretion to
   redemption value
   (unaudited)..........     --       3,730       --       3,302       --      163,466
                         ------- ---------- --------- ---------- --------- -----------
Balances, June 30, 1999
(unaudited)............. 616,000 $1,190,557 1,525,218 $6,837,380 2,009,184 $15,122,274
                         ======= ========== ========= ========== ========= ===========

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   Under the Company's certificate of incorporation, the Company is authorized to issue 889,373 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series, with designations, rights, preferences and limitations established by the Company's Board of Directors. As of December 31, 1998, the Company has the following shares of preferred stock authorized for issuance:

                                                        Liquidation,
                                                         Redemption   Annual
                                              Shares     Value per   Dividend
                                            Outstanding    Share       Rate
                                            ----------- ------------ --------
      Series A mandatorily redeemable,
       convertible preferred stock (Series
       A)                                      616,000     $1.62      $0.162
                                             =========     =====      ======
      Series B mandatorily redeemable,
       convertible preferred stock (Series
       B)                                    1,525,218     $3.93      $0.393
                                             =========     =====      ======
      Series C mandatorily redeemable,
       convertible preferred stock (Series
       C)                                    1,707,809     $7.47      $0.747
                                             =========     =====      ======

 Dividends

   Dividends accrue at an annual rate of ten-percent of the face value of the preferred stock. Dividends accrue whether or not they have been declared, are cumulative, and in addition, to the extent there are unpaid dividends, dividends are payable on such unpaid dividends. Upon conversion, accrued and unpaid dividends are not paid or converted and are extinguished. If at any time the Company pays less than the total amount of dividends then accrued with respect to the Series A, Series B and Series C (collectively, the "Preferred Stock"), such payment will be distributed first to the holders of the Series C on a pro rata basis, second to the holders of the Series B and then to holders of Series A. No dividends may be paid to junior classes of the Company's capital stock if there are unpaid Preferred Stock dividends. Further, if dividends or other distributions are declared for the holders of the Company's common stock, holders of Preferred Stock are entitled to participate on an as-if-converted to common stock basis. As of December 31, 1998, $155,086, $550,060 and $31,438 has been accumulated for dividends on Series A, Series B and Series C, respectively.

 Liquidation Preference

   Holders of Series C are entitled to a preference of $7.47 per share (an aggregate of approximately $15 million), plus accrued and unpaid dividends, upon any liquidation, dissolution or winding up of the Company before distribution or payment is made upon Series A, Series B or the Company's common stock. Holders of Series B are entitled to a preference of $3.93 per share (an aggregate of approximately $6 million), plus accrued and unpaid dividends, upon any liquidation, dissolution or winding up of the Company before distribution or payment is made upon Series A or the Company's common stock. Holders of Series A are entitled to a preference of $1.62 per share (an aggregate of approximately $1 million), plus accrued and unpaid dividends upon the occurrence of such events. Remaining proceeds, if any, from such events are allocable to the holders of the Company's common stock. Holders of Preferred Stock have the option to have the proceeds from such events allocated to them as common stockholders on an as-if-converted to common stock basis.

                                 eCollege.com
                        (formerly Real Education, Inc.)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


 Mandatory Redemption

   The Preferred Stock outstanding as of December 31, 1998 is subject to redemption at the following dates:

                               Series A    Series B    Series C       Total
                              ----------  ----------  -----------  -----------
June 15 -
  2001....................... $  385,215  $2,183,571  $ 4,260,486  $ 6,829,272
  2002.......................    385,215   2,183,571    4,260,486    6,829,272
  2003.......................    385,216   2,183,572    4,260,486    6,829,274
                              ----------  ----------  -----------  -----------
    Total....................  1,155,646   6,550,714   12,781,458   20,487,818
    Less: Unaccreted issuance
     costs...................    (18,843)    (16,668)    (802,892)    (838,403)
                              ----------  ----------  -----------  -----------
                              $1,136,803  $6,534,046  $11,978,566  $19,649,415
                              ==========  ==========  ===========  ===========

   If the Preferred Stock is still outstanding at June 1, 2001, holders of the Preferred Stock may require redemption of all or a portion of their stock on or before June 15, 2001. The redemption amount per share is $1.62, $3.93 and $7.47 for the Series A, Series B and Series C, respectively, plus accrued and unpaid dividends. The redemption will be made in three equal annual redemptions. If the Preferred Stock is outstanding at June 1, 2002, then on or before June 15, 2002, holders of Preferred Stock may require redemption of all or a portion of their preferred shares. The redemption price upon such election is the greater of $1.62, $3.93 and $7.47 for the Series A, Series B and Series C per share, respectively, plus accrued and unpaid dividends or the market value of the Preferred Stock.

 Accretion

   The difference between the redemption price and the recorded value, which is net of the offering costs of $29,850, $22,000 and $811,065 for Series A, Series B and Series C, respectively, is being accreted to the earliest possible redemption date.

 Voting Rights

   The Preferred Stock is entitled to vote on an as-if-converted to common stock basis.

 Conversion Rights

   At any time, any holder may convert all or any portion of such shares into common stock at a rate of one share of common stock per one share of preferred stock. The conversion price is subject to adjustment to prevent dilution based on criteria defined in the articles of incorporation. Upon conversion, accrued and unpaid dividends are not paid or converted and are extinguished. Each share of Preferred Stock is subject to a mandatory conversion to common stock at the conversion price in effect at that time immediately upon the closing of a public offering which meets certain conditions.

 Warrants

   In connection with the sale of Series C, the Company issued 40,185 warrants to purchase one share of the Company's common stock for approximately $7.47. Upon issuance, the warrants had a value totaling $155,065, which has been reflected as a cost of the offering. The warrants vest immediately and are exercisable for a period of three years. As of December 31, 1998, none of the warrants have been exercised. In addition, the Company incurred $656,000 of direct costs in connection with the issuance of Series C.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   In connection with the sale of Series A, the Company issued 616,000 warrants to purchase one share of the Company's common stock for approximately $1.62. The warrants vest immediately and are exercisable for a period of three years. Based upon the fair market value of the common stock at the date of issuance, the fair value of the warrants was determined to be immaterial. As of December 31, 1998, none of the warrants have been exercised.

   The Company valued the warrants using the Black-Scholes option pricing model, and the following assumptions:

                                                             Series A Series C
                                                             Warrants Warrants
                                                             -------- --------
   Risk-free interest rate..................................  6.04%     5.00%
   Expected dividend yield..................................  0.00%     0.00%
   Expected lives outstanding............................... 3 years  3 years
   Expected volatility......................................   50%        70%
   Fair market value of the underlying common stock on the
    date of issuance........................................  $0.54     $7.47

(4) Stockholders' Equity

 Common Stock

   In February 1997, the Company issued 373,333 shares of common stock for cash of approximately $0.03 per share. In 1998, an individual exercised options for 2,333 shares of common stock for cash of approximately $1.62 per share.

 Noncash Common Stock Issuance

   In February 1997, the Company issued 4,526,667 shares of common stock for services provided during formation of the Company, a portion of which was accrued at December 31, 1996. The Company recorded the stock at its fair market value of approximately $0.03 per share, which approximated the value of the services rendered with the corresponding expense being recorded in the Company's statement of operations over the period that the services were provided.

 Warrants

   In June 1997, the Company issued warrants for 280,000 shares of common stock with an exercise price of approximately $1.62. The warrants vested immediately and are exercisable for a period of three years. In 1997, the Company issued 47 shares of common stock upon the exercise of warrants in return for cash consideration totaling $76. During 1998, the Company issued 209,953 shares of common stock upon the exercise of such warrants. The employees issued notes for the purchase price of the common stock received upon exercise of the warrants. These notes receivable, totaling $341,024 at December 31, 1998, are reflected as a reduction of stockholders' equity. Interest on the loans is at a rate of 8% per annum, and the principal and the accrued and unpaid interest is due in twenty-four monthly payments, beginning on March 31, 2000. The loans are due in full on February 28, 2002. The loans are full recourse loans and are secured by the underlying shares of common stock. The Company also issued security buy-sell agreements in connection with these loans which place restrictions on the transfer of ownership interests, as defined in the agreement. These agreements will be removed upon completion of the offering discussed in Note 11.

   During 1998, the Company repurchased 46,667 warrants issued to an employee of the Company for $30,000, their intrinsic value on the date of purchase. As of December 31, 1998, 23,333 of the original 280,000 warrants remained outstanding.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   In November 1998, the Company obtained a $500,000 line of credit from a bank. In connection with the line of credit, the Company issued 7,000 warrants to the bank. Fifty-percent of the warrants have a strike price of $3.93 and fifty-percent have a strike price of $7.47. The value of the warrants at the date of issuance was approximately $28,000, which is included in interest expense in the accompanying statement of operations for the year ended December 31, 1998. The warrants were valued using the Black-Scholes pricing model, assuming volatility of 70%, risk free interest rate of 5.0%, no expected dividends and a life of five years.

 Employee Stock Option Grants

   During 1997, the Company adopted the 1997 Stock Option Plan ("the Plan") under which the Company is authorized to grant incentive and non-qualified stock options to acquire up to 1,096,667 shares of the Company's common stock to employees and directors of the Company. Options granted vest over various terms, with a maximum vesting period of five years, and expire after a maximum of 6 years. The Company accounts for the Plan under APB Opinion No. 25, under which the Company has recorded deferred compensation of $1,443,542 during 1998 and an additional $2,696,083 during the six months ended June 30, 1999 (unaudited) which will be amortized over the period that services are provided to the Company. During 1998, the Company recognized $199,535 of such compensation. During the six months ended June 30, 1998 and 1999, the Company recognized $35,545 and $290,065 of such compensation, respectively (unaudited).

   The following table summarizes the Plan at December 31, 1997 and 1998, and activity during the years then ended:

                                                  1997             1998
                                            ---------------- -----------------
                                                    Weighted          Weighted
                                                    Average           Average
                                                    Exercise          Exercise
                                            Shares   Price   Shares    Price
                                            ------- -------- -------  --------
Outstanding, beginning of year.............     --   $ --    513,800   $ 1.51
Granted.................................... 513,800   1.51   456,167     2.12
Forfeited or canceled......................     --     --    (95,667)   (1.74)
Exercised..................................     --     --     (2,333)   (1.62)
                                            -------  -----   -------   ------
Outstanding, end of year................... 513,800  $1.51   871,967   $ 1.81
                                            =======  =====   =======   ======
Exercisable, end of year...................  70,000  $1.72   266,233   $ 1.57
                                            =======  =====   =======   ======
Weighted average fair value of options
 granted during the year...................      $0.32            $ 3.30
                                                 =====            ======

   The status of stock options outstanding and exercisable under the Plan as of December 31, 1998 is as follows:

                  Stock Options Outstanding       Stock Options Exercisable
             ------------------------------------ ---------------------------
                        Weighted
                         Average                                   Weighted
 Range of               Remaining     Weighted                     Average
 Exercise    Number of Contractual    Average       Number of      Exercise
  Prices      Shares      Life     Exercise Price    Shares         Price
-----------  --------- ----------- --------------   ---------      --------
$0.54-$0.59    88,667     3.34         $ .54              44,333  $ .54
$1.62-$1.79   366,800     4.90          1.73             212,567   1.76
$2.14         416,500     5.88          2.14               9,333   2.14
              -------     ----         -----       -------------  -----------
              871,967     5.21         $1.81             266,233        $1.57
              =======     ====         =====       =============  ===========

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   In addition, during March 1997 the Company issued options for 56,000 shares of common stock outside of the Plan with an exercise price of $0.59. All such options vested over a two year period from March 1997 to March 1999.

 Pro Forma Fair Value Disclosures

   The fair value of each option grant is calculated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                         Year ended December 31,
                                                         -----------------------
                                                            1997        1998
                                                         ----------- -----------
      Risk-free interest rate...........................        5.8%        5.0%
      Expected dividend yield...........................          0%          0%
      Expected lives outstanding........................   2.0 years   2.9 years
      Expected volatility...............................      0.001%      0.001%

   Cumulative compensation costs recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting are adjusted as a reduction of pro forma compensation expense in the period of forfeiture.

   Had compensation cost for the Plan been determined consistent with SFAS No. 123, the Company's net loss would have been increased to the following pro forma amounts for the years ended December 31, 1997 and 1998:

                                                          1997        1998
                                                        ---------  -----------
      Net loss applicable to common stockholders:
        As reported.................................... $(610,050) $(7,993,023)
                                                        =========  ===========
        Pro forma...................................... $(617,580) $(8,028,721)
                                                        =========  ===========
      Basic and diluted net loss per share:
        As reported.................................... $   (0.15) $     (1.58)
                                                        =========  ===========
        Pro forma...................................... $   (0.15) $     (1.58)
                                                        =========  ===========

(5) Discontinued Operations

   Pursuant to a Stock Purchase Agreement dated August 5, 1996, the Company acquired Brecknet Internet Services, Inc. ("ColoradoNet"), an Internet access provider for cash of $80,000 and a note payable of $129,000. The acquisition was accounted for in accordance with the purchase method of accounting, and accordingly, a new basis of accounting for the assets acquired was established as of August 5, 1996, based on the fair market value of the assets acquired. The purchase price was allocated as follows:

                                                               Fair Value of
                                                             Net Assets Acquired
                                                            --------------------
      Cash.................................................       $  2,338
      Accounts receivable..................................         19,620
      Furniture, fixtures and equipment....................         37,196
      Leasehold improvements...............................          7,295
      Cost in excess of identifiable assets acquired.......        142,551
                                                                  --------
          Total cost of purchased assets...................       $209,000
                                                                  ========

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   On March 24, 1997, the Board of Directors approved the disposition of ColoradoNet, as the Company determined that such business did not compliment its primary business focus of Internet education. Pursuant to an Asset Purchase Agreement dated May 30, 1997, the Company sold substantially all of the net assets of ColoradoNet for cash of $200,000 to a third party. The gain on the sale of this discontinued operation was $34,632.

   Total revenue for ColoradoNet during the Company's operation of the business was $90,512 and $137,055 in 1996 and 1997, respectively.

(6) Notes Payable To Related Parties

   As of December 31, 1997, notes payable to related parties consisted of the following:

        Unsecured note payable to related party, interest
         payable on a quarterly basis at 8% per
         annum, principal payments equal to one-sixteenth
         of the outstanding principal amount at December 31, 1997,
         payable in 16 quarterly installments
         beginning June 30, 1998 and ending March 31, 2002............ $193,277
        Unsecured note payable to officer of the
         Company, interest and principal due in
         monthly installments of $1,868, at 10.25%
         per annum, matures March 10, 2002............................   76,698
                                                                       --------
                                                                        269,975
      Less: Current portion...........................................  (39,441)
                                                                       --------
      Long-term portion of notes payable to related parties........... $230,534
                                                                       ========

   On April 7, 1998, the Company repaid the $193,277 note payable to a related party. On April 17, 1998, the Company repaid the $76,698 note payable to a related party.

   Interest expense for the period from inception to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $9,186, $37,990 and $36,819,
respectively. Interest expense for the year ended December 31, 1998 includes $27,819 related to warrants for common stock issued in connection with the line of credit (Note 4).

(7) Other Related Party Transactions

   The Company engaged the brother of the chief executive officer to provide legal services to the Company. For the years ended December 31, 1997 and 1998, the Company incurred approximately $39,000 and $16,400 in legal expenses to this related party. As of December 31, 1997, the Company owed approximately $6,500 to this related party for legal services performed.

   On February 14, 1997, an officer of the Company extended a loan to the Company in the amount of $25,000 to fund operations. The note was repaid on May 29, 1997.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


(8) Commitments And Contingencies

 Operating Lease Obligations

   The Company leases its office space under a noncancellable operating lease agreement which expires in July 2002. Future minimum lease obligations as of December 31, 1998 are as follows:

      Year ending December 31-
        1999......................................................... $  564,467
        2000.........................................................    671,811
        2001.........................................................    462,858
        2002.........................................................     26,925
                                                                      ----------
                                                                      $1,726,061
                                                                      ==========

   Rent expense for the period from inception to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $14,002, $57,426 and $331,219,
respectively.

 Legal Matters

   The Company is exposed to asserted and unasserted legal claims encountered in the normal course of business. Management believes that the ultimate resolution of such matters will not have a material adverse effect on the operating results or the financial position of the Company.

(9) Major Customers

   Below is a listing of major customers, each of which comprised more than 10% of revenue for the period from inception to December 31, 1996 and for the years ended December 31, 1997 and 1998:

                                              1996         1997         1998
                                           ----------- ------------ ------------
                                           Amount   %   Amount   %   Amount   %
                                           ------- --- -------- --- -------- ---
      Customer 1.......................... $20,944 93% $637,690 62% $346,382 21%
      Customer 2.......................... $   --  --  $157,240 15% $121,560  7%

   As of December 31, 1998, Customer 1 owed the Company $9,000 related primarily to course development fees.

(10) Income Taxes

   Components of the income tax provision applicable to federal and state income taxes are as follows:

                                                   1996      1997       1998
                                                 --------  --------  ----------
Current benefit:
  Federal....................................... $    --   $    --   $      --
  State.........................................      --        --          --
                                                 --------  --------  ----------
    Total.......................................      --        --          --
                                                 --------  --------  ----------
Deferred benefit:...............................
  Federal....................................... (146,818) (184,891) (2,401,048)
  State.........................................  (14,250)  (17,945)   (233,043)
                                                 --------  --------  ----------
    Total....................................... (161,068) (202,836) (2,634,091)
                                                 --------  --------  ----------
    Total tax benefit........................... (161,068) (202,836) (2,634,091)
                                                 --------  --------  ----------
Valuation allowance.............................  161,068   202,836   2,634,091
                                                 --------  --------  ----------
    Net tax benefit............................. $    --   $    --   $      --
                                                 ========  ========  ==========

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   The difference between the statutory federal income tax rate and the Company's effective income tax rate is summarized as follows:

                                                         1996    1997    1998
                                                         -----   -----   -----
Federal income tax rate.................................  34.0%   34.0%   34.0%
Increase (decrease) as a result of-
 State income tax net of federal benefit................   3.3%    3.3%    3.3%
 Permanent differences..................................  (0.1%)  (0.5%)  (1.2%)
 Valuation allowance.................................... (37.2%) (36.8%) (36.1%)
                                                         -----   -----   -----
Effective tax rate......................................    --%     --%     --%
                                                         =====   =====   =====

   Deferred tax assets and liabilities result from the following:

                                                              December 31,
                                                           --------------------
                                                             1997       1998
                                                           --------  ----------
 Deferred tax assets-
  Non-current:
    Net operating loss carryforward....................... $354,363  $2,919,417
    Depreciation differences..............................    9,541      32,255
    Deferred rent.........................................      --       13,391
  Current:
    Vacation accrual......................................      --       29,277
    Allowance for doubtful accounts.......................      --        3,655
                                                           --------  ----------
    Total deferred tax assets.............................  363,904   2,997,995
                                                           --------  ----------
Less: Valuation allowance................................. (363,904) (2,997,995)
                                                           --------  ----------
Net deferred tax assets................................... $    --   $      --
                                                           ========  ==========

   From its inception, the Company has generated losses for both financial reporting and tax purposes. Accordingly, for income tax return reporting purposes, the Company may utilize approximately $7.8 million of net operating loss carryforwards, which begin to expire in 2011. The Tax Reform Act of 1986 contains provisions which may limit the net operating loss carryforwards available to be used in any given year if certain events occur, including significant changes in ownership interests.

   The Company has determined that approximately $364,000 and $2,998,000 of deferred tax assets as of December 31, 1997 and 1998, respectively, did not satisfy the realization criteria set forth in SFAS No. 109, primarily due to the Company's operating loss since inception and the start up nature of the Company. Accordingly, a valuation allowance was recorded against the entire deferred tax asset.

(11) Subsequent Events

 Employee Benefit Plan

   Effective January 1, 1999, the Company adopted a defined contribution plan under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute up to 15% of their annual compensation. In addition, the Company may make discretionary and/or matching contributions on behalf of participating employees.

                                  eCollege.com
                        (formerly Real Education, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Concluded)


 Stock Option Grants

   From January 1, 1999 through September 30, 1999, the Company granted stock options to employees to purchase 1,099,990 shares of common stock at a weighted average exercise price of $7.80 per share. In connection with these option grants, the Company recognized unearned compensation totaling approximately $3.8 million which is being amortized over the vesting period of the related options.

 Reincorporation

   On June 22, 1999, the Company reincorporated in the State of Delaware, at which time each share of Real Education, Inc. common and preferred stock was exchanged for seven shares of eCollege.com common and preferred stock, respectively. The reincorporation has been reflected retroactively in the accompanying financial statements and notes thereto.

 Initial Public Offering

   On May 13, 1999, the Company filed a registration statement with the SEC on Form S-1.

   Upon the completion of its initial public offering, the Company will effect a two-for-three reverse stock split, which has been retroactively reflected in the accompanying financial statements and notes thereto.

[Inside back cover - logos of representative customers with caption "Relationships Dedicated to Online Learning" at bottom of page. Caption reads:
The above logos represent the geographic diversity of some of our well-known customers.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             4,500,000 Shares

                      [LOGO OF ECOLLEGE.COM APPEARS HERE]

                               Common Stock

                      Banc of America Securities LLC


                            William Blair & Company

   You may rely on the information contained in this prospectus. Neither we nor any of the underwriters or the selling stockholder have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of the common stock in any circumstances under which the offer or solicitation is unlawful.

   Until    , 1999 (25 days after the date of this Prospectus), all dealers that buy, sell or trade these shares common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

                                                                       Amount to
                                                                        be Paid
                                                                       ---------
      SEC registration fee............................................ $ 14,067
      NASD filing fee.................................................    6,250
      Nasdaq National Market listing fee..............................   95,000
      Legal fees and expenses.........................................  300,000
      Accounting fees and expenses....................................  250,000
      Printing and engraving..........................................  250,000
      Blue sky fees and expenses (including legal fees)...............   10,000
      Transfer agent fees.............................................   15,000
      Miscellaneous...................................................   33,515
                                                                       --------
        Total......................................................... $973,832

Item 14. Indemnification of Directors and Officers

   The Registrant's Amended and Restated Certificate of Incorporation in effect as of the date hereof, and the Registrant's Second Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering (collectively, the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has applied for liability insurance for its officers and directors.

   Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses

(including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

   The Registrant has sold and issued the following securities since July 26, 1996 (inception):

   Common Stock and Preferred Stock. In February 1997, the Registrant issued
(i) 4,526,666 shares of its common stock, no par value per share, to its founder Robert N. Helmick in exchange for $130,950 in services, (ii) 233,333 shares of its common stock to John V. Helmick in exchange for $6,750 in cash, and (iii) 140,000 shares of its common stock, no par value per share, to Jonathan M. Dobrin, in exchange for $4,050 in property. The above securities were offered and sold by the Registrant in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act.

   On June 11, 1997, the Registrant issued an aggregate of 132,000 investment units; each unit consisting of 4.6667 shares of Series A Convertible Preferred Stock (the "Series A Preferred") and one warrant to purchase 4.6667 shares of Registrant's common stock (exercisable at a price of $1.62 per share), at a purchase price of $7.58 per unit, to certain investors in consideration for the payment of approximately $1,000,000. Upon the closing of this offering, all of the outstanding shares of Series A Preferred will convert into an aggregate of 616,000 shares of common stock. The above securities were offered and sold by the Registrant in reliance upon exemptions from registration pursuant to Rule 504 and Rule 506 of Regulation D promulgated under the Securities Act.

   On February 2, 1998, the Registrant issued an aggregate of 1,525,218 shares of Series B Convertible Preferred Stock (the "Series B Preferred"), at a purchase price of $3.93 per share, to certain investors in consideration for the payment of approximately $6,000,000. Upon the closing of this offering, all of the outstanding shares of Series B Preferred will convert into an aggregate of 1,525,218 shares of common stock. The above securities were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to
Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

   In a series of closings from December 21, 1998 through March 1, 1999, the Registrant issued an aggregate of 2,009,184 shares of Series C Convertible Preferred Stock (the "Series C Preferred"), at a purchase price of $7.47 per share, to certain investors in consideration for the payment of $15,000,000. Upon the closing of this offering, all of the outstanding shares of Series C Preferred will convert into an aggregate of 2,009,184 shares of common stock. The above securities were offered and sold by the Registrant in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

   Warrants. The Registrant from time to time has granted warrants to investors, consultants and other third parties in connection with business transactions. Except as otherwise noted below, these warrants were issued in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities.

                                                                      Weighted-
                                                                       average
                                                            Number of Exercise
                                                             Shares    Prices
                                                            --------- ---------
      July 26, 1996 (inception) to December 31, 1996.......      --       --
      January 1, 1997 to December 31, 1997.................  896,000    $1.62
      January 1, 1998 to December 31, 1998.................    7,000    $5.70
      January 1 to June 30, 1999...........................   40,185    $7.47

--------

 1. 616,000 of these warrants were issued to purchasers of our Series A Preferred, as described above. 280,000 of these warrants were issued to executive officers, in reliance upon the exemption from registration provided by Rule 701 promulgated under the Securities Act and by Section 4(2) of the Securities Act.
 2. These warrants were issued to a bank in connection with entering into a credit facility.
 3. These warrants were issued to Hambrecht & Quist LLC in connection with serving as placement agent for our Series C Preferred financing.

   Options. The Registrant from time to time has granted stock options to employees in reliance upon exemption from registration pursuant to either (i)
Section 4(2) of the Securities Act, or (ii) Rule 701 promulgated under the Securities Act.

                                                                     Shares
                                                                    Remaining
                                                                      as of
                                                 Number of Exercise September
                                                  Shares    Prices  30, 1999
                                                 --------- -------- ---------
      July 26, 1996 (inception) to April 30,
       1997.....................................   51,335   $0.59     51,335
      May 1, 1997...............................   88,669   $0.54     46,668
      July 15, 1997 through January 6, 1998.....  443,806   $1.79    352,804
      January 7, 1998 to December 31, 1998......  438,215   $2.14    335,863
      January 1, 1999 to June 30, 1999..........  438,909   $6.00    433,775
      July 1, 1999 to September 20, 1999........  661,081   $9.00    659,681

   No underwriters were involved in connection with the sales of securities referred to in this Item 15, except that Hambrecht & Quist LLC received a fee of $645,000 and warrants to purchase 40,185 of Common Stock for $7.47 per share in connection with the sale of our Series C Preferred.

   The common stock amounts and per share purchase and exercise prices in the above discussion have been adjusted to reflect a 2-for-3 reverse stock split to be effected immediately prior to the closing of this offering.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits.

 Number                               Description
 ------                               -----------
  1.1   Form of Underwriting Agreement.

  3.1** Certificate of Incorporation.

  3.2** Amended and Restated Certificate of Incorporation, as amended.

  3.3** Form of Second Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering.

  3.4** Bylaws.

  3.5** Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.

  4.1   Specimen Common Stock certificate.

  5.1*  Opinion of Brobeck, Phleger & Harrison LLP.

 10.1** Unit Purchase Agreement dated June 11, 1997, between the Registrant and the Persons listed on the Schedule of Purchasers attached thereto.

 10.2** Series B Preferred Share Purchase Agreement dated February 2, 1998, between the Registrant and the Persons listed on the Schedule of Purchasers attached thereto.

 10.3** Series C Preferred Share Purchase Agreement dated December 21, 1998, between the Registrant and the Persons listed on the Schedule of Purchasers attached thereto.

 10.4** Amended and Restated Registration Agreement made as of December 21,
         1998, by and among the Registrant, each of the Series A Investors, each of the Series B Investors and each of the Series C Purchasers.

 10.5** Amended and Restated Shareholders Agreement made as of December 21,
         1998, by and among the Registrant and each of the Parties listed on the Schedules attached thereto.

 10.6** Form of Indemnification Agreement by and between the Registrant and its outside directors.

 10.7** Consulting Agreement dated as of June 11, 1997, between the Registrant and New World Equities, Inc.

 10.8** Employment Agreement dated as of May 1, 1997, between the Registrant and Robert N. Helmick.

 10.9** Form of Common Stock Purchase Warrant expiring June 11, 2000 issued pursuant to the Unit Purchase Agreement dated June 11, 1997.


 Number                                Description
 ------                                -----------
 10.10** Agreement between the Registrant and the University of Colorado dated
         May 22, 1998.

 10.11** Promissory Note dated June 1, 1997 by Registrant in the favor of
         Advanced Worldwide Education, LC.

 10.12** [Not Used]

 10.13** Lease Agreement dated May 10, 1999 between Kennedy Center Partnership and the Registrant.

 10.14** Lease Agreement dated May 10, 1999 between Kennedy Center Partnership and the Registrant.

 10.15   1999 Employee Stock Purchase Plan.
 10.16   1999 Stock Incentive Plan.
 10.17 Employment Agreement dated as of April 12, 1999 between the Registrant and Charles P. Schneider.

 10.18 Employment Agreement dated as of August 9, 1999 between the Registrant and Douglas H. Kelsall.
 10.19   Amendment to Amended and Restated Stockholders Agreement.
 23.1    Consent of Arthur Andersen LLP.

 23.2*   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

 24.1    Powers of Attorney (See Signature Page on Page II-5).

 27.1    Financial Data Schedule.

--------

*  To be filed by amendment.

** Previously filed.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act, shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Denver, Colorado, on this th day of October, 1999.

                                          eCollege.com

                                          By: /s/ Robert N. Helmick_
                                             Name:Robert N. Helmick
                                             Title:President and Chief
                                             Executive Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person or entity whose signature appears below constitutes and appoints Robert N. Helmick, Douglas H. Kelsall and Jonathan M. Dobrin and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it and in our name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this Registration Statement on Form S-3, or any registration statement relating to the offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October , 1999:

                 Signature                                   Title(s)
                 ---------                                   --------

         /s/ Robert N. Helmick              President, Chief Executive Officer and
___________________________________________  Chairman of the Board of Directors
             Robert N. Helmick               (principal executive officer)

        /s/ Douglas H. Kelsall              Chief Financial Officer and Treasurer
___________________________________________  (principal financial officer)
            Douglas H. Kelsall

          /s/ Ginger C. Smith               Vice President, Finance (principal
___________________________________________  accounting officer)
              Ginger C. Smith

        /s/ Jonathan M. Dobrin              Vice President, Chief Technology Officer
___________________________________________  and Director
            Jonathan M. Dobrin

                     *                      Director
___________________________________________
            Jack W. Blumenstein

      /s/ Christopher E. Girgenti           Director
___________________________________________
          Christopher E. Girgenti

                     *                      Director
___________________________________________
              Oakleigh Thorne

           /s/ Jeri Korshak                 Director
___________________________________________
               Jeri Korshak


    Robert N. Helmick

*By: /s/__________________

    Robert N. Helmick

     Attorney-in-Fact

                               INDEX TO EXHIBITS

 Number                                Description
 ------                                -----------
  1.1    Form of Underwriting Agreement.
  3.1**  Certificate of Incorporation.
  3.2**  Amended and Restated Certificate of Incorporation, as amended.
  3.3**  Form of Second Amended and Restated Certificate of Incorporation to be
         in effect upon the closing of this offering.
  3.4**  Bylaws.
  3.5**  Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.
  4.1    Specimen Common Stock certificate.
  5.1*   Opinion of Brobeck, Phleger & Harrison LLP.
 10.1**  Unit Purchase Agreement as of June 11, 1997, between the Registrant and the Persons listed on the Schedule of Purchasers attached thereto.
 10.2**  Series B Preferred Share Purchase Agreement dated February 2, 1998 between the Registrant and the Persons listed on the Schedule of
         Purchasers attached thereto.
 10.3**  Series C Preferred Share Purchase Agreement dated December 21, 1998 between the Registrant and the Persons listed on the Schedule of
         Purchasers attached thereto.
 10.4**  Amended and Restated Registration Agreement made as of December 21,
         1998, by and among the Registrant, each of the Series A Investors, each of the Series B Investors and each of the Series C Purchasers.
 10.5**  Amended and Restated Shareholders Agreement made as of December 21,
         1998, by and among the Registrant and each of the Parties listed on the Schedules attached thereto.
 10.6**  Form of Indemnification Agreement by and between the Registrant and its outside directors.
 10.7**  Consulting Agreement dated as of June 11, 1997, between the Registrant and New World Equities, Inc.
 10.8**  Employment Agreement dated as of May 1, 1997, between the Registrant and Robert N. Helmick.
 10.9**  Form of Common Stock Purchase Warrant expiring June 11, 2000, issued pursuant to the Unit Purchase Agreement dated June 11, 1997.
 10.10** Agreement between the Registrant and the University of Colorado dated
         May 22, 1998.
 10.11** Promissory Note dated June 1, 1997 by Registrant in the favor of
         Advanced Worldwide Education, LC.
 10.12** [Not Used]
 10.13** Lease Agreement dated May 10, 1999 between Kennedy Center Partnership and the Registrant.
 10.14** Lease Agreement dated May 10, 1999 between Kennedy Center Partnership and the Registrant.
 10.15   1999 Employee Stock Purchase Plan.
 10.16   1999 Stock Incentive Plan.
 10.17   Employment Agreement dated as of April 12, 1999 between the Registrant and Charles P Schneider.
 10.18   Employment Agreement dated as of August 9, 1999 between the Registrant and Douglas H. Kelsall.
 10.19   Amendment to Amended and Restated Stockholders Agreement.
 23.1    Consent of Arthur Andersen LLP.
 23.2*   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
 24.1    Powers of Attorney (See Signature Page on Page II-5).
 27.1    Financial Data Schedule.

--------

*  To be filed by amendment.
** Previously filed.